EXHIBIT 99.1

ITEM 8.	Consolidated Financial Statements and Supplementary Data

i

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
To the Shareholders and Board of Directors of Nortel Networks Limited
We have audited the accompanying consolidated balance sheets of Nortel Networks Limited and its subsidiaries (“Nortel”) as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended December 31, 2005. These financial statements are the responsibility of Nortel’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Nortel as of December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2005 in accordance with accounting principles generally accepted in the United States of America.
As described in Notes 4 and 24(i) to the consolidated financial statements, the accompanying consolidated financial statements of Nortel as of December 31, 2004 and for the years ended December 31, 2004 and 2003 have been restated. We therefore withdraw our previous report dated April 29, 2005 on those financial statements, as originally filed.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Nortel’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated April 28, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of Nortel’s internal control over financial reporting and an adverse opinion on the effectiveness of Nortel’s internal control over financial reporting because of material weaknesses.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Toronto, Canada
April 28, 2006, except as to notes 5, 6, 7, 11, 20 and 22, which are as of June 15, 2006
COMMENTS BY INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS ON
CANADIAN-U.S. REPORTING DIFFERENCES
In the United States, the standards of the Public Company Accounting Oversight Board (United States) for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the changes described in Note 3 to the financial statements. Our report to the Shareholders and Board of Directors of Nortel dated April 28, 2006 with respect to the financial statements is expressed in accordance with Canadian reporting standards which would not include a reference to such changes in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Toronto, Canada
April 28, 2006

NORTEL NETWORKS LIMITED
Consolidated Statements of Operations for the years ended December 31

	2005	2004	2003

		As restated*	As restated*

	(Millions of U.S. dollars)
Revenues	$10,523	$9,516	$9,932
Cost of revenues	6,256	5,560	5,732

Gross profit	4,267	3,956	4,200
Selling, general and administrative expense	2,401	2,118	1,956
Research and development expense	1,856	1,960	1,973
Amortization of intangibles	17	9	3
Special charges	170	181	290
(Gain) loss on sale of businesses and assets(a)	47	(91)	(4)

Operating earnings (loss)	(224)	(221)	(18)
Other income — net	305	217	458
Interest expense
Long-term debt	(123)	(108)	(95)
Other	(6)	(8)	(26)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(48)	(120)	319
Income tax benefit	55	30	36

	7	(90)	355
Minority interests — net of tax	(12)	(13)	(24)
Equity in net earnings (loss) of associated companies — net of tax	4	—	(36)

Net earnings (loss) from continuing operations	(1)	(103)	295
Net earnings (loss) from discontinued operations — net of tax	1	49	183

Net earnings (loss) before cumulative effect of accounting change	—	(54)	478
Cumulative effect of accounting change — net of tax	—	—	(12)

Net earnings (loss)	—	(54)	466
Dividends on preferred shares	38	33	35

Net earnings (loss) applicable to common shares	$(38)	$(87)	$431

(a)	Includes related costs.

*	See note 4
The accompanying notes are an integral part of these consolidated financial statements

NORTEL NETWORKS LIMITED
Consolidated Balance Sheets as of December 31

	2005	2004

		As restated*
	(Millions of U.S. dollars,
	except for share amounts)
ASSETS
Current assets
Cash and cash equivalents	$2,876	$3,606
Restricted cash and cash equivalents	77	80
Accounts receivable — net	3,166	2,759
Inventories — net	1,804	1,962
Deferred income taxes — net	377	255
Other current assets	567	357

Total current assets	8,867	9,019
Investments	244	299
Plant and equipment — net	1,559	1,636
Goodwill	2,412	2,123
Intangible assets — net	172	78
Deferred income taxes — net	3,629	3,738
Other assets	1,026	843

Total assets	$17,909	$17,736

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$1,178	$988
Payroll and benefit-related liabilities	799	513
Contractual liabilities	346	571
Restructuring liabilities	95	254
Other accrued liabilities	3,365	3,556
Long-term debt due within one year	1,446	14

Total current liabilities	7,229	5,896
Long-term debt	639	2,052
Deferred income taxes — net	104	143
Other liabilities	4,037	3,578

Total liabilities	12,009	11,669

Minority interests in subsidiary companies	244	90
Guarantees, commitments and contingencies (notes 13, 14 and 21)

SHAREHOLDERS’ EQUITY
Preferred shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 30,000,000 for 2005 and 30,000,000 for 2004	536	536
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 1,460,978,638 for 2005 and 1,460,978,638 for 2004	1,211	1,211
Additional paid-in capital	22,193	22,107
Accumulated deficit	(17,397)	(17,359)
Accumulated other comprehensive loss	(887)	(518)

Total shareholders’ equity	5,656	5,977

Total liabilities and shareholders’ equity	$17,909	$17,736

*	See note 4
The accompanying notes are an integral part of these consolidated financial statements

NORTEL NETWORKS LIMITED
Consolidated Statements of Changes in Equity and Comprehensive Income (Loss)

	2005	2004	2003

		As restated*	As restated*

	(Millions of U.S. dollars)
Preferred shares
Balance at the beginning of the year	$536	$536	$536

Balance at the end of the year	536	536	536

Common shares
Balance at the beginning of the year	1,211	1,211	1,211

Balance at the end of the year	1,211	1,211	1,211

Additional paid-in capital
Balance at the beginning of the year	22,107	22,032	22,006
Stock option compensation	84	76	27
Restricted stock unit expense	1	—	—
Other	1	(1)	(1)

Balance at the end of the year	22,193	22,107	22,032

Accumulated deficit
Balance at the beginning of the year	(17,359)	(17,272)	(17,633)
Adjustments as of January 1, 2003 due to restatement*	—	—	(70)
Net earnings (loss)	—	(54)	466
Dividends on preferred shares	(38)	(33)	(35)

Balance at the end of the year	(17,397)	(17,359)	(17,272)

Accumulated other comprehensive loss
Balance at the beginning of the year	(518)	(537)	(941)
Adjustments as of January 1, 2003 due to restatement*	—	—	(10)
Foreign currency translation adjustment	(146)	187	515
Unrealized gain (loss) on investments — net	(2)	(64)	70
Unrealized derivative gain (loss) on cash flow hedges — net	(11)	6	15
Minimum pension liability adjustment — net	(210)	(110)	(186)

Other comprehensive income (loss)	(369)	19	414

Balance at the end of the year	(887)	(518)	(537)

Total shareholders’ equity	$5,656	$5,977	$5,970

Total comprehensive income (loss) for the year
Net earnings (loss)	$—	$(54)	$466
Other comprehensive income (loss)	(369)	19	414

Total comprehensive income (loss) for the year	$(369)	$(35)	$880

*	See note 4
The accompanying notes are an integral part of these consolidated financial statements

NORTEL NETWORKS LIMITED
Consolidated Statements of Cash Flows for the years ended December 31

	2005	2004	2003

		As restated*	As restated*
	(Millions of U.S. dollars)
Cash flows from (used in) operating activities
Net earnings (loss) from continuing operations	$(1)	$(103)	$295
Adjustments to reconcile net earnings (loss) from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	301	340	439
Non-cash portion of special charges and related asset write downs	27	6	87
Equity in net (earnings) loss of associated companies	(4)	—	36
Stock option compensation	86	75	26
Deferred income taxes	(77)	(46)	(11)
Other liabilities	294	270	163
(Gain) loss on repurchases of outstanding debt securities	—	—	(4)
(Gain) loss on sale or write down of investments, businesses and assets	(20)	(110)	(147)
Other — net	65	157	(90)
Change in operating assets and liabilities	(844)	(748)	(941)

Net cash from (used in) operating activities of continuing operations	(173)	(159)	(147)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(256)	(275)	(169)
Proceeds on disposals of plant and equipment	10	10	38
Restricted cash and cash equivalents	4	(17)	200
Acquisitions of investments and businesses — net of cash acquired	(651)	(5)	(31)
Proceeds on sale of investments and businesses	470	150	107

Net cash from (used in) investing activities of continuing operations	(423)	(137)	145

Cash flows from (used in) financing activities
Dividends paid	(43)	(33)	(35)
Increase in notes payable	70	92	80
Decrease in notes payable	(83)	(84)	(125)
Repayments of long-term debt	—	(107)	(270)
Repayments of capital leases payable	(9)	(9)	(12)

Net cash from (used in) financing activities of continuing operations	(65)	(141)	(362)

Effect of foreign exchange rate changes on cash and cash equivalents	(102)	88	176

Net cash from (used in) continuing operations	(763)	(349)	(188)
Net cash from (used in) operating activities of discontinued operations	33	22	138
Net cash from (used in) investing activities of discontinued operations	—	—	241

Net increase (decrease) in cash and cash equivalents	(730)	(327)	191
Cash and cash equivalents at beginning of year	3,606	3,933	3,742

Cash and cash equivalents at end of year	$2,876	$3,606	$3,933

*	See note 4
The accompanying notes are an integral part of these consolidated financial statements

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements
(millions of U.S. dollars, unless otherwise stated)

1.	Nortel Networks Limited
Nortel Networks Limited (“Nortel”) is a global supplier of communication equipment serving both service provider and enterprise customers. Nortel’s technologies span access and core networks, support multimedia and business-critical applications. Nortel’s networking solutions consist of hardware, software and services. Nortel’s business activities include the design, development, assembly, marketing, sale, licensing, installation, servicing and support of these networking solutions.
Nortel is the principal direct operating subsidiary of Nortel Networks Corporation (“NNC”). NNC holds all of Nortel Networks Limited’s outstanding common shares but none of Nortel Networks Limited’s outstanding preferred shares. NNC’s common shares are publicly traded on the New York Stock Exchange (“NYSE”) and Toronto Stock Exchange (“TSX”) under the symbol “NT”. Nortel Networks Limited’s Cumulative Redeemable Class A Preferred Shares Series 5 and Non-cumulative Redeemable Class A Preferred Shares Series 7 are traded on the TSX under the symbols “NTL.PR.F” and “NTL.PR.G”, respectively. Acquisitions involving any share consideration are completed by NNC, while acquisitions involving only cash consideration are generally completed by Nortel.

2.	Significant accounting policies

Basis of presentation
The consolidated financial statements of Nortel have been prepared in accordance with accounting principles generally accepted in the United States (“U.S.”) (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for the preparation of financial statements. Although Nortel is headquartered in Canada, the consolidated financial statements are expressed in U.S. dollars as the greater part of the financial results and net assets of Nortel are denominated in U.S. dollars.

(a)	Principles of consolidation
The financial statements of entities which are controlled by Nortel through voting equity interests, referred to as subsidiaries, are consolidated. Entities which are jointly controlled, referred to as joint ventures, and entities which are not controlled but over which Nortel has the ability to exercise significant influence, referred to as associated companies, are accounted for using the equity method. Variable Interest Entities (“VIEs”) (which include, but are not limited to, special purpose entities, trusts, partnerships, certain joint ventures and other legal structures), as defined by the Financial Accounting Standards Board (“FASB”) in FASB Interpretation No. (“FIN”) 46 (Revised 2003), “Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46R”), are entities in which equity investors generally do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIEs are consolidated by Nortel when it is determined that it will, as the primary beneficiary, absorb the majority of the VIEs expected losses and/or expected residual returns. Intercompany accounts and transactions are eliminated upon consolidation and unrealized intercompany gains and losses are eliminated when accounting under the equity method.

(b)	Use of estimates
Nortel makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used when accounting for items and matters such as revenue recognition and accruals for losses on contracts, allowances for uncollectible accounts receivable and customer financing, receivables sales, inventory obsolescence, product warranty, amortization, asset valuations, asset retirement obligations, impairment assessments, employee benefits including pensions, taxes and related valuation allowances and provisions, restructuring and other provisions, stock-based compensation and contingencies.

(c)	Translation of foreign currencies
The consolidated financial statements of Nortel are presented in U.S. dollars. The financial statements of Nortel’s operations whose functional currency is not the U.S. dollar (except for highly inflationary economies as described below)

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
are translated into U.S. dollars at the exchange rates in effect at the balance sheet dates for assets and liabilities, and at average rates for the period for revenues and expenses. The unrealized translation gains and losses on Nortel’s net investment in these operations, including long-term intercompany advances considered to form part of the net investment, are accumulated as a component of other comprehensive income (loss) (“OCI”).
Transactions and financial statements for Nortel’s operations in countries considered to have highly inflationary economies and whose functional currency is not the U.S. dollar are translated into U.S. dollars at the exchange rates in effect at the balance sheet dates for monetary assets and liabilities, and at historical exchange rates for non-monetary assets and liabilities. Revenue and expenses are translated at average rates for the period, except for amortization and depreciation which are translated on the same basis as the related assets. Resulting translation gains or losses are reflected in net earnings (loss).
When appropriate, Nortel may hedge a designated portion of the exposure to foreign exchange gains and losses incurred on the translation of specific foreign operations. Hedging instruments used by Nortel can include foreign currency denominated debt, foreign currency swaps and foreign currency forward and option contracts that are denominated in the same currency as the hedged foreign operations. The translation gains and losses on the effective portion of the hedging instruments that qualify for hedge accounting are recorded in OCI; other translation gains and losses are recorded in net earnings (loss).

(d)	Revenue recognition
Nortel’s products and services are generally sold as part of a contract and the terms of the contracts, taken as a whole, determine the appropriate revenue recognition methods.
Depending upon the terms of the contract and types of products and services sold, Nortel recognizes revenue under American Institute of Certified Public Accountants Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”), SOP 97-2, “Software Revenue Recognition” (“SOP 97-2”), and SEC Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition” (“SAB 104”), which was preceded by SAB 101, “Revenue Recognition in Financial Statements” (“SAB 101”) , prior to December 2003. Revenue is recognized net of cash discounts and allowances.
Effective July 1, 2003, for contracts involving multiple deliverables, where the deliverables are governed by more than one authoritative accounting standard, Nortel generally applies the FASB Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), and evaluates each deliverable to determine whether it represents a separate unit of accounting based on the following criteria: (a) whether the delivered item has value to the customer on a standalone basis, (b) whether there is objective and reliable evidence of the fair value of the undelivered item(s), and (c) if the contract includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of Nortel. If objective and reliable evidence of fair value exists for all units of accounting in the arrangement, revenue is allocated to each unit of accounting or element based on relative fair values. In situations where there is objective and reliable evidence of fair value for all undelivered elements, but not for delivered elements, the residual method is used to allocate the contract consideration. Under the residual method, the amount of revenue allocated to delivered elements equals the total arrangement consideration less the aggregate fair value of any undelivered elements. Each unit of accounting is then accounted for under the applicable revenue recognition guidance. So long as elements otherwise governed by separate authoritative accounting standards cannot be treated as separate units of accounting under the guidance in EITF 00-21, the elements are combined into a single unit of accounting for revenue recognition purposes. In this case, revenue allocated to the unit of accounting is deferred until all combined elements have been delivered or, once there is only one remaining element to be delivered, based on the revenue recognition guidance applicable to the last delivered element within the unit of accounting.
For arrangements that include hardware and software where software is considered more than incidental to the hardware, provided that the software is not essential to the functionality of the hardware and the hardware and software represent separate units of accounting, revenue related to the software element is recognized under SOP 97-2 and revenue related to the hardware element is recognized under SOP 81-1 or SAB 104. For arrangements where the software is considered more than incidental and essential to the functionality of the hardware, or where the hardware is not considered a

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
separate unit of accounting from the software deliverables, revenue is recognized for the software and the hardware as a single unit of accounting pursuant to SOP 97-2 for off-the-shelf products and pursuant to SOP 81-1 for customized products.
Prior to July 1, 2003, for contracts involving multiple elements, Nortel allocated revenue to each element based on the relative fair value or the residual method, as applicable. Provided none of the undelivered elements were essential to the functionality of the delivered elements, revenue related to the software element was recognized under SOP 97-2 and revenue related to the hardware element was recognized under SOP 81-1 or SAB 101.
For elements related to customized network solutions and certain network build-outs, revenues are recognized under SOP 81-1, generally using the percentage-of-completion method. In using the percentage-of-completion method, revenues are generally recorded based on a measure of the percentage of costs incurred to date on a contract relative to the estimated total expected contract costs. Profit estimates on long-term contracts are revised periodically based on changes in circumstances and any losses on contracts are recognized in the period that such losses become known. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work. Contract revenues recognized, based on costs incurred towards the completion of the project, that are unbilled are accumulated in the contracts in progress account included in accounts receivable — net. Billings in excess of revenues recognized to date on long-term contracts are recorded as advance billings in excess of revenues recognized to date on contracts within other accrued liabilities. In certain circumstances where reasonable cost estimates cannot be made for a customized network solution or build out element and there is no assurance that a loss will not be incurred on the element, all revenues and certain costs are deferred until completion of the element (“completed contract accounting”).
Revenue for hardware that does not require significant customization, and where any software is considered incidental, is recognized under SAB 104. Under SAB 104, revenue is recognized provided that persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured.
For hardware, delivery is considered to have occurred upon shipment provided that risk of loss, and title in certain jurisdictions, have been transferred to the customer.
For arrangements where the criteria for revenue recognition have not been met because legal title or risk of loss on products does not transfer to the customer until final payment has been received or where delivery has not occurred, revenue is deferred to a later period when title or risk of loss passes either on delivery or on receipt of payment from the customer. For arrangements where the customer agrees to purchase products but Nortel retains possession until the customer requests shipment (“bill and hold arrangements”), revenue is not recognized until delivery to the customer has occurred and all other revenue recognition criteria have been met.
Engineering, installation and other service revenues are recognized as the services are performed.
Nortel makes certain sales through multiple distribution channels, primarily resellers and distributors. These customers are generally given certain rights of return. For products sold through these distribution channels, revenue is recognized from product sale at the time of shipment to the distribution channel when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is reasonably assured. Accruals for estimated sales returns and other allowances are recorded at the time of revenue recognition and are based on contract terms and prior claims experience.
Software revenue is generally recognized under SOP 97-2. For software arrangements involving multiple elements, Nortel allocates revenue to each element based on the relative fair value or the residual method, as applicable, and using vendor specific objective evidence of fair values, which is based on prices charged when the element is sold separately. Software revenue accounted for under SOP 97-2 is recognized when persuasive evidence of an arrangement exists, the software is delivered in accordance with all terms and conditions of the customer contracts, the fee is fixed or determinable and collectibility is reasonably assured. Revenue related to post-contract support (“PCS”), including technical support and unspecified when-and-if available software upgrades, is recognized ratably over the PCS term.
Under SAB 104 or SOP 97-2, if fair value does not exist for any undelivered element, revenue is not recognized until the earlier of (i) the undelivered element is delivered or (ii) fair value of the undelivered element exists, unless the

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
undelivered element is a service, in which case revenue is recognized as the service is performed once the service is the only undelivered element.

(e)	Research and development
Research and development (“R&D”) costs are charged to net earnings (loss) in the periods in which they are incurred. However, costs incurred pursuant to specific contracts with third parties for which Nortel is obligated to deliver a product are charged to cost of revenues in the same period as the related revenue is recognized. Related global investment tax credits are deducted from the income tax provision.

(f)	Income taxes
Nortel provides for income taxes using the asset and liability method. This approach recognizes the amount of taxes payable or refundable for the current year as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and tax returns. Deferred income taxes are adjusted to reflect the effects of changes in tax laws or enacted tax rates.
In establishing the appropriate income tax valuation allowances, Nortel assesses its net deferred tax assets quarterly and based on all available evidence, both positive and negative, determines whether it is more likely than not that the remaining net deferred tax assets or a portion thereof will be realized.

(g)	Earnings (loss) per common share
As all of Nortel Networks Limited’s common shares are held by NNC and are not publicly traded, information concerning Nortel Networks Limited’s net earnings (loss) per common share and weighted-average number of common shares outstanding has not been presented in the consolidated financial statements. For information regarding NNC’s earnings (loss) per common share and weighted-average number of common shares outstanding, see NNC’s consolidated financial statements and notes thereto for the year ended December 31, 2005 contained in NNC’s 2005 Annual Report on Form 10-K filed with the SEC.

(h)	Cash and cash equivalents
Cash and cash equivalents consist of cash on hand, balances with banks and short-term investments. All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown in the consolidated financial statements.

(i)	Restricted cash and cash equivalents
Cash and cash equivalents are considered restricted when they are subject to contingent rights of a third party customer under bid, performance related and other bonds associated with contracts that Nortel is not able to unilaterally revoke. Cash and cash equivalents collateral may be provided, often in addition to the payment of fees to the other party, as a result of the general economic and industry environment and Nortel’s credit rating.

(j)	Provision for doubtful accounts
The provision for doubtful accounts for trade, notes and long-term receivables due from customers is established based on an assessment of a customer’s credit quality, as well as subjective factors and trends, including the aging of receivable balances. Generally, these credit assessments occur prior to the inception of the credit exposure and at regular reviews during the life of the exposure.
Customer financing receivables include receivables from customers with deferred payment terms. Customer financing receivables are considered impaired when they are classified as non-performing, payment arrears exceed 90 days or a major credit event such as a material default has occurred, and management determines that collection of amounts due according to the contractual terms is doubtful. Provisions for impaired customer financing receivables are recorded based on the expected recovery of defaulted customer obligations, being the present value of expected cash flows, or the realizable value of the collateral if recovery of the receivables is dependent upon a liquidation of the assets. Interest income on impaired customer finance receivables is recognized as the cash payments are collected.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

(k)	Inventories
Inventories are valued at the lower of cost (calculated generally on a first-in, first-out basis) or market. The cost of finished goods and work in process is comprised of material, labor and manufacturing overhead. Provisions for inventory are based on estimates of future customer demand for products, including general economic conditions, growth prospects within the customer’s ultimate marketplaces and market acceptance of current and pending products. In addition, full provisions are generally recorded for surplus inventory in excess of one year’s forecast demand or inventory deemed obsolete.
Inventory includes certain direct and incremental deferred costs associated with arrangements where title and risk of loss was transferred to customers but revenue was deferred due to other revenue recognition criteria not being met.

(l)	Receivables sales
Transfers of accounts receivable that meet the criteria for surrender of control under FASB Statement of Financial Accounting Standard (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, are accounted for as sales. Generally, Nortel retains servicing rights and, in some cases, provides limited recourse when it sells receivables. A gain or loss is recorded in other income (expense) — net at the date of the receivables sale and is based upon, in part, the previous carrying amount of the receivables involved in the transfer allocated between the assets sold and the retained interests based on their relative fair values at the date of the transfer. Fair value is generally estimated based on the present value of the estimated future cash flows expected under management’s assumptions, including discount rates assigned commensurate with risks. Retained interests are classified as available-for-sale securities.
Nortel, when acting as the servicing agent, generally does not record an asset or liability related to servicing as the annual servicing fees are equivalent to those that would be paid to a third party servicing agent.
Nortel reviews the fair value assigned to retained interests at each reporting date subsequent to the date of the transfer to determine if there is an other than temporary impairment. Fair value is reviewed using similar valuation techniques as those used to initially measure the retained interest and, if a change in events or circumstances warrants, the fair value is adjusted and any other than temporary impairments are recorded in other income (expense) — net.

(m)	Investments
Investments in publicly traded equity securities of companies over which Nortel does not exert significant influence are accounted for at fair value and are classified as available for sale. Unrealized holding gains and losses related to these securities are excluded from net earnings (loss) and are included in OCI until such gains or losses are realized or an other than temporary impairment is determined to have occurred.
Investments in equity securities of private companies over which Nortel does not exert significant influence are accounted for using the cost method. Investments in associated companies and joint ventures are accounted for using the equity method. An impairment loss is recorded when there has been a loss in value of the investment that is other than temporary.
Nortel monitors its investments for factors indicating other than temporary impairment and records a charge to net earnings (loss) when appropriate.

(n)	Plant and equipment
Plant and equipment are stated at cost less accumulated depreciation. Depreciation is generally calculated on a straight-line basis over the expected useful lives of the plant and equipment. The expected useful lives of buildings are twenty to forty years, and of machinery and equipment are five to ten years. Capitalized software is amortized over three years.

(o)	Software development and business reengineering costs

Software development costs
Costs to develop, acquire or modify software solely for Nortel’s internal use are capitalized pursuant to SOP No. 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). SOP 98-1 requires qualified internal and external costs (related to such software) incurred during the application development stage

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
to be capitalized and any preliminary project costs (related to such software) and post-implementation costs to be expensed as incurred.

Business reengineering costs
Internal and external costs of business process reengineering activities are expensed pursuant to EITF Issue No. 97-13, “Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation” (“EITF 97-13”). Information technology transformation projects typically involve implementation of enterprise software packages whereby entities must reengineer their business processes to connect into the software rather than modify the software to connect into their existing business processes. Software development costs relating to the information technology transformation are capitalized under SOP 98-1 as described above.

(p)	Impairment or disposal of long-lived assets (plant and equipment and acquired technology)

Long-lived assets held and used
Nortel tests long-lived assets or asset groups held and used for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; the accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and a current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its previously estimated useful life.
Recoverability is assessed based on the carrying amount of the asset and the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset or asset group. An impairment loss is recognized when the carrying amount is not recoverable and exceeds the fair value of the asset or asset group. The impairment loss is measured as the amount by which the carrying amount exceeds fair value.

Long-lived assets held for sale
Long-lived assets are classified as held for sale when certain criteria are met, which include: management’s commitment to a plan to sell the assets; the assets are available for immediate sale in their present condition; an active program to locate buyers and other actions to sell the assets have been initiated; the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; the assets are being actively marketed at reasonable prices in relation to their fair value; and it is unlikely that significant changes will be made to the plan to sell the assets or that the plan will be withdrawn.
Nortel measures long-lived assets to be disposed of by sale at the lower of carrying amount or fair value less cost to sell. These assets are not depreciated.

Long-lived assets to be disposed of other than by sale
Nortel classifies assets that will be disposed of other than by sale as held and used until the disposal transaction occurs. The assets continue to be depreciated based on revisions to their estimated useful lives until the date of disposal or abandonment.
Recoverability is assessed based on the carrying amount of the asset and the sum of the undiscounted cash flows expected to result from the remaining period of use and the eventual disposal of the asset or asset group. An impairment loss is recognized when the carrying amount is not recoverable and exceeds the fair value of the asset or asset group. The impairment loss is measured as the amount by which the carrying amount exceeds fair value.
Fair value for the purposes of measuring impairment or a planned disposal of long-lived assets is determined using quoted market prices or the anticipated cash flows discounted at a rate commensurate with the risk involved.

(q)	Goodwill
Goodwill represents the excess of the purchase price of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed. Nortel tests for impairment of goodwill on an annual basis as of October 1 and at any

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
other time if events occur or circumstances change that would indicate that it is more likely than not that the fair value of the reporting unit has been reduced below its carrying amount.
Circumstances that could trigger an impairment test include: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; the loss of key personnel; change in reportable segments; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of; the results of testing for recoverability of a significant asset group within a reporting unit; and the recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.
The impairment test for goodwill is a two-step process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount, including the goodwill allocated to the reporting unit. Measurement of the fair value of a reporting unit is based on one or more fair value measures including present value techniques of estimated future cash flows and estimated amounts at which the unit as a whole could be bought or sold in a current transaction between willing parties. Nortel also considers its market capitalization as of the date of the impairment test. If the carrying amount of the reporting unit exceeds the fair value, step two requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in net earnings (loss).

(r)	Intangible assets
Intangible assets consist of acquired technology and other intangible assets. Acquired technology represents the value of the proprietary know-how which was technologically feasible as of the acquisition date, and is charged to net earnings (loss) on a straight-line basis over its estimated useful life of two to three years. Other intangible assets are amortized into net earnings (loss) based on their expected pattern of benefit to future periods using estimates of undiscounted cash flows.

(s)	Warranty costs
As part of the normal sale of product, Nortel provides its customers with product warranties that extend for periods generally ranging from one to six years from the date of sale. A liability for the expected cost of warranty-related claims is established when revenue is recognized. In estimating warranty liability, historical material replacement costs and the associated labor costs to correct the product defect are considered. Revisions are made when actual experience differs materially from historical experience. Known product defects are specifically accrued for as Nortel becomes aware of such defects.

(t)	Pension, post-retirement and post-employment benefits
Pension expense, based on management’s assumptions, consists of: actuarially computed costs of pension benefits in respect of the current year’s service; imputed returns on plan assets and imputed interest on pension obligations; and straight-line amortization under the corridor approach of experience gains and losses, assumption changes and plan amendments over the expected average remaining service life of the employee group.
The expected costs of post-retirement and certain post-employment benefits, other than pensions, for active employees are accrued in the consolidated financial statements during the years employees provide service to Nortel. These costs are recorded based on actuarial methods and assumptions. Other post-employment benefits are recognized when the event triggering the obligation occurs.

(u)	Derivative financial instruments
Nortel’s policy is to formally document all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. Where hedge accounting will be applied, this process includes linking all derivatives to specific assets and liabilities on the consolidated balance sheet or to specific firm commitments or forecasted transactions. Nortel also formally assesses, both at the hedge’s inception and on an ongoing basis, as applicable, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
For a derivative designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net earnings (loss). For a derivative designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in OCI and are recognized in net earnings (loss) when the hedged item affects net earnings (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in other income (expense) — net. If the derivative used in an economic hedging relationship is not designated in an accounting hedging relationship or if it has become ineffective, changes in the fair value of the derivative are recognized in net earnings (loss).
When a cash flow or fair value hedging relationship is terminated because the derivative is sold, terminated or de-designated as a hedge, the accumulated OCI balance to the termination date or the fair value basis adjustment recorded on the hedged item is amortized into other income (expense) — net or interest expense on an effective yield basis over the original term of the hedging relationship. If a cash flow or fair value hedging relationship is terminated because the underlying hedged item is repaid or is sold, or it is no longer probable that the hedged forecasted transaction will occur, the accumulated balance in OCI or the fair value basis adjustment recorded on the hedged item is recorded immediately in net earnings (loss).
Nortel generally classifies cash flows resulting from its derivative financial instruments in the same manner as the cash flows from the item that the derivative is hedging. Typically, this is within cash flows from (used in) operating activities in the consolidated statements of cash flows, or, for derivatives designated as hedges relating to the cash flows associated with settlement of the principal component of long-term debt, within cash flows from (used in) financing activities.
Nortel may also invest in warrants to purchase securities of other companies as a strategic investment or receive warrants in various transactions. Warrants that relate to publicly traded companies or that can be net share settled are deemed to be derivative financial instruments. Such warrants, however, are generally not eligible to be designated as hedging instruments as there is no corresponding underlying exposure. In addition, Nortel may enter into certain commercial contracts containing embedded derivative financial instruments. Generally, for these embedded derivatives, for which the economic characteristics and risks are not clearly and closely related to the economic characteristics and risks of the host contract, the changes in fair value are recorded in net earnings (loss).
In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). In particular, SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, when a derivative contains a financing component, amends the definition of an “underlying” to conform it to the language used in FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others — an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34” (“FIN 45”), and amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below, and for hedging relationships designated after June 30, 2003.
The provisions of SFAS 149 that relate to guidance in SFAS 133 that have been effective for fiscal quarters which began prior to June 15, 2003 continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist are applied to both existing contracts as well as new contracts entered into after June 30, 2003.
Effective July 1, 2003, Nortel applied the requirements of SFAS 149 on a prospective basis to contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material impact on Nortel’s results of operations and financial condition.

(v)	Stock-based compensation
Nortel employees and directors participate in a number of stock-based compensation plans that are described in note 18.
In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure — an Amendment of FASB Statement No. 123” (“SFAS 148”), which amended the transitional provisions of SFAS No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”), for companies electing to recognize employee stock-based compensation using the fair value based method.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
Prior to January 1, 2003, Nortel, as permitted under SFAS 123, applied the intrinsic value method under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for its employee stock-based compensation plans.
Effective January 1, 2003, Nortel elected to adopt the fair value based method for measurement and recognition of all stock-based compensation prospectively for all awards granted, modified or settled on or after January 1, 2003. The impact of the adoption of the fair value based method for expense recognition of employee awards resulted in $26 (net of tax of nil) of stock option expense during 2003.
The accounting for Nortel’s stock-based compensation plans under the fair value based method is as follows:

Stock Options
The fair value at grant date of stock options is estimated using the Black-Scholes-Merton option-pricing model. Compensation expense is recognized on a straight-line basis over the stock option vesting period. Adjustments to compensation expense due to not meeting employment vesting requirements are accounted for in the period when they occur.

Restricted Stock Units (“RSUs”), Deferred Stock Units (“DSUs”) and Stock Appreciation Rights (“SARs”)
RSUs that are only settled in equity are valued using the grant date market price of the underlying stock. This valuation is not subsequently adjusted for changes in the market price of the stock prior to settlement of the award. Compensation expense is recognized on a straight-line basis over the vesting period based on the estimated number of RSU awards that are expected to vest. If there are performance vesting criteria, such as achievement of earnings or revenue targets, this estimate is updated each period for changes in estimates or as actual results become known. Adjustments to compensation expense for employment vesting requirements are accounted for in the period when they occur.
Grants of RSUs, DSUs or SARs that are settled or may be settled in cash or stock purchased on the open market at the option of employees or directors are accounted for as liabilities. The value of the liability is remeasured each period based on the cumulative compensation expense recognized for the awards at each period end. Prior to vesting, this is determined based on the current market price of the underlying stock at period end, the estimated number of RSU, DSU or SAR awards that are expected to vest calculated in the same manner as equity settled RSUs and the portion of the vesting period that has elapsed. Subsequent to vesting and prior to settlement of the award, changes in Nortel’s payment obligations are based on changes in the stock price and are recorded as compensation expense each period.
The payment obligation is established for RSUs on the vesting date of the award, for DSUs on the later of the date of termination of employment and/or directorship, and for SARs on the date of exercise of the award by the employee.
Stock-based awards, which are substantively discretionary in nature, are measured and recorded fully as compensation expense in the period that the issuance and settlement of the award is approved.

Employee Stock Purchase Plans
Nortel has stock purchase plans for eligible employees in eligible countries, and a stock purchase plan for eligible unionized employees in Canada (collectively, the “ESPPs”), to facilitate the acquisition of common shares of Nortel Networks Corporation at a discount. The discount is such that the plans are considered compensatory under the fair value based method. Nortel’s contribution to the ESPPs is recorded as compensation expense on a quarterly basis as the obligation to contribute is incurred.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
                    Pro forma disclosure required due to a change in accounting policy
Had Nortel applied the fair value based method to all stock-based awards in all periods, reported net earnings (loss) and earnings (loss) per common share would have been adjusted to the pro forma amounts indicated below for the following years ended December 31:

	2005	2004	2003

Net earnings (loss) applicable to common shares — reported	$(38)	$(87)	$431
Stock-based compensation — reported	89	116	54
Stock-based compensation — pro forma(a)	(96)	(166)	(308)

Net earnings (loss) applicable to common shares — pro forma	$(45)	$(137)	$177

(a)	Stock-based compensation — pro forma expense for the years ended December 31, 2005, 2004 and 2003 was net of tax of nil, nil and nil, respectively.

(w)	Recent accounting pronouncements

(i)	In March 2004, the EITF reached consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 provides guidance on determining when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. EITF 03-1 is applicable to marketable debt and equity securities within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), and SFAS No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations”, and equity securities that are not subject to the scope of SFAS 115 and not accounted for under the equity method of accounting. The FASB, at its June 29, 2005 Board meeting, decided not to provide additional guidance on the meaning of other-than-temporary impairment, but instead issued proposed FASB Staff Position (“FSP”) EITF 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1”, as final, superseding EITF 03-1 and EITF Topic No. D-44, “Recognition of Other-Than- Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value”. The final FSP, retitled FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP FAS 115-1 and FAS 124-1”), will be applied prospectively and the effective date is for reporting periods beginning after December 15, 2005. The adoption of FSP FAS 115-1 and FAS 124-1 is not expected to have a material impact on Nortel’s results of operations and financial condition.

(ii)	In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” (“SFAS 151”). SFAS 151 requires that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) be recognized as current period charges rather than capitalized as a component of inventory costs. In addition, SFAS 151 requires allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The guidance should be applied prospectively. The adoption of SFAS 151 is not expected to have a material impact on Nortel’s results of operations and financial condition.

(iii)	In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. SFAS 123R also modifies certain measurement and expense recognition provisions of SFAS 123 that will impact Nortel, including the requirement to estimate employee forfeitures each period when recognizing compensation expense and requiring that the initial and subsequent measurement of the cost of liability-based awards each period be based on the fair value (instead of the intrinsic value) of the award. This statement is effective for Nortel as of January 1, 2006. Nortel previously elected to expense employee stock-based compensation using the fair value method prospectively for all awards granted or modified on or after January 1, 2003 in accordance with SFAS 148. SAB 107, “Share-Based Payment” (“SAB 107”), was issued by the SEC in March 2005, and provides supplemental SFAS 123R application guidance based on the views of the SEC. The adoption of SFAS 123R is not expected to have a material impact on Nortel’s results of operations and financial condition for the 2006 fiscal year.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

(iv)	In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28”. SFAS 154 provides guidance on the accounting for and reporting of changes in accounting principles and error corrections. SFAS 154 requires retrospective application to prior period financial statements of voluntary changes in accounting principles and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS 154 also requires certain disclosures for restatements due to correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in respect of fiscal years beginning after December 15, 2005, and is required to be adopted by Nortel as of January 1, 2006. The impact that the adoption of SFAS 154 will have on Nortel’s consolidated results of operations and financial condition will depend on the nature of future accounting changes adopted by Nortel and the nature of transitional guidance provided in future accounting pronouncements.

(v)	In September 2005, the EITF reached consensus on Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (“EITF 04-13”). EITF 04-13 provides guidance on the purchase and sale of inventory to another entity that operates in the same line of business. The purchase and sale transactions may be pursuant to a single contractual arrangement or separate contractual arrangements and the inventory purchased or sold may be in the form of raw materials, work-in-process or finished goods. EITF 04-13 applies to new arrangements entered into, or modifications or renewals of existing arrangements, in reporting periods beginning after March 15, 2006. The impact of the adoption of EITF 04-13 on Nortel’s consolidated results of operations and financial condition will depend on the nature of future arrangements entered into, or modifications or renewals of existing arrangements, by Nortel.

(vi)	In November 2005, the FASB issued FSP FAS 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” (“FSP FAS 123R-3”). FSP FAS 123R-3 provides an elective alternative transition method, to SFAS 123R, in accounting for the tax effects of share-based payment awards to employees. The elective method comprises a computational component that establishes a beginning balance of the Additional Paid In Capital (“APIC”) pool related to employee compensation and a simplified method to determine the subsequent impact on the APIC pool of employee awards that are fully vested and outstanding upon the adoption of SFAS 123R. The impact on the APIC pool of awards partially vested upon, or granted after, the adoption of SFAS 123R should be determined in accordance with the guidance in SFAS 123R, if adopted. The guidance in FSP FAS 123R-3 is effective for Nortel in the first quarter of 2006. Nortel is currently assessing whether it will adopt the transition election of FSP FAS 123R-3 and what the impact would be on Nortel’s results of operations and financial condition.

3.	Accounting changes

(a)	Consolidation of Variable Interest Entities
In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities — an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”’ (“FIN 46”). FIN 46 clarifies the application of consolidation guidance to those entities defined as VIEs (which include, but are not limited to, special purpose entities, trusts, partnerships, certain joint ventures and other legal structures) in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46 applied immediately to all VIEs created after January 31, 2003 and by the beginning of the first interim or annual reporting period commencing after June 15, 2003 for VIEs created prior to February 1, 2003. In October 2003, the FASB issued FSP FIN 46-6, “Effective Date of FASB Interpretation No. 46”, deferring the effective date for applying the provisions of FIN 46 for VIEs created prior to February 1, 2003 to the end of the first interim or annual period ending after December 15, 2003. While the criteria for deferral were met, Nortel elected early application of FIN 46 (see note 15).
In December 2003, the FASB issued FIN 46R which amends and supersedes the original FIN 46. Effective December 2003, Nortel adopted FIN 46R. Any impacts of applying FIN 46R to an entity to which FIN 46 had previously been applied are considered immaterial to Nortel’s results of operations and financial condition and Nortel’s accounting treatment of VIEs.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

(b)	Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity
In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity, including mandatorily redeemable non-controlling interests, and requires that those instruments be classified as liabilities on the balance sheets. Previously, many of those financial instruments were classified as equity. SFAS 150 became effective for financial instruments entered into or modified after May 31, 2003 and otherwise became effective at the beginning of the first interim period beginning after June 15, 2003. In November 2003, the FASB issued FSP FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“FSP FAS 150-3”), which deferred indefinitely the effective date for applying the specific provisions within SFAS 150 related to the classification and measurement of mandatorily redeemable non-controlling interests.
Nortel continues to consolidate two enterprises with limited lives, which have mandatory liquidation at the end of their prescribed lives in 2024. Upon liquidation, the net assets of these entities will be distributed to the owners based on their relative interests at that time. The minority interests included in the consolidated balance sheets related to these entities were a total of $57 and $47 as of December 31, 2005 and 2004, respectively. As of December 31, 2005, the fair value of these minority interests was approximately $94. The adoption of SFAS 150, as amended by FSP FAS 150-3, did not have a material impact on Nortel’s results of operations and financial condition.

(c)	Implicit Variable Interests
In March 2005, the FASB issued FSP FIN 46(R)-5, “Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities” (“FSP FIN 46R-5”). FSP FIN 46R-5 provides guidance for a reporting enterprise on determining whether it holds an implicit variable interest in VIEs or potential VIEs when specific conditions exist. This FSP is effective in the first period beginning after March 3, 2005 in accordance with the transition provisions of FIN 46. The adoption of FSP FIN 46R-5 had no material impact on Nortel’s results of operations and financial condition.

(d)	Accounting for Electronic Equipment Waste Obligations
In June 2005, the FASB issued FSP FAS 143-1, “Accounting for Electronic Equipment Waste Obligations” (“FSP FAS 143-1”). FSP FAS 143-1 provides guidance on how commercial users and producers of electronic equipment should recognize and measure asset retirement obligations associated with the European Union (“EU”) Directive 2002/96/ EC on Waste Electrical and Electronic Equipment. FSP FAS 143-1, along with the EU Directive, effectively obligates a commercial user to accrue costs associated with the retirement of a specified asset that qualifies as historical waste equipment. FSP FAS 143-1 directs the commercial user to apply the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations”, and the related FIN 47, “Accounting for Conditional Asset Retirement Obligations”, to an obligation associated with historical waste. FSP FAS 143-1 applies to the later of Nortel’s fiscal quarter ended June 30, 2005 or the date of the adoption of the law by the applicable EU-member country. In the second, third and fourth quarters of 2005, Nortel adopted FSP FAS 143-1 with respect to those EU-member countries that enacted the directive into country specific laws. The adoption of FSP FAS 143-1 did not have a material impact on Nortel’s results of operations and financial condition for the fiscal year ended December 31, 2005. Due to the fact that certain EU-member countries have not yet enacted country-specific laws, Nortel cannot estimate the impact of applying this guidance in future periods.

4.	Restatement of previously issued financial statements
Nortel has effected successive restatements of prior periods’ financial results. Following the restatement (effected in December 2003) of its consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 and for the quarters ended March 31, 2003 and June 30, 2003 (the “First Restatement”), the Audit Committees of Nortel and NNC’s Boards of Directors (the “Audit Committee”) initiated an independent review of the facts and circumstances leading to the First Restatement (the “Independent Review”) and engaged Wilmer Cutler Pickering Hale & Dorr LLP (“WilmerHale”) to advise it in connection with the Independent Review. This review, and other errors and accounting

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
issues identified by management, led to the restatement (effected in 2005) of Nortel’s consolidated financial statements for the years ended December 31, 2002 and 2001 and the quarters ended March 31, 2003 and 2002, June 30, 2003 and 2002 and September 30, 2003 and 2002 (the “Second Restatement”).
Over the course of the Second Restatement process, Nortel, together with its independent registered chartered accountants, identified a number of material weaknesses in Nortel’s internal control over financial reporting as at December 31, 2003. Five of those material weaknesses continued to exist as at December 31, 2004 and 2005. In addition, in January 2005, Nortel and NNC’s Boards of Directors adopted in their entirety the governing principles for remedial measures identified through the Independent Review. Nortel continues to develop and implement these remedial measures.
As part of these remedial measures and to compensate for the unremedied material weaknesses in its internal control over financial reporting, Nortel undertook intensive efforts in 2005 to enhance its controls and procedures relating to the recognition of revenue. These efforts included, among other measures, extensive documentation and review of customer contracts for revenue recognized in 2005 and earlier periods. As a result of the contract review, it became apparent that certain of the contracts had not been accounted for properly under U.S. GAAP. Most of these errors related to contractual arrangements involving multiple deliverables, for which revenue recognized in prior periods should have been deferred to later periods, under SAB 104 and SOP 97-2.
In addition, based on Nortel’s review of its revenue recognition policies and discussions with its independent registered chartered accountants as part of the 2005 audit, Nortel determined that in its previous application of these policies, Nortel misinterpreted certain of these policies principally related to complex contractual arrangements with customers where multiple deliverables were accounted for using the percentage-of-completion method of accounting under SOP 81-1, as described in more detail below:

•	Certain complex arrangements with multiple deliverables were previously fully accounted for under the percentage-of-completion method of SOP 81-1, but elements outside of the scope of SOP 81-1 should have been examined for separation under the guidance in EITF 00-21; and
•	Certain complex arrangements accounted for under the percentage-of-completion method did not meet the criteria for this treatment in SOP 81-1 and should instead have been accounted for using completed contract accounting under SOP 81-1.
In correcting for both application errors, the timing of revenue recognition was frequently determined to be incorrect, with revenue having generally been recognized prematurely when it should have been deferred and recognized in later periods.
Management’s determination that these errors required correction led to the Audit Committee’s decision on March 9, 2006 to effect a further restatement of Nortel’s consolidated financial statements (the “Third Restatement”). Nortel has restated its consolidated balance sheet as of December 31, 2004 and consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows for each of the years ended December 31, 2004 and 2003. The Third Restatement also corrected other miscellaneous accounting errors, as well as the classification of certain items within the consolidated statements of operations and cash flows, as described below. The impact of the Third Restatement to periods prior to 2003 was a net increase of $70 to opening accumulated deficit as of January 1, 2003.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
The following tables present the impact of the Third Restatement on Nortel’s previously issued consolidated statements of operations for the years ended December 31, 2004 and 2003. The effects of the restatement on the consolidated balance sheet as of December 31, 2004 are shown following the discussion below.

Consolidated Statement of Operations for the year ended December 31, 2004

		Revenues and Cost
	As Previously	of Revenues	Other
	Reported	Adjustments	Adjustments	As Restated

Revenues	$9,828	$(312)	$—	$9,516
Cost of revenues	5,735	(179)	4	5,560

Gross profit	4,093	(133)	(4)	3,956
Selling, general and administrative expense	2,124	—	(6)	2,118
Research and development expense	1,959	—	1	1,960
Amortization of intangibles	10	—	(1)	9
Special charges	180	—	1	181
(Gain) loss on sale of businesses and assets	(98)	—	7	(91)

Operating earnings (loss)	(82)	(133)	(6)	(221)
Other income — net	240	—	(23)	217
Interest expense
Long-term debt	(108)	—	—	(108)
Other	(8)	—	—	(8)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	42	(133)	(29)	(120)
Income tax benefit	29	1	—	30

	71	(132)	(29)	(90)
Minority interests — net of tax	(13)	—	—	(13)

Net earnings (loss) from continuing operations	58	(132)	(29)	(103)
Net earnings from discontinued operations — net of tax	49	—	—	49

Net earnings (loss) before cumulative effect of accounting change	107	(132)	(29)	(54)
Cumulative effect of accounting change — net of tax	—	—	—	—

Net earnings (loss)	107	(132)	(29)	(54)
Dividends on preferred shares	33	—	—	33

Net earnings (loss) applicable to common shares	$74	$(132)	$(29)	$(87)

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

Consolidated Statement of Operations for the year ended December 31, 2003

		Revenues and Cost
	As Previously	of Revenues	Other
	Reported	Adjustments	Adjustments	As Restated

Revenues	$10,193	$(261)	$—	$9,932
Cost of revenues	5,861	(139)	10	5,732

Gross profit	4,332	(122)	(10)	4,200
Selling, general and administrative expense	1,931	—	25	1,956
Research and development expense	1,965	—	8	1,973
Amortization of intangibles	3	—	—	3
Special charges	285	—	5	290
(Gain) loss on sale of businesses and assets	(4)	—	—	(4)

Operating earnings (loss)	152	(122)	(48)	(18)
Other income — net	433	(10)	35	458
Interest expense
Long-term debt	(98)	—	3	(95)
Other	(26)	—	—	(26)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	461	(132)	(10)	319
Income tax benefit	33	3	—	36

	494	(129)	(10)	355
Minority interests — net of tax	(28)	4	—	(24)
Equity in net earnings (loss) of associated companies — net of tax	(36)	—	—	(36)

Net earnings (loss) from continuing operations	430	(125)	(10)	295
Net earnings from discontinued operations — net of tax	184	—	(1)	183

Net earnings (loss) before cumulative effect of accounting change	614	(125)	(11)	478
Cumulative effect of accounting change — net of tax	(12)	—	—	(12)

Net earnings (loss)	602	(125)	(11)	466
Dividends on preferred shares	35	—	—	35

Net earnings (loss) applicable to common shares	$567	$(125)	$(11)	$431

Revenues and cost of revenues adjustments
The Third Restatement adjustments that related to revenue recognition errors resulted in a net decrease to revenues of $312 and $261 for the years ended December 31, 2004 and 2003, respectively. These errors related to revenue previously recognized that should have been deferred to subsequent periods. Corresponding adjustments to cost of revenues were made, resulting in a net decrease to cost of revenues of $179 and $139 related to the revenue recognition adjustments, and a total net decrease of $175 and $129 including other adjustments, for the years ended December 31, 2004 and 2003 respectively.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

	Revenues		Cost of Revenues

	2004	2003	2004	2003

As previously reported	$9,828	$10,193	$5,735	$5,861
Adjustments:
Application of SOP 81-1	$(84)	$(118)	$(55)	$(103)
Interaction between multiple revenue recognition accounting standards	(174)	(49)	(127)	(26)
Application of SAB 104 and SOP 97-2	(38)	(84)	14	(36)
Other revenue recognition adjustments	(16)	(10)	(11)	26
Other adjustments(a)	—	—	4	10

As restated	$9,516	$9,932	$5,560	$5,732

(a)	For further details see explanation of ‘Other adjustments’.

Application of SOP 81-1
Nortel determined that in certain arrangements, it had misinterpreted the guidance in SOP 81-1 relating to the application of percentage-of-completion accounting. Under the percentage-of-completion method, revenues are generally recorded based on a measure of the percentage of costs incurred to date relative to the total expected costs of the contract. In certain circumstances where a reasonable estimate of costs cannot be made, but it is assured that no loss will be incurred, revenue is recognized to the extent of direct costs incurred (“zero margin accounting”). If a reasonable estimate of costs cannot be made and Nortel is not assured that no loss will be incurred, revenue should be recognized using completed contract accounting.
For certain arrangements accounted for under the percentage-of-completion method which included rights to future software upgrades, Nortel has now determined that it did not have a sufficient basis to estimate the total costs of the arrangements, due to the inability to estimate the cost of providing these future software upgrades. In addition, in one arrangement, Nortel had previously applied zero margin accounting on the basis that it believed that no loss would be incurred. Nortel has now determined that assurance that no loss would be incurred exists only in very limited circumstances, such as in cost recovery arrangements. Accordingly, Nortel has determined that percentage-of-completion accounting should not have been used to account for these specific arrangements, and the completed contract method should have been applied under SOP 81-1. Under the completed contract method, revenues and certain costs are deferred until completion of the arrangement, which results in a delay in the timing of revenue recognition as compared to arrangements accounted for under percentage-of-completion accounting.

Interaction between multiple revenue recognition accounting standards
Nortel determined there were accounting errors related to the application of SOP 81-1, SOP 97-2 and related interpretive guidance under EITF 00-21.
Some of Nortel’s customer arrangements have multiple deliverable elements for which different accounting standards may govern the appropriate accounting treatment. For those arrangements that contained more-than-incidental software and involved significant production, modification or customization of software or software related elements (“customized elements”), Nortel had previously applied the percentage-of-completion method of accounting under SOP 81-1 to all the elements under the arrangement, in accordance with its interpretation of SOP 97-2. This included certain future software, software-related or non-software related deliverables.
Nortel has now determined that it should have applied the separation criteria set forth in EITF 00-21 and SOP 97-2 to non-software and software/ software-related elements, respectively, to determine whether the various elements under these arrangements should be treated as separate units of accounting. Generally, the applicable separation criteria in EITF 00-21 and SOP 97-2 requires sufficient objective and reliable evidence of fair value for each element. If an undelivered non-SOP 81-1 element cannot be separated from an SOP 81-1 element, depending on the nature of the elements and the timing of their delivery, the combined unit of accounting may be required to be accounted for under SOP 97-2 rather than under SOP 81-1. SOP 97-2 provides that the entire revenue associated with the combined elements should typically be deferred until the earlier of the point at which (i) the undelivered element(s) meet the criteria for separation or (ii) all elements within the combined unit of accounting have been delivered. Once there is only one

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
remaining element to be delivered within the unit of accounting, the deferred revenue is recognized based on the revenue recognition guidance applicable to the last delivered element.
For certain of Nortel’s multiple element arrangements involving customized elements where elements such as PCS, specified upgrade rights and/or non-essential hardware or software products remained undelivered, Nortel frequently determined that the undelivered element could not be treated as a separate unit of accounting because fair value could not be established for all undelivered non-customized elements. Accordingly, Nortel should not have accounted for the revenue using percentage-of-completion accounting. Instead, the revenue should have been deferred in accordance with SOP 97-2 until such time as the fair value of the undelivered element could be established or all remaining elements have been delivered. Once there is only one remaining element to be delivered within the unit of accounting, the deferred revenue is recognized based on the revenue recognition guidance applicable to that last element.

Application of SAB 104 and SOP 97-2
Primarily as a result of Nortel’s contract review, Nortel determined that in respect of certain contracts providing for multiple deliverables, revenues had previously been recognized for which the revenue recognition criteria under SOP 97-2 or SAB 104, as applicable, had not been met. These errors related primarily to situations in which the fair value of an undelivered element under the arrangement could not be established.
In certain arrangements, Nortel had treated commitments to make available a specified quantity of upgrades during the contract period as PCS. Under SOP 97-2, where fair value cannot be established for PCS, revenue is recognized for the entire arrangement ratably over the PCS term. Nortel has now determined that commitments to make available a specified quantity of upgrades do not qualify as PCS and should be accounted for as a separate element of the arrangement from the PCS. Fair value could not be established for these commitments to make available a specified quantity of upgrades and as a result, the revenue related to the entire arrangement should have been deferred until the earlier of when (i) fair value of the undelivered element could be established or (ii) the undelivered element is delivered. Adjustments were made to defer the revenue and related costs until the upgrades were delivered.
In certain multiple element arrangements, Nortel had recognized revenue upon delivery of products under the arrangement although other elements under the arrangement, such as future contractual or implicit PCS, had not been delivered. If sufficient evidence of fair value cannot be established for an undelivered element, revenue related to the delivered products should be deferred until the earlier of when VSOE for the undelivered element can be established or all the remaining elements have been delivered. Once there is only one remaining element, the deferred revenue is recognized based on the revenue recognition guidance applicable to that last undelivered element. For instance, where PCS is the last undelivered element within the unit of accounting, deferred revenue is recognized ratably over the PCS term. As Nortel identified a number of contracts where sufficient evidence of fair value could not be established for the undelivered elements, adjustments were made to defer the revenue and related costs from the periods in which they were originally recorded and until such time as the appropriate criteria recognition were met.
In addition, Nortel identified and corrected certain revenue recognition errors that related to the application of SAB 104 and SOP 97-2. The cumulative adjustments were previously recorded in 2004, rather than restating prior periods, because they were not material either to 2004, or the prior period results as originally reported. As part of the Third Restatement, these adjustments have now been recorded in the appropriate periods as follows:

•	A cumulative correction previously recorded in the third quarter of 2004 has now been recorded primarily in 2003, and prior periods resulting in an increase to revenue of $89 in the third quarter of 2004. The adjustment was to correct for previously recognized revenue relating to past sales of Optical Networks equipment which we determined should have been deferred and recognized with the delivery of future contractual PCS and other services over the term of the PCS.
•	A cumulative correction in the fourth quarter of 2004 has now been recorded in the appropriate prior periods resulting in an increase to revenue of $40 in the fourth quarter of 2004. The adjustment was to correct for previously recognized revenue related to an EMEA contract which should have been deferred until the delivery of certain undelivered elements such as services.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

Other revenue recognition adjustments
In addition, errors related to application of profit center definitions were identified and corrected. Nortel made other revenue corrections related to the treatment of non-cash incentives, and certain errors related to the classification of revenue. Other revenue recognition adjustments also reflect the impact on cost of revenues of corrections to standard costing on deferred costs (related to deferred revenue) included in inventory, and other adjustments to inventory to correct standard costing.
Other adjustments
Other miscellaneous adjustments were identified and recorded in the Third Restatement, the more significant of which are summarized below.

Health and Welfare Trust
In prior periods, Nortel had incorrectly netted employee benefit plan assets against the post-employment and post-retirement liabilities and incorrectly recognized gains and losses through the consolidated statement of operations related to certain assets held in an employee benefit trust in Canada (“Health and Welfare Trust”). Historically, Nortel had accounted for the assets of the Health and Welfare Trust in accordance with SFAS No. 106 “Employers Accounting for Post Retirement Benefit Plans” (“SFAS 106”) and SFAS No. 112, “Employers Accounting for Post-Employment Benefit Plans” (“SFAS 112”) which, among other things, permitted the netting of these plan assets against the post-employment and post-retirement liabilities if the assets are appropriately segregated and restricted. Upon further review, Nortel determined that these assets should not have been netted against the liabilities because the Health and Welfare Trust was not legally structured so as to segregate and restrict its assets to meet the definition of plan assets under SFAS 106 and SFAS 112. As a result, Nortel corrected prior periods to present plan assets and liabilities on a gross basis, and to recognize gains and losses in OCI. Nortel further determined that it is the primary beneficiary of the Health and Welfare Trust, which met the definition of a variable interest entity under FIN 46R. As a result, Nortel has corrected prior periods to consolidate the Health and Welfare Trust into its results as of July 1, 2003, the effective date of FIN 46R. The combined impact of these adjustments in the Third Restatement was an increase in cost of revenues of $2 and $10, an increase in selling, general and administrative expense of $3 and $12, an increase in R&D expense of $4 and $6 and an increase in other income of $8 and $9 for the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004, total assets increased by $138 and liabilities increased by $144, including the related foreign exchange impact, as a result of these adjustments.

Foreign exchange
Nortel had previously recorded foreign exchange gains in its 2004 consolidated financial statements, to correct a cumulative error from prior periods related to the functional currency designation of an entity in Brazil. This adjustment was previously recorded in 2004 rather than restating the prior periods, because the adjustment was not material either to the 2004 or the prior period results as originally reported. As part of the Third Restatement, the impact of this adjustment has now been recorded in the appropriate prior periods, resulting in a decrease to other income for the year ended December 31, 2004 of $33 and an increase for the year ended December 31, 2003 of $18.
Nortel also identified and corrected additional foreign currency translation errors related to a pension liability under the Supplemental Executive Retirement Plan. The impact of the adjustments in the Third Restatement to correct these errors resulted in a decrease to other income of $10 for the year ended December 31, 2004.
In addition, the foreign exchange gains and losses, if any, resulting from the Third Restatement adjustments were recorded in other income-net and are presented in “Other adjustments” in the consolidated statements of operations tables above.

Other
Nortel had previously capitalized legal and professional fees and real estate impairment costs relating to its transaction with Flextronics International Ltd. (“Flextronics”) for the divestiture of substantially all of Nortel’s remaining manufacturing operations and related activities, accumulating those costs in the consolidated balance sheet as deferred

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
costs starting in 2004. Nortel has determined that these costs should instead have been recognized as incurred in prior periods. Accordingly, Nortel has made adjustments to record these costs in the appropriate prior period, resulting in a decrease to gain (loss) on sale of businesses and assets of $6 for the year ended December 31, 2004.
In 2004, Nortel corrected certain other accounting errors it had identified that related to prior periods. These adjustments were previously recorded in 2004 rather than restating prior periods because they were not material to 2004 or to the financial statements as originally reported. However, as part of the Third Restatement, these adjustments have now been recorded in the appropriate prior periods. These adjustments were as follows:

•	During 2004, Nortel had recorded a cumulative correction to reclassify an operating lease to a capital lease. These adjustments have now been recorded to the appropriate prior periods which resulted in a decrease in selling, general and administrative expense in the year ended December 31, 2004 of $16 and an increase in the year ended December 31, 2003 of $5.
•	Nortel had previously recorded the release of a customer financing provision of $9 in 2004 that should have been recorded in 2003. As a result, selling, general and administrative expense has increased by $9 for the year ended December 31, 2004 and decreased by $9 for the year ended December 31, 2003.
•	Nortel has corrected the useful lives of various leasehold improvement assets, included in plant and equipment — net, which resulted in a decrease to depreciation expense for the year ended December 31, 2004 of $6 and an increase for the year ended December 31, 2003 of $3.

Reclassifications
Nortel had previously classified changes in restricted cash and cash equivalents as a component of net cash from (used in) operating activities of continuing operations. Nortel has now determined that, under SFAS No. 95, “Statement of Cash Flows”, changes in restricted cash and cash equivalents should instead be recorded as a component of net cash from (used in) investing activities of continuing operations. Accordingly, Nortel has made adjustments of $17 and $200 for the years ended December 31, 2004 and 2003, respectively, to reclassify changes in restricted cash and cash equivalents from net cash from (used in) operating activities of continuing operations to net cash from (used in) investing activities of continuing operations in the consolidated statements of cash flows.
Certain sublease income has been reclassified in the consolidated statement of operations. The impact of this adjustment resulted in an increase of $10 and $2 in selling, general and administrative expense and cost of revenues, respectively and an increase in other income of $12 for the year ended December 31, 2004. For the year ended December 31, 2003, sublease income of $15 was reclassified from selling, general and administrative expense to other income.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
Balance sheet
The following table presents the impact of the Third Restatement adjustments on Nortel’s previously reported consolidated balance sheet as of December 31, 2004.

Consolidated Balance Sheet as of December 31, 2004

		Revenues and Cost
	As Previously	of Revenues	Other
	Reported	Adjustments	Adjustments	As Restated

ASSETS
Current assets
Cash and cash equivalents	$3,607	$—	$(1)	$3,606
Restricted cash and cash equivalents	80	—	—	80
Accounts receivable — net	2,800	(43)	2	2,759
Inventories — net	1,414	548	—	1,962
Deferred income taxes — net	255	—	—	255
Other current assets	355	3	(1)	357

Total current assets	8,511	508	—	9,019
Investments	159	—	140	299
Plant and equipment — net	1,646	—	(10)	1,636
Goodwill	2,123	—	—	2,123
Intangible assets — net	78	—	—	78
Deferred income taxes — net	3,736	—	2	3,738
Other assets	691	172	(20)	843

Total assets	$16,944	$680	$112	$17,736

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$995	$—	$(7)	$988
Payroll and benefit-related liabilities	512	—	1	513
Contractual liabilities	568	1	2	571
Restructuring liabilities	254	—	—	254
Other accrued liabilities	2,788	771	(3)	3,556
Long-term debt due within one year	15	—	(1)	14

Total current liabilities	5,132	772	(8)	5,896
Long-term debt	2,062	—	(10)	2,052
Deferred income taxes — net	143	—	—	143
Other liabilities	3,189	240	149	3,578

Total liabilities	10,526	1,012	131	11,669

Minority interests in subsidiary companies	94	(4)	—	90
SHAREHOLDERS’ EQUITY
Preferred shares, without par value	536	—	—	536
Common shares, without par value	1,211	—	—	1,211
Additional paid-in capital	22,107	1	(1)	22,107
Accumulated deficit	(16,992)	(324)	(43)	(17,359)
Accumulated other comprehensive loss	(538)	(5)	25	(518)

Total shareholders’ equity	6,324	(328)	(19)	5,977

Total liabilities and shareholders’ equity	$16,944	$680	$112	$17,736

5.	Consolidated financial statement details
The following consolidated financial statement details are presented as of December 31, 2005 and 2004 for the consolidated balance sheets and for each of the three years ended December 31, 2005 for the consolidated statements of operations and consolidated statements of cash flows.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

Consolidated statements of operations

Cost of revenues:
In August 2004, Nortel entered into a contract with Bharat Sanchar Nigam Limited (“BSNL”) to establish a wireless network in India. Nortel’s commitments for orders received as of December 31, 2005 and 2004 under this contract have resulted in estimated project losses in each of these years of approximately $148 and $160, respectively, which were recorded as a charge to cost of revenues and accrued within contractual liabilities in the years ended December 31, 2005 and 2004.
During the year ended December 31, 2003, reversals of provisions of $87 relating to a customer bankruptcy settlement reduced cost of revenues and selling, general and administrative (“SG&A”) expense by $53 and $4, respectively, and increased other income (expense) — net by $30.

Selling, general and administrative expense:
SG&A expense included bad debt recoveries of $9, $118 and $188 in the years ended December 31, 2005, 2004 and 2003, respectively.

Research and development expense:

	2005	2004	2003

R&D expense	$1,856	$1,960	$1,973
R&D costs incurred on behalf of others(a)	28	40	72

Total	$1,884	$2,000	$2,045

(a)	These costs included R&D costs charged to customers of Nortel pursuant to contracts that provided for full recovery of the estimated cost of development, material, engineering, installation and other applicable costs, which were accounted for as contract costs.

Other income — net:

	2005	2004	2003

Interest income	$70	$70	$84
Write down or gain on sale of investments	67	19	143
Currency exchange gains	72	52	92
Other — net	96	76	139

Other income — net	$305	$217	$458

Consolidated balance sheets

Accounts receivable — net:

	2005	2004

Trade receivables	$2,570	$2,253
Notes receivable	122	41
Contracts in process	611	574

	3,303	2,868
Less: provision for doubtful accounts	(137)	(109)

Accounts receivable — net	$3,166	$2,759

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

Inventories — net:

	2005	2004

Raw materials	$777	$933
Work in process	50	123
Finished goods	819	1,079
Deferred costs	2,014	1,512

	3,660	3,647
Less: provision for inventory	(1,039)	(1,143)

Inventories — net	2,621	2,504
Less: long-term deferred costs(a)	(817)	(542)

Current inventories — net	$1,804	$1,962

(a)	Long-term portion of deferred costs is included in other assets.

Other current assets:

	2005	2004

Prepaid expenses	$198	$177
Income taxes recoverable	68	38
Current assets of discontinued operations (note 19)	—	14
Other	301	128

Other current assets	$567	$357

Plant and equipment — net:

	2005	2004

Cost:
Land	$45	$48
Buildings	1,265	1,278
Machinery and equipment	2,180	2,429
Capital lease assets	213	176
Sale lease-back assets	80	59

	3,783	3,990

Less accumulated depreciation:
Buildings	(455)	(399)
Machinery and equipment	(1,674)	(1,873)
Capital lease assets	(78)	(66)
Sale lease-back assets	(17)	(16)

	(2,224)	(2,354)

Plant and equipment — net(a)	$1,559	$1,636

(a)	Included assets held for sale with a carrying value of $136 and $29 as of December 31, 2005 and 2004, respectively, related to owned facilities that were being actively marketed. These assets were written down in previous periods to their estimated fair values less costs to sell. The write downs were included in special charges. Nortel expects to dispose of all of these facilities during 2006.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

Goodwill:
The following table outlines goodwill by reportable segment:

	Enterprise
	Solutions	Mobility and
	and	Converged
	Packet	Core
	Networks	Networks	Other	Total

Balance — as of December 31, 2003	$2,054	$73	$—	$2,127
Change:
Disposal	(2)	(13)	—	(15)
Foreign exchange	7	4	—	11

Balance — as of December 31, 2004	2,059	64	—	2,123
Change:
Additions (note 10)	36	28	278	342
Disposal	(38)	—	—	(38)
Foreign exchange	(10)	(5)	—	(15)

Balance — as of December 31, 2005	$2,047	$87	$278	$2,412

During each of the years ended December 31, 2005 and 2004, Nortel performed its annual goodwill impairment test in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and concluded that there was no impairment.
                                 Intangible assets — net:

	2005	2004

Other intangible assets(a)	$135	$38
Pension intangible assets (note 9)	37	40

Intangible assets — net(b)	$172	$78

(a)	Other intangible assets are being amortized over a weighted average period of approximately nine years ending in 2014. Amortization expense for the next five years commencing in 2006 is expected to be $28, $26, $19, $17 and $14, respectively. The majority of amortization expense is denominated in a foreign currency and may fluctuate due to changes in foreign exchange rates.
(b)	The increase related primarily to intangible assets acquired in the PEC Solutions, Inc. acquisition and the formation of, the joint venture with LG Electronics Inc., see note 10.

Other accrued liabilities:

	2005	2004

Outsourcing and selling, general and administrative related provisions	$255	$320
Customer deposits	38	28
Product related provisions	42	57
Warranty provisions (note 13)	206	268
Deferred revenue	1,289	1,420
Miscellaneous taxes	65	52
Income taxes payable	81	110
Interest payable	40	37
Advance billings in excess of revenues recognized to date on contracts	1,194	1,146
Other	155	118

Other accrued liabilities	$3,365	$3,556

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

Other liabilities:

	2005	2004

Pension, post-employment and post-retirement benefits liabilities	$2,459	$2,350
Restructuring liabilities (note 7)	203	209
Deferred revenue	1,073	783
Other long-term provisions	302	236

Other liabilities	$4,037	$3,578

Consolidated statements of cash flows

Change in operating assets and liabilities:

	2005	2004	2003

Accounts receivable — net	(303)	(162)	(268)
Inventories — net	(266)	(692)	360
Income taxes	(57)	(63)	25
Restructuring liabilities	(138)	(56)	(223)
Accounts payable, payroll and contractual liabilities	(288)	258	(627)
Other operating assets and liabilities	208	(33)	(208)

Change in operating assets and liabilities	$(844)	$(748)	$(941)

Cash and cash equivalents:

	2005	2004	2003

Cash on hand and balances with banks	$761	$732	$734
Short-term investments	2,115	2,874	3,199

Cash and cash equivalents at end of year	$2,876	$3,606	$3,933

Acquisitions of investments and businesses — net of cash acquired:

	2005	2004	2003

Cash acquired	$(26)	$(6)	$(5)
Total net assets acquired other than cash	(651)	(5)	(114)

Total purchase price	(677)	(11)	(119)
Less:
Cash acquired	26	6	5
Non-cash consideration paid other than common share options and contingent consideration	—	—	83

Acquisitions of investments and businesses — net of cash acquired	$(651)	$(5)	$(31)

Interest and taxes paid (recovered):

	2005	2004	2003

Cash interest paid	$122	$110	$110
Cash taxes paid (recovered) — net(a)	$48	$40	$2

(a)	During the year ended December 31, 2005, Nortel paid Canadian tax on preferred dividends of $11. This amount is included in the $38 of dividends on preferred shares in the consolidated statements of cash flows.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

6.	Segment information

General description
During 2005, Nortel’s operations were organized into four reportable segments: Carrier Packet Networks, Code Division Multiple Access (“CDMA”) Networks, Global System for Mobile communications (“GSM”) and Universal Mobile Telecommunications Systems (“UMTS”) Networks and Enterprise Networks. On September 30, 2005, Nortel announced a new organizational structure, effective January 1, 2006, that included, among other things, combining the businesses represented by its four reportable segments at that time into two product groups: (i) Enterprise Solutions and Packet Networks, which combines optical networking solutions (included in Nortel’s Carrier Packet Networks segment in 2005), data networking and security solutions, and portions of circuit and packet voice solutions (included in both Nortel’s Carrier Packet Networks segment and Enterprise Networks segment in 2005) into a unified product group; and (ii) Mobility and Converged Core Networks, which combines Nortel’s CDMA solutions and GSM and UMTS solutions (each a separate segment in 2005) and other circuit and packet voice solutions (included in Nortel’s Carrier Packet Networks segment in 2005).
These organizational changes resulted in a change to Nortel’s reportable segments. Commencing in the first quarter of 2006, Mobility and Converged Core Networks and Enterprise Solutions and Packet Networks form Nortel’s reportable segments and are described below:

•	Mobility and Converged Core Networks provides mobility networking solutions using (i) CDMA solutions and GSM and UMTS solutions and (ii) carrier circuit and packet voice solutions. Mobility networking refers to communications networks that enable end-users to be mobile while they send and receive voice and data communications using wireless devices, such as cellular telephones, personal digital assistants and other computing and communications devices. These networks use specialized network access equipment and specialized core networking equipment that enable an end-user to be connected and identified when not in a fixed location. In addition, Nortel’s carrier circuit and packet voice solutions provide a complete range of voice solutions to its service provider customers, including local, toll, long-distance and international gateway capabilities using either circuit or packet-based switching technologies. These service provider customers include local and long distance telephone companies, wireless service providers, cable operators and other communication service providers.

•	Enterprise Solutions and Packet Networks provides (i) enterprise circuit and packet voice solutions, (ii) data networking and security solutions and (iii) optical networking solutions. Nortel’s solutions for enterprises are used to build new networks and transform their existing communications network into a more cost effective, packet-based network supporting data, voice and multimedia communications. Nortel’s optical networking and carrier data networking and security solutions provide voice, data and multimedia communication solutions to its service provider customers that operate wireline networks.
“Other” represents miscellaneous business activities and corporate functions and includes the results from Nortel Government Solutions Incorporated (formerly PEC Solutions Inc.) (“NGS”). None of these activities meet the quantitative criteria to be disclosed separately as reportable segments. Costs associated with shared services and other corporate costs are allocated to the segments based on usage determined generally by headcount. Costs not allocated to the segments are primarily related to Nortel’s corporate compliance, interest attributable to its long-term debt and other non-operational activities and are included in “Other”.
Nortel’s president and chief executive officer (the “CEO”) has been identified as the Chief Operating Decision Maker in assessing the performance of the segments and the allocation of resources to the segments. The primary financial measure used by the CEO in assessing performance and allocating resources to the segments is management earnings (loss) before income taxes (“Management EBT”), a measure that includes the cost of revenues, SG&A expense, R&D expense, interest expense, other income (expense) — net, minority interests — net of tax and equity in net earnings (loss) of associated companies — net of tax. Interest attributable to long-term debt is not allocated to a reportable segment and is included in “Other”. The CEO does not review asset information on a segmented basis in order to assess performance and allocate resources. The accounting policies of the reportable segments are the same as those applied to the consolidated financial statements. Prior period segment results have been restated only to conform to the current period presentation.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

Segments
The following tables set forth information by segment for the years ended December 31:

	2005	2004	2003

Revenues
Mobility and Converged Core Networks	$6,234	$5,741	$5,561
Enterprise and Solutions Packet Networks	3,998	3,688	4,262

Total reportable segments	10,232	9,429	9,823
Other	291	87	109

Total revenues	$10,523	$9,516	$9,932

Management EBT
Mobility and Converged Core Networks	$748	$431	$746
Enterprise and Solutions Packet Networks	92	(92)	(3)

Total reportable segments	840	339	743
Other	(662)	(373)	(195)

Total management EBT	178	(34)	548

Amortization of intangibles	(17)	(9)	(3)
Special charges	(170)	(181)	(290)
Gain (loss) on sale of businesses and assets	(47)	91	4
Income tax benefit	55	30	36

Net earnings (loss) from continuing operations	$(1)	$(103)	$295

Product revenues
The following table sets forth external revenues by product for the years ended December 31:

	2005	2004	2003

CDMA solutions	$2,316	$2,215	$2,355
GSM and UMTS solutions	2,800	2,412	1,883
Circuit and packet voice solutions	2,750	2,584	2,990
Optical networking solutions	1,179	955	1,173
Data networking and security solutions	1,331	1,339	1,499
Other	147	11	32

Total	$10,523	$9,516	$9,932

For the years ended December 31, 2005, 2004 and 2003, no customer had revenues greater than 10 percent of consolidated revenues.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

Geographic information
The following table sets forth external revenues by geographic region based on the location of the customer for the years ended December 31:

	2005	2004	2003

U.S.	$5,206	$4,636	$5,329
EMEA	2,725	2,498	2,253
Canada	576	560	599
Asia Pacific	1,404	1,261	1,258
CALA	612	561	493

Total	$10,523	$9,516	$9,932

Long-lived assets
The following table sets forth long-lived assets representing plant and equipment — net, goodwill and other intangible assets — net by geographic region as of December 31:

	2005	2004

U.S.	$2,741	$2,399
EMEA	475	607
Canada	702	744
Other regions(a)	225	87

Total	$4,143	$3,837

(a)	The Asia Pacific and CALA regions.

7.	Special charges
During 2001, Nortel implemented a work plan to streamline operations and activities around core markets and leadership strategies in light of the significant downturn in both the telecommunications industry and the economic environment, and capital market trends impacting operations and expected future growth rates (the “2001 Restructuring Plan”).
In addition, as described below, activities were initiated in 2003 to exit certain leased facilities and leases for assets no longer used across all segments. The liabilities associated with these activities were measured at fair value and recognized under SFAS 146.
In 2004 and 2005, Nortel’s focus was on managing each of its businesses based on financial performance, the market and customer priorities. In the third quarter of 2004, Nortel announced a strategic plan that includes a work plan involving focused workforce reductions, including a voluntary retirement program, of approximately 3,250 employees, real estate optimization and other cost containment actions such as reductions in information services costs, outsourced services and other discretionary spending across both segments (the “2004 Restructuring Plan”). Nortel estimates total charges to earnings associated with the 2004 Restructuring Plan in the aggregate of approximately $410 comprised of approximately $240 with respect to the workforce reductions and approximately $170 with respect to the real estate actions. No additional special charges are expected to be recorded with respect to the other cost containment actions. Approximately $165 of the aggregate charges were incurred in 2004 and $177 in 2005 with the remainder expected to be substantially incurred during 2006.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
During the years ended December 31, 2005, 2004 and 2003, Nortel continued to implement these restructuring work plans. Special charges recorded from January 1, 2003 to December 31, 2005 were as follows:

		Contract
		Settlement	Plant and
	Workforce	and Lease	Equipment			Special
	Reduction	Costs	Write Downs	Other	Total	Charges

2004 Restructuring Plan
Provision balance as of January 1, 2004	$—	$—	$—	$—	$—
Other special charges	163	—	2	—	165	$165
Cash drawdowns	(38)	—	—	—	(38)
Non-cash drawdowns	—	—	(2)	—	(2)
Foreign exchange and other adjustments	(1)	—	—	—	(1)

Provision balance as of December 31, 2004	$124	$—	$—	$—	$124

Total special charges for the year ended December 31, 2004						$165

Other special charges	$68	$72	$30	$—	$170	$170
Revisions to prior accruals	—	6	1	—	7	7
Cash drawdowns	(167)	(13)	—	—	(180)
Non-cash drawdowns	—	—	(30)	—	(30)
Foreign exchange and other adjustments	(4)	(4)	(1)	—	(9)

Provision balance as of December 31, 2005	$21	$61	$—	$—	$82

Total special charges for the year ended December 31, 2005						$177

2001 Restructuring Plan
Provision balance as of January 1, 2003	$205	$621	$—	$9	$835
Other special charges	198	68	74	—	340	$340
Revisions to prior accruals	(42)	20	(28)	—	(50)	(50)
Cash drawdowns	(267)	(275)	—	(9)	(551)
Non-cash drawdowns	(41)	—	(46)	—	(87)
Foreign exchange and other adjustments	13	25	—	—	38

Provision balance as of December 31, 2003	$66	$459	$—	$—	$525

Total special charges for the year ended December 31, 2003						$290

Other special charges	$7	$—	$—	$—	$7	$7
Revisions to prior accruals	(4)	13	—	—	9	9
Cash drawdowns	(49)	(167)	—	—	(216)
Non-cash drawdowns	(4)	—	—	—	(4)
Foreign exchange and other adjustments	(1)	19	—	—	18

Provision balance as of December 31, 2004	$15	$324	$—	$—	$339

Total special charges for the year ended December 31, 2004						$16

Revisions to prior accruals	$(5)	$1	$(3)	$—	$(7)	$(7)
Cash drawdowns	(6)	(107)	—	—	(113)
Non-cash drawdowns	—	—	3	—	3
Foreign exchange and other adjustments	(1)	(5)	—	—	(6)

Provision balance as of December 31, 2005	$3	$213	$—	$—	$216

Total special charges for the year ended December 31, 2005						$(7)

Total provision balance as of December 31, 2005 (a)	$24	$274	$—	$—	$298

(a)	As of December 31, 2005 and 2004, the short-term provision balance was $95 and $254, respectively, and the long-term provision balance was $203 and $209, respectively.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
Regular full-time (“RFT”) employee notifications resulting in special charges for both restructuring plans were as follows:

	Direct(a)	Indirect(b)	Total

Employees (Approximate) RFT employee notifications by period:
During 2003	400	1,300	1,700
During 2004	200	1,700	1,900
During 2005	61	893	954

RFT employee notifications for the three years ended December 31, 2005	661	3,893	4,554

(a)	Direct employees included employees performing manufacturing, assembly, test and inspection activities associated with the production of Nortel’s products.
(b)	Indirect employees included employees performing manufacturing, management, sales, marketing, research and development and administrative activities.

2004 Restructuring Plan
                    Year ended December 31, 2005
For the year ended December 31, 2005, Nortel recorded special charges of $177, which included revisions of $7, related to prior accruals.
Workforce reduction charges of $68 were related to severance and benefit costs associated with 954 employees notified of termination during the year ended December 31, 2005. The workforce reduction provision balance was drawn down by cash payments of $167 during 2005. The workforce reduction was primarily in the U.S., Canada and EMEA and extended across both segments. The remaining provision is expected to be substantially drawn down by the end of the first half of 2006.
Contract settlement and lease costs of $78 included revisions to prior accruals of $6 and consisted of negotiated settlements to cancel or renegotiate contracts and net lease charges related to leased facilities (comprised of office space) and leased furniture that were identified as no longer required primarily in the U.S. and EMEA and in both segments. These lease costs, net of anticipated sublease income, included costs relating to non-cancelable lease terms from the date leased facilities ceased to be used and termination penalties. During 2005, the provision balance for contract settlement and lease costs was drawn down by cash payments of $13. The remaining provision, net of approximately $32 in estimated sublease income, is expected to be substantially drawn down by the end of 2018.
Plant and equipment charges of $31 were related to current period write downs to fair value less costs to sell owned facilities and plant and manufacturing related equipment. Included in these charges were revisions of $1 related to prior write downs of assets held for sale related primarily to adjustments to original plans or estimated amounts for certain facility closures.

Year ended December 31, 2004
For the year ended December 31, 2004, Nortel recorded total special charges of $165.
Workforce reduction charges of $163 were related to severance and benefit costs associated with approximately 1,850 employees, of which 1,800 had been notified of termination during 2004. The remaining charge related to termination benefits attributable to ongoing employee benefit arrangements. The workforce reduction was primarily in the U.S., Canada and EMEA and extended across both segments.
During the year ended December 31, 2004, the workforce reduction provision balance was drawn down by cash payments of $38.
Plant and equipment charges of $2 were related to current period write downs to fair value less costs to sell for various leasehold improvements and excess equipment held for sale.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

2004 Restructuring Plan — by Segment
The following table outlines special charges incurred by segment for each of the two years ended December 31:

		Contract
		settlement	Plant and
	Workforce	and lease	equipment
	reduction	costs	write downs	Total

2004 Restructuring Plan
Mobility and Converged Core Networks	$87	$—	$—	$87
Enterprise Solutions and Packet Networks	57	—	—	57
Other	19	—	2	21

Total special charges for the year ended December 31, 2004	$163	$—	$2	$165

Mobility and Converged Core Networks	$43	$44	$15	$102
Enterprise Solutions and Packet Networks	25	34	16	75
Other	—	—	—	—

Total special charges for the year ended December 31, 2005	$68	$78	$31	$177

2001 Restructuring Plan

Year ended December 31, 2005
For the year ended December 31, 2005, Nortel recorded revisions of $(7), of which $(5) related to revisions of prior accruals for workforce reductions.
The workforce reduction provision balance was drawn down by cash payments of $6 during 2005. The remaining provision is expected to be substantially drawn down by the end of 2006.
Revisions of $1 were recorded during the period related to prior contract settlement and lease costs. The provision balance for contract settlement and lease costs was drawn down by cash payments of $107. The remaining provision, net of approximately $183 in estimated sublease income, is expected to be substantially drawn down by the end of 2013.
No new plant and equipment charges were incurred during 2005. Revisions of $(3) to prior write downs of assets held for sale related primarily to adjustments to original plans or estimated amounts for certain facility closures.

Year ended December 31, 2004
For the year ended December 31, 2004, Nortel recorded total special charges of $16, which included revisions of $9 related to prior accruals.
Workforce reduction charges of $7 were related to severance and benefit costs associated with approximately 80 employees notified of termination. The workforce reduction occurred in Canada and related primarily to Nortel’s Enterprise Solutions and Packet Networks segment. Offsetting these charges were revisions to prior accruals of $4 which were primarily related to termination benefits where actual costs were lower than the estimated amounts in the Enterprise Solutions and Packet Networks segment. During 2004, the workforce reduction provision balance was drawn down by cash payments of $49.
No new contract settlement and lease costs were incurred during 2004. Revisions to prior accruals of $13 resulted primarily from changes in estimates for sublease income and costs to vacate certain properties, across both segments. During 2004, the provision balance for contract settlement and lease costs was drawn down by cash payments of $167. The remaining provision, net of approximately $248 in estimated sublease income, is expected to be substantially drawn down by the end of 2013.
No new plant and equipment charges were incurred during 2004.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
The table below summarizes the total costs estimated to be incurred as a result of the exit activities initiated in 2003, which have met the criteria described in SFAS 146, the balance of these accrued expenses as of December 31, 2005 and the movement in the accrual for the year ended December 31, 2005. These costs are included in the provision balance above for the 2001 Restructuring Plan as of December 31, 2005.

	Accrued	Costs	Payments		Accrued
	Balance as of	Incurred	Made	Adjustments	Balance as at of
	December 31,	during	During	Made	December 31,
	2004	2005	2005	During 2005	2005

Lease costs(a)	$31	$—	$(1)	$(5)	$25

(a)	Total estimated costs, net of estimated sublease income, associated with these accruals are $69, of which $19 was drawn down by cash payments of $21 and non-cash adjustments of $(2) prior to January 1, 2005.

Year ended December 31, 2003
For the year ended December 31, 2003, Nortel recorded total special charges of $290, which were net of revisions of $50 related to prior accruals.
Workforce reduction charges of $198 were related to severance and benefit costs associated with approximately 1,700 employees notified of termination. The workforce reduction was primarily in the U.S., Canada and EMEA and extended across both segments. Offsetting these charges were revisions to prior accruals of $42 which were primarily related to termination benefits where actual costs were lower than the estimated amounts across both segments. During 2003, the workforce reduction provision balance was drawn down by cash payments of $267 and by a non-cash pension settlement loss of $41.
Contract settlement and lease costs of $68 consisted of negotiated settlements to cancel or renegotiate contracts and net lease charges related to leased facilities (comprised of office, warehouse and manufacturing space) and leased furniture that were identified as no longer required across all segments. These lease costs, net of anticipated sublease income, included non-cancelable lease terms from the date leased facilities ceased to be used and termination penalties. In addition to these charges were revisions to prior accruals of $20 resulting primarily from changes in estimates for sublease income and costs to vacate certain properties, across both segments. During 2003, the provision balance for contract settlement and lease costs was drawn down by cash payments of $275.
Plant and equipment charges of $74 were largely related to current period write downs to fair value less costs to sell for various leasehold improvements and excess optical networking solutions equipment held for sale. Offsetting these charges were revisions of $28 to prior write downs of assets held for sale related primarily to adjustments to original plans or estimated amounts for certain facility closures.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

2001 Restructuring Plan — by Segment
The following table outlines special charges incurred by segment for each of the three years ended December 31:

		Contract
		settlement	Plant and
	Workforce	and lease	equipment
	reduction	costs	write downs	Total

2001 Restructuring Plan
Mobility and Converged Core Networks	$79	$44	$15	$138
Enterprise Solutions and Packet Networks	62	36	28	126
Other	15	8	3	26

Total special charges for the year ended December 31, 2003	$156	$88	$46	$290

Mobility and Converged Core Networks	$(1)	$7	$—	$6
Enterprise Solutions and Packet Networks	4	5	—	9
Other		1	—	1

Total special charges for the year ended December 31, 2004	$3	$13	$—	$16

Mobility and Converged Core Networks	$(4)	$1	$(3)	$(6)
Enterprise Solutions and Packet Networks	(1)	—	—	(1)
Other	—	—	—	—

Total special charges for the year ended December 31, 2005	$(5)	$1	$(3)	$(7)

As described in note 6, segment Management EBT does not include special charges. A significant portion of Nortel’s provisions for workforce reductions and contract settlement and lease costs are associated with shared services. These costs have been allocated to the segments in the table above based generally on headcount.
8.     Income taxes
As of December 31, 2005, Nortel’s net deferred tax assets, excluding discontinued operations, were $3,902, reflecting temporary differences between the financial reporting and tax treatment of certain current assets and liabilities and non-current assets and liabilities, in addition to the tax benefit of net operating and capital loss carry forwards and tax credit carry forwards.
In accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”), Nortel reviews all available positive and negative evidence to evaluate the recoverability of the deferred tax assets. This includes a review of such evidence as the carry forward periods of the significant tax assets, Nortel’s history of generating taxable income in its material tax jurisdictions, Nortel’s cumulative profits or losses in recent years, and Nortel’s forecast of earnings in its material jurisdictions. On a jurisdictional basis, Nortel is in a cumulative loss position in certain of its material jurisdictions. For these jurisdictions, Nortel continues to maintain a valuation allowance against a portion of its deferred income tax assets. Nortel has concluded that it is more likely than not that the remaining deferred tax assets in these jurisdictions will be realized.
Nortel is subject to ongoing examinations by certain tax authorities of the jurisdictions in which it operates. Nortel regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income and other taxes. Nortel believes that it has adequately provided for tax adjustments that are probable as a result of any ongoing or future examinations.
Specifically, the tax authorities in Brazil have completed an examination of prior taxation years and have issued assessments in the amount of $56. Nortel is currently in the process of appealing these assessments and believes that it has adequately provided for tax adjustments that are probable as a result of the outcome of the ongoing appeals process.
In addition, the tax authorities in France have issued two preliminary notices of proposed assessment in respect of the 2001 and 2002 taxation years. These assessments collectively propose adjustments to taxable income of approximately

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
$800 as well as certain adjustments to withholding and other taxes of approximately $50 plus applicable interest and penalties. Other than the withholding and other taxes, Nortel has sufficient loss carry forwards to absorb the entire amount of the proposed assessment. However, no amount has been provided for these assessments since Nortel believes that the proposed assessments are without merit and any potential tax adjustments that could result from these ongoing examinations cannot be quantified at this time.
Nortel had previously entered into Advance Pricing Arrangements (“APAs”) with the taxation authorities of the U.S. and Canada in connection with its intercompany transfer pricing and cost sharing arrangements between Canada and the U.S. These arrangements expired in 1999 and 2000. In 2002, Nortel filed APA requests with the taxation authorities of the U.S., Canada and the United Kingdom (“U.K.”) that applied to the taxation years beginning in 2000. The APA requests are currently under consideration but the tax authorities have not begun to negotiate the terms of the arrangements. Nortel has applied the transfer pricing methodology proposed in the APA requests in preparing its tax returns and accounts beginning in 2001.
As part of the APA applications, Nortel has requested that the methodology adopted in 2001 be applied retroactively to the 2000 taxation year. Such retroactive application would result in an increase in taxable income in certain jurisdictions offset by an equal decrease in taxable income in the other jurisdictions. Nortel had previously concluded that it was probable that the retroactive application of the proposed methodology would be accepted by the tax authorities and prepared its income tax estimates (both current and deferred taxes) on the basis that the 2000 taxation year would be governed by the APA submission. As a result, Nortel had previously provided approximately $140 for taxes and interest in various tax jurisdictions that would be due as a result of retroactive application of the APA. In the fourth quarter of 2005, Nortel obtained new information and as a result can no longer conclude that it is probable that the APA will be retroactively applied. Nortel has recalculated its current and deferred tax balances assuming the 2000 tax year would not be subject to the retroactive application of the APA. As a result, the gross deferred income tax balances in its material jurisdictions were recalculated on an as filed basis, and the liability of $140 for taxes and interest that was previously accrued was released in the fourth quarter of 2005.
The outcome of the APA applications is uncertain and possible additional losses, as they relate to the APA negotiations, cannot be determined at this time. However, Nortel does not believe it is probable that the ultimate resolution of these negotiations will have a material adverse effect on its consolidated financial position, results of operations or cash flows. Despite Nortel’s current belief, if this matter is resolved unfavorably, it could have a material adverse effect on Nortel’s consolidated financial position, results of operations and cash flows.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
The following is a reconciliation of income taxes, calculated at the Canadian combined federal and provincial income tax rate, to the income tax benefit (expense) included in the consolidated statements of operations for each of the years ended December 31:

	2005	2004	2003

Income taxes at Canadian rates (2005 — 34.5%, 2004 — 33.3%, 2003 — 35.8%)	$17	$40	$(114)
Difference between Canadian rates and rates applicable to subsidiaries in the U.S. and other jurisdictions	34	(4)	(25)
Valuation allowances on tax benefits	(116)	(180)	20
Utilization of losses	16	2	86
Tax benefit of investment tax credits, net of valuation allowance	39	43	41
Adjustments to provisions and reserves	140	25	29
Foreign witholding and other taxes	(13)	(14)	(13)
Corporate minimum taxes	(14)	(8)	(8)
Impact of non-taxable/(non-deductible) items and other differences	(48)	126	20

Income tax benefit (expense)	$55	$30	$36

Details of Nortel’s income (loss):
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies:
Canadian, excluding gain (loss) on sale of businesses and assets	$(61)	$(179)	$(116)
U.S. and other, excluding gain (loss) on sale of businesses and assets	60	(32)	431
Gain (loss) on sale of businesses and assets	(47)	91	4

	$(48)	$(120)	$319

Income tax benefit (expense):
Canadian, excluding gain (loss) on sale of businesses and assets	$21	$16	$184
U.S. and other, excluding gain (loss) on sale of businesses and assets	34	14	(148)

	$55	$30	$36

Income tax benefit (expense):
Current	$(22)	$(16)	$25
Deferred	77	46	11

Income tax benefit (expense)	$55	$30	$36

Details of movement in valuation allowance
Opening Valuation Allowance	$(3,516)	$(3,180)	$(2,864)
Amounts charged to income tax benefit (expense)	(100)	(178)	106
Amounts charged to other comprehensive loss	(72)	(57)	(20)
Other (additions)/ deductions(a)	523	(101)	(402)

Closing Valuation Allowance	$(3,165)	$(3,516)	$(3,180)

(a)	Other additions and deductions represent the net impacts of foreign exchange, deferred tax assets that expired during the period, tax rate changes, and tax return and other adjustments.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
The following table shows the significant components included in deferred income taxes as of December 31:

	2005	2004

Assets:
Tax benefit of loss carryforwards	$4,092	$4,727
Investment tax credits, net of deferred tax liability	1,174	1,123
Provisions and reserves	761	729
Post-retirement benefits other than pensions	306	255
Plant and equipment	96	133
Pension plan liabilities	610	442
Deferred compensation	256	208

	7,295	7,617
Valuation allowance	(3,165)	(3,516)

	4,130	4,101

Liabilities:
Provisions and reserves	109	156
Plant and equipment	34	—
Unrealized foreign exchange and other	85	95

	228	251

Net deferred income tax assets	$3,902	$3,850

Nortel has not provided for foreign withholding taxes or deferred income tax liabilities for temporary differences related to the undistributed earnings of foreign subsidiaries since Nortel does not currently expect to repatriate these earnings. It is not practical to reasonably estimate the amount of additional deferred income tax liabilities or foreign withholding taxes that may be payable should these earnings be distributed in the future.
As of December 31, 2005, Nortel had the following net operating and capital loss carryforwards and tax credits which are scheduled to expire in the following years:

	Net
	Operating	Capital	Tax
	Losses	Losses(a)	Credits(b)	Total

2006 - 2008	$79	$1	$322	$402
2009 - 2011	1,233	—	643	1,876
2012 - 2018	545	11	366	922
2019 - 2025	2,367	—	221	2,588
Indefinitely	2,670	4,436	33	7,139

	$6,894	$4,448	$1,585	$12,927

(a)	The capital losses related primarily to the U.K. and may only be used to offset future capital gains. Nortel has recorded a full valuation allowance against this future tax benefit.
(b)	Global investment tax credits of $39, $43 and $41 have been applied against the income tax provision in 2005, 2004 and 2003, respectively. Unused tax credits can be utilized to offset deferred taxes payable primarily in Canada.

9.	Employee benefit plans
Nortel maintains various retirement programs covering substantially all of its employees, consisting of defined benefit, defined contribution and investment plans.
Nortel has four kinds of capital accumulation and retirement programs: balanced capital accumulation and retirement programs (the “Balanced Program”) and investor capital accumulation and retirement programs (the “Investor Program”) available to substantially all of its North American employees; flexible benefits plan, which includes a group personal pension plan (the “Flexible Benefits Plan”), available to substantially all of its employees in the U.K.; and traditional capital accumulation and retirement programs that include defined benefit pension plans (the “Traditional Program”) which are closed to new entrants in the U.K. and portions of which are closed to new entrants in the U.S. and Canada. Although these four kinds of programs represent Nortel’s major retirement programs and may be available

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
to employees in combination and/or as options within a program, Nortel also has smaller pension plan arrangements in other countries.
Nortel also provides other benefits, including post-retirement benefits and post-employment benefits. Employees in the Traditional Program are eligible for their existing company sponsored post-retirement benefits or a modified version of these benefits, depending on age or years of service. Employees in the Balanced Program are eligible for post-retirement benefits at reduced company contribution levels, while employees in the Investor Program have access to post-retirement benefits by purchasing a Nortel-sponsored retiree health care plan at their own cost.
Nortel’s policy is to fund defined benefit pension and other benefits based on accepted actuarial methods as permitted by regulatory authorities. The funded amounts reflect actuarial assumptions regarding compensation, interest and other projections. Pension and other benefit costs reflected in the consolidated statements of operations are based on the projected benefit method of valuation. A measurement date of September 30 is used annually to determine pension and other post-retirement benefit measurements for the pension plans and other post-retirement benefit plans that make up the majority of plan assets and obligations.
In 2005, the impact of reductions in discount rates more than offset the favorable impacts of strong pension asset returns and the contributions made by Nortel. As a result, Nortel was required to adjust the minimum pension liability for certain plans, representing the amount by which the accumulated benefit obligation less the fair value of the plan assets was greater than the recorded liability. The effect of this adjustment and the related foreign currency translation adjustment was to increase accumulated other comprehensive loss (before tax) by $216, decrease intangible assets by $3 and increase pension liabilities by $213.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
The following details the unfunded status of the defined benefit plans and post-retirement benefits other than pensions, and the associated amounts recognized in the consolidated balance sheets as of December 31:

			Post-Retirement
	Defined Benefit Plans		Benefits

	2005	2004	2005	2004

Change in benefit obligation:
Benefit obligation — beginning	$8,311	$7,378	$719	$754
Service cost	123	122	8	9
Interest cost	458	422	42	43
Plan participants’ contributions	6	8	8	8
Plan amendments	3	1	—	(22)
Actuarial loss (gain)	835	398	82	(57)
Acquisitions/divestitures/settlements	9	—	—	—
Special and contractual termination benefits	21	7	—	—
Curtailments	9	—	(1)	—
Benefits paid	(541)	(506)	(43)	(43)
Foreign exchange	(282)	481	19	27

Benefit obligation — ending	$8,952	$8,311	$834	$719

Change in plan assets:
Fair value of plan assets — beginning	$6,105	$5,415	$—	$—
Actual return on plan assets	919	542	—	—
Employer contributions	174	284	35	35
Plan participants’ contributions	6	8	8	8
Acquisitions/divestitures/settlements	(4)	—	—	—
Special termination benefits	—	2	—	—
Benefits paid	(541)	(506)	(43)	(43)
Foreign exchange	(203)	360	—	—

Fair value of plan assets — ending	$6,456	$6,105	$—	$—

Unfunded status of the plans	$(2,496)	$(2,206)	$(834)	$(719)
Unrecognized prior service cost (credit)	16	18	(44)	(48)
Unrecognized net actuarial losses (gains)	2,125	1,955	129	44
Contributions after measurement date	40	34	4	8

Net amount recognized	$(315)	$(199)	$(745)	$(715)

Amounts recognized in the accompanying consolidated balance sheets consist of:
Other liabilities — long-term	$(1,533)	$(1,508)	$(725)	$(686)
Other liabilities — current	(332)	(93)	(20)	(29)
Intangible assets — net	37	40	—	—
Other assets	2	1	—	—
Foreign currency translation adjustment	163	229	—	—
Accumulated other comprehensive loss	1,348	1,132	—	—

Net amount recognized	$(315)	$(199)	$(745)	$(715)

The following details selected information for defined benefit plans, all of which have accumulated benefit obligations in excess of the fair value of plan assets as of December 31:

	2005	2004

Projected benefit obligation	$8,938	$8,293
Accumulated benefit obligation	$8,312	$7,692
Fair value of plan assets	$6,438	$6,086

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
The following details the net pension expense, all related to continuing operations, and the underlying assumptions for the defined benefit plans for the years ended December 31:

	2005	2004	2003

Pension expense:
Service cost	$123	$122	$122
Interest cost	458	422	401
Expected return on plan assets	(427)	(411)	(395)
Amortization of prior service cost	2	4	9
Amortization of net losses	97	77	50
Settlement losses	—	—	41
Curtailment losses	12	—	—
Special and contractual termination benefits	21	7	8

Net pension expense	$286	$221	$236

Weighted-average assumptions used to determine benefit obligations as of December 31:
Discount rate	5.1%	5.7%	5.8%
Rate of compensation increase	4.4%	4.5%	4.2%
Weighted-average assumptions used to determine net pension expense for years ended December 31:
Discount rate	5.7%	5.8%	6.3%
Expected rate of return on plan assets	7.4%	7.4%	7.8%
Rate of compensation increase	4.5%	4.2%	4.2%
The following details the amounts included within other comprehensive income (loss) for the years ended December 31:

	Defined Benefit
	Plans

	2005	2004

Increase in minimum pension liability adjustment included in other comprehensive income (loss)	$216	$117
The following details the net cost components, all related to continuing operations, and underlying assumptions of post-retirement benefits other than pensions for the years ended December 31:

	2005	2004	2003

Post-retirement benefit cost:
Service cost	$8	$9	$9
Interest cost	42	43	40
Expected return on plan assets	—	2	(1)
Amortization of prior service cost	(4)	(3)	(3)

Net post-retirement benefit cost	$46	$51	$45

Weighted-average assumptions used to determine benefit obligations as at December 31:
Discount rate	5.4%	5.9%	6.0%
Weighted-average assumptions used to determine net post-retirement benefit cost for years ended December 31:
Discount rate	5.9%	6.0%	6.8%
Weighted-average health care cost trend rate	7.8%	8.3%	8.5%
Weighted-average ultimate health care cost trend rate	4.8%	4.8%	4.8%

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects for the years ended December 31:

	2005	2004	2003

Effect on aggregate of service and interest costs
1% increase	$5	$5	$5
1% decrease	$(4)	$(4)	$(4)
Effect on accumulated post-retirement benefit obligations
1% increase	$86	$67	$66
1% decrease	$(70)	$(55)	$(55)
As of December 31, 2005, the expected benefit payments for the next ten years for the defined benefit plans and the post- retirement benefits other than pensions are as follows, along with the expected reimbursement amounts related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “MPDIM Act”):

		Post-	Expected MPDIM subsidy
	Defined	Retirement	(Post-Retirement Benefit
	Benefit Plans	Benefit Plans	Plans)

2006	$490	$41	$(1)
2007	459	43	(1)
2008	470	45	(1)
2009	485	46	(1)
2010	501	48	(1)
2011 - 2015	2,797	253	(8)
The target allocation percentages and the year-end percentages based on actual asset balances of the defined benefit plans as of December 31 are as follows:

	2005		2004

	Target	Actual	Target	Actual

Debt instruments	43%	41%	41%	40%
Equity securities	56%	57%	59%	59%
Other	1%	2%	0%	1%
The primary investment performance objective is to obtain competitive rates of return on investments at or above their assigned benchmarks while minimizing risk and volatility by maintaining an appropriately diversified portfolio. The benchmarks selected are industry-standard and widely-accepted indices. The defined benefit plans maintain a long-term perspective in regard to investment philosophy and return expectations which are reflective of the fact that the liabilities of the defined benefit plans mature over an extended period of time. The investments have risk characteristics consistent with underlying defined benefit plan demographics and liquidity requirements, and are consistent and compliant with all regulatory standards.
The primary method of managing risk within the portfolio is through diversification among and within asset categories, and through the utilization of a wide array of active and passive investment managers. Broadly, the assets are allocated between debt and equity instruments. Included within the debt instruments are government and corporate fixed income securities, money market securities, mortgage-backed securities and inflation indexed securities. Generally, these debt instruments are considered investment grade. Included in equity securities are developed and emerging market stocks of companies at a variety of capitalization levels. The securities are predominantly publicly traded. The amount of employer and related-party securities that the defined benefit plans may hold is governed by the statutory limitations of the jurisdictions of the applicable plans. Included in equity securities of the defined benefit plans are common shares of Nortel Networks Corporation, held directly or through pooled funds, with an aggregate market value of $5 (0.1 percent of total plan assets) and $11 (0.2 percent of total plan assets) as of December 31, 2005 and 2004, respectively.
As a policy, assets within the defined benefit plans are reviewed to the target allocations at least on a quarterly basis and adjustments made as appropriate. The plans commission periodic asset and liability studies to determine the optimal allocation of the portfolio’s assets. These studies consider a variety of the plan characteristics, including membership,

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
benefits and liquidity needs, and utilize mean-variance analysis of historic and projected investment returns to develop a range of acceptable asset mixes among a variety of asset classes.
To develop the expected long-term rate of return on assets assumption, Nortel considered the weighted-average historical returns and the future expectations for returns for each asset class.
Nortel expects to make cash contributions of approximately $335 in 2006 to the defined benefit plans, including a portion related to a pension funding agreement in the United Kingdom that requires additional contributions through April 2007 and approximately $20 in 2006 to the post-retirement benefit plans. Nortel currently is in discussions with the Trustee of Nortel’s pension plan in the U.K. to establish a long term funding agreement which would increase the level of 2006 contributions.
Under the terms of the Balanced Program, Investor Program and Traditional Program, eligible employees may contribute a portion of their compensation to an investment plan. Based on the specific program that the employee is enrolled in, Nortel matches a percentage of the employee’s contributions up to a certain limit. The cost of these investment plans was $67, $75 and $73 for the years ended December 31, 2005, 2004 and 2003, respectively.
Under the terms of the Balanced Program and Flexible Benefits Plan, Nortel contributes a fixed percentage of employees’ eligible earnings to a defined contribution plan arrangement. The cost of these plan arrangements was $20, $20 and $17 for the years ended December 31, 2005, 2004 and 2003, respectively.

10.	Acquisitions, divestitures and closures

Acquisitions

PEC Solutions, Inc.
On June 3, 2005, Nortel Networks Inc. (“NNI”), a wholly owned subsidiary of Nortel, acquired approximately 26,693,725 shares of PEC Solutions, Inc. (“PEC”) representing approximately 95.6 percent of the outstanding shares of common stock of PEC, through a cash tender offer at a price of $15.50 per share. The aggregate cash consideration in connection with the acquisition of PEC (including $33 paid on June 9, 2005, with respect to stock options) was approximately $449, including estimated costs of acquisition of $8. Nortel acquired more than 90 percent of the outstanding shares of PEC pursuant to the tender offer. Any shares that were not purchased in the tender offer ceased to be outstanding and were converted into the right to receive cash in the amount of $15.50 per share.
PEC (now NGS) provides professional technology services that enable government entities to use the Internet to enhance productivity and improve services to the public. PEC’s primary customers are executive agencies and departments of the U.S. Federal Government, the U.S. Federal Judiciary and prime contractors to the U.S. government. Nortel expects the PEC acquisition to allow Nortel to pursue opportunities in areas that complement Nortel’s existing products and to increase its competitiveness in the government market. In order to comply with the U.S. National Industrial Security Program and to mitigate foreign ownership, control or influence, voting control of PEC must be vested in citizens of the U.S. Accordingly, proxy holders for Nortel’s shares of PEC have been appointed and approved by the U.S. Defense Security Service. In accordance with a proxy agreement executed in July 2005, the proxy holders exercise all prerogatives of ownership with complete freedom to act independently and have assumed full responsibility for the voting stock. Notwithstanding, for accounting purposes, Nortel has determined that PEC is a VIE, and Nortel is the primary beneficiary (see note 15).
This acquisition was accounted for using the purchase method. Nortel has recorded approximately $278 of non-amortizable intangible assets associated with the acquisition of PEC, which assets consist solely of goodwill. The goodwill of PEC is not deductible for tax purposes, and has been allocated to Nortel’s Other segment.
The allocation of the purchase price presented below is based on management’s best estimate of the relative values of the assets acquired and liabilities assumed in the PEC acquisition.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
The following table sets out the purchase price allocation information for the PEC acquisition.

Purchase price	$449

Assets acquired:
Cash and cash equivalents	$26
Accounts receivable — net	65
Other current assets	34
Investments	8
Plant and equipment-net	32
Intangible assets-net	84
Goodwill	278
Other long-term assets	5

532

Less liabilities assumed:
Trade and other accounts payable	6
Payroll and benefit-related liabilities	24
Other accrued liabilities	17
Long-term debt	33
Other liabilities	3

83

Fair value of net assets acquired	$449

As a result of the acquisition of PEC, a net deferred tax liability of $23 was recognized, due to differences between the estimated fair value of assets acquired and liabilities assumed, and PEC’s tax basis in those assets and liabilities. This deferred tax liability is fully offset, however, by an adjustment to Nortel’s deferred tax valuation allowance because Nortel will be able to offset the tax liability by drawing down previously unrecognized loss carryforwards.
The estimated fair values and amortization periods of other intangible assets are as follows:

		Amortization
	Fair Value	Period (Years)

Trade name	$3	1
Software licenses	1	5
Customer contracts and relationships	80	10

Total other intangible assets	$84

The consolidated financial statements of Nortel include PEC’s operating results from the date of the acquisition. The following unaudited pro forma information presents a summary of consolidated results of operations of Nortel and PEC as if the acquisition had occurred on January 1, 2004, with pro forma adjustments to give effect to amortization of intangible assets and certain other adjustments:

	2005	2004

Revenues	$10,632	$9,723
Net earnings (loss)	$(9)	$(43)

                    LG-Nortel Co. Ltd. Joint Venture
On November 3, 2005, Nortel entered into a joint venture with LG Electronics Inc. (“LG”) named LG-Nortel Co. Ltd. (“LG-Nortel”). LG-Nortel combines the telecommunications infrastructure business of LG with Nortel’s South Korean distribution and services business to offer telecom and networking solutions to customers in the Republic of Korea and other markets globally. Nortel acquired approximately 1,000,001 common shares of LG-Nortel, which represents ownership of 50 percent plus one share of the common shares of the joint venture in exchange for consideration consisting principally of cash and its South Korean distribution and services business totaling approximately $155. Separately, LG will be entitled to payments from Nortel over a two-year period based on achievement by LG-Nortel of certain business goals, up to a maximum of $80. In conjunction with the formation of the joint venture, certain related

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
party agreements were entered into between LG-Nortel and LG including those for the supply of equipment and between LG-Nortel and Nortel including those for product distribution, service supply and R&D services.
The aggregate purchase price for Nortel’s interest in LG-Nortel is approximately $155, including estimated costs of acquisition of $10. The allocation of the purchase price presented below is based on management’s current best estimate of the relative values of the assets acquired and liabilities assumed in LG-Nortel. However, because a full valuation of those assets and liabilities has not yet been finalized, the final allocation of the purchase price may differ from the allocation presented below, and the difference may be material. Any contingent payments would be recorded as an adjustment to the purchase price.
The following table sets out the preliminary purchase price allocation information for LG-Nortel.

Purchase price	$155

Assets acquired:
Accounts receivable — net	$186
Other current assets	5
Investments	9
Plant and equipment	20
Intangible assets	26
Goodwill	64
Other assets	37

347

Less liabilities assumed:
Trade and other accounts payable	20
Payroll and benefit-related liabilities	12
Other accrued liabilities	14
Minority interests in subsidiary companies	146

192

Fair value of net assets acquired	$155

The preliminary estimates of the fair values and amortization periods of other intangible assets are as follows:

		Amortization
	Fair Value	Period (Years)

Patents	$26	10

LG-Nortel is being consolidated under FIN 46R as Nortel has determined that LG-Nortel is a VIE, and Nortel is the primary beneficiary (see note 15). The consolidated financial statements of Nortel include the operating results of LG-Nortel from November 3, 2005, the date of the formation of the joint venture.
                    Nortel Networks Germany and Nortel Networks France
On October 19, 2002, Nortel, through various subsidiaries, entered into a number of put option and call option agreements as well as a share exchange agreement with European Aeronautic Defence and Space Company EADS N.V. (“EADS”), its partner at that time in three European joint ventures. The written options were marked to fair value through the consolidated statements of operations at each period end until they were exercised. At December 31, 2002, Nortel estimated the fair value of the written options to be approximately $81, which was included within other accrued liabilities, and the corresponding loss was recorded in other income (expense) — net during the year ended December 31, 2002. A further mark to fair value adjustment and loss of $18 was recorded during the year ended December 31, 2003. The purchased options and the share exchange were initially recorded at fair value and were assessed for impairment throughout their term until they were exercised or expired. The estimated fair values of the options were based on an estimate of the current fair values of the respective joint ventures using an option-pricing model that is dependent on the assumptions used concerning the amount of volatility and the discount rates that reflect varying degrees of risk.
On July 1, 2003, EADS exercised its put option to sell its minority interest of 45 percent in Nortel Networks France S.A.S. (“NNF”) to Nortel. On July 18, 2003, Nortel exercised its call option and share exchange rights to acquire the

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
minority interest held by EADS of 42 percent in Nortel Networks Germany GmbH & Co. KG (“NNG”) and to sell Nortel’s equity interest of 41 percent in EADS Telecom S.A.S., formerly EADS Defence and Security Networks S.A.S. (“EADS Telecom”) to EADS. The transactions were completed on September 18, 2003.
During the three months ended September 30, 2003, Nortel recorded the acquisitions of the minority interests of NNF and NNG based on preliminary valuation estimates totaling $241. The purchase price of $241 included $58 of cash, an in-kind component of approximately $82 representing the return of a loan note that was owed to Nortel by EADS Telecom and the remaining shares of EADS Telecom held by Nortel. The allocation of the purchase price resulted in the elimination of $23 of minority interest, settlement of a net liability of $94 related to the put and call options and an increase of approximately $45 in intangible assets and $79 in goodwill. The intangible assets of approximately $45 related primarily to customer contracts and customer relationships and are being amortized based on their expected pattern of benefit to future periods using estimates of undiscounted cash flows, and were included in intangible assets on the consolidated balance sheet as of December 31, 2003. The sale of Nortel’s 41 percent interest in EADS Telecom resulted in the receipt of cash of $12 and a reduction in equity investments of $23. As a result of this transaction, Nortel recognized a gain of $79 which is included in other income (expense) — net for the year ended December 31, 2003. Except as noted below, there was no additional impact on the results of operations and financial condition, as NNF and NNG were already included in the consolidated results.
During the three months ended December 31, 2003, the valuation report for NNF and NNG was completed by a third party appraiser. As a result of the finalization of this valuation, an additional gain of $17 was recorded with a corresponding increase in goodwill on the transaction (see note 5 for goodwill by reportable segment).

Divestitures

Manufacturing operations
On June 29, 2004, Nortel entered into an agreement with Flextronics, regarding the divestiture of substantially all of Nortel’s remaining manufacturing operations and related activities, including certain product integration, testing, repair operations, supply chain management, third party logistics operations and design assets.
Nortel and Flextronics have also entered into a four-year supply agreement for manufacturing services (whereby after completion of the transaction, Flextronics will manage approximately $2,500 of Nortel’s annual cost of revenues) and a three-year supply agreement for design services. Commencing in the fourth quarter of 2004 and throughout 2005, Nortel completed the transfer to Flextronics of certain of Nortel’s optical design activities in Ottawa, Canada and Monkstown, Northern Ireland and the manufacturing activities in Montreal, Canada and Chateaudun, France. In order to allow completion of several major information systems changes that are expected to simplify and improve the quality of operations during the transition, Nortel now expects to transfer the remaining manufacturing operations in Calgary, Canada to Flextronics by the end of the second quarter of 2006. Nortel and Flextronics have agreed that Nortel will retain its Monkstown manufacturing operations and establish a regional supply chain center to lead Nortel’s EMEA supply chain operations. Nortel expects that the decision to retain its Monkstown manufacturing operations will result in a reduction of estimated cash proceeds from assets divested of approximately $100.
The successful completion of the agreement with Flextronics will result in the transfer of approximately 2,100 employees to Flextronics, of which approximately 1,450 were transferred as of December 31, 2005. Nortel expects gross cash proceeds ranging between $575 and $625, of which approximately $380 has been received as of December 31, 2005 partially offset by cash outflows incurred to date and expected to be incurred in 2006 attributable to direct transaction costs and other costs associated with the transaction. These proceeds will be subject to a number of adjustments, including potential post-closing date asset valuations and potential post-closing indemnity payments. Any net gain on the sale of this business will be recognized once substantially all of the risks and other incidents of ownership have been transferred.
As of December 31, 2005, Nortel had transferred approximately $247 of inventory and equipment to Flextronics relating to the transfer of the optical design activities in Ottawa and Monkstown and the manufacturing activities in Montreal and Chateaudun and recorded deferred income of approximately $65. As Flextronics has the ability to exercise rights to sell back to Nortel certain inventory and equipment after the expiration of a specified period (up to fifteen months) following each respective transfer date, Nortel has retained these assets on its balance sheet to the extent they have not been

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
consumed as part of ongoing operations as at December 31, 2005. Nortel does not expect that rights will be exercised with respect to any material amount of inventory and/or equipment.
During the year ended December 31, 2005, Nortel recorded charges through gain (loss) on sale of businesses and assets of $40, related to this ongoing divestiture to Flextronics. The charges relate to legal and professional fees, pension adjustments and real estate impairments.

Directory and operator services business
On August 2, 2004, Nortel completed the contribution of certain fixed assets, intangible assets including customer contracts, software and other licenses, and liabilities of its directory and operator services (“DOS”) business to VoltDelta Resources LLC (“VoltDelta”), a wholly owned subsidiary of Volt Information Sciences, Inc. (“VIS”), in return for a 24 percent interest in VoltDelta which was valued at $57. After a period of two years, Nortel and VIS each have an option to cause Nortel to sell its VoltDelta shares to VIS for proceeds ranging from $25 to $70. As a result of this transaction, approximately 160 Nortel DOS employees in North America and Mexico joined VoltDelta. This non-monetary exchange was recorded at fair value, and Nortel recorded a gain of $30 within sale of businesses and assets during 2004.
On December 28, 2005, VoltDelta entered into a Letter of Agreement to repurchase the 24% minority interest held by Nortel, for an approximate aggregate purchase price equal to $62. The payment terms of the Letter of Agreement included VoltDelta paying Nortel $25 on December 29, 2005, and issuing a promissory note of $37 which was paid in full on February 15, 2006. Nortel continues to provide transitional services to VoltDelta over the initial agreement period of ten years with no additional material financial impact to Nortel. The sale resulted in a net gain of approximately $7.

Sale of Arris Group, Inc. investment
On November 24, 2003, Nortel sold 9 million shares of Arris Group, Inc. (“Arris Group”) for cash consideration of $49, which resulted in a gain of $31 reported in other income (expense) — net. Following this transaction, Nortel owned 5 million Arris Group common shares or 6.6 percent of Arris Group outstanding common shares (see note 19).
In March 2004, Nortel sold 1.8 million shares of Arris Group for cash consideration of $17, which resulted in a gain of $13, which was recorded in other income (expense) — net. Following this transaction, Nortel owned 3.2 million Arris Group common shares or 4.2 percent of Arris Group outstanding common shares (see note 19).
During the second quarter of 2005, Nortel sold 3.2 million common shares of Arris Group for net cash proceeds of $27 and recorded a gain of $21 in other income (expense) — net. As a result, Nortel no longer holds any equity interest in Arris Group.

Optical components operations
On November 8, 2002, Nortel sold certain plant and equipment, inventory, patents and other intellectual property and trademarks relating to its optical components business to Bookham, Inc. (“Bookham”). Included in the sale was the transfer of Nortel’s transmitter and receiver, pump laser and amplifier businesses located in Paignton, U.K., Harlow, U.K., Ottawa, Canada, Zurich, Switzerland and Poughkeepsie, New York. Nortel also transferred approximately 1,200 employees to Bookham in the transaction. Nortel received 61 million common shares of Bookham, 9 million warrants with a strike price of one-third pence Sterling, notes receivable of $50 and cash of $10. The transaction included a minimum purchase commitment with Bookham requiring Nortel to purchase approximately $120 of product from Bookham between November 8, 2002 and March 31, 2004.
During the three months ended September 30, 2002, Nortel classified the assets sold to Bookham as held for sale and assigned an estimated fair value of $47 to them resulting in a charge of $123 ($89 to cost of revenues and $34 to special charges). A subsequent increase in Bookham’s common share price prior to the November 8, 2002 close date resulted in an increase in the value assigned to the consideration received. As a result, Nortel recorded a gain on sale of businesses and assets of $29 during the year ended December 31, 2002.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
As a result of the transaction, Nortel received a 29.8 percent ownership interest in Bookham. Due to restrictions on Nortel’s ability to vote the common shares, ability to appoint directors to the board or otherwise exercise significant influence over Bookham, the investment has been accounted for using the cost method.
During 2003, Nortel sold 30 million shares of Bookham for cash proceeds of $32 and recorded a gain of $6 which is included in other income (expense) — net for the year ended December 31, 2003. As a result of this transaction, Nortel reduced its ownership interest in Bookham to approximately 14 percent.
On December 2, 2004, Nortel and Bookham entered into a restructuring agreement which, among other changes, extended the maturity date of a senior secured note (the “Series B Note”) by one year from November 8, 2005 to November 8, 2006, and eliminated the conversion feature of a senior unsecured note (the “Series A Note”). Bookham also agreed to secure the Series A Note, provide additional collateral for the Series A Note and the Series B Note, and provide Nortel with other debt protection covenants.
In February 2005, Nortel agreed to waive until November 6, 2006 the requirement under the Series A Note and Series B Note for Bookham to maintain a minimum cash balance. In May 2005, Nortel entered into an amendment to adjust the prepayment provisions of these notes and received additional collateral for these notes. In May 2005, Nortel entered into an amendment to its supply agreement with Bookham to include for a twelve month period price increases for certain products, and acceleration of certain planned purchase orders and invoice payment terms. These May 2005 amendments were agreed to by Nortel to provide Bookham with financial flexibility to continue the supply of optical components for Nortel’s Enterprise Solutions and Packet Networks products. These notes have been settled subsequent to year end (see note 22). For further information see note 20 and, relating to the Series A Note and Series B Note, see note 22.

Other
On February 3, 2004, Nortel sold approximately 7 million common shares of Entrust Inc. (“Entrust”) for cash consideration of $33, and recorded a gain of $18 in other income (expense) — net. As a result of this transaction, Nortel no longer holds any equity interest in Entrust.
On May 7, 2004, Nortel received $80 in proceeds from the sale of certain assets in connection with a customer contract settlement in the CALA region. This resulted in a gain of $78, which was included in (gain) loss on sale of businesses and assets for the year ended December 31, 2004.

11.	Long-term debt, credit and support facilities
          Long-term debt
The following table shows the components of long-term debt as of December 31:

	2005	2004

6.125% Notes due February 15, 2006	$1,275	$1,275
7.40% Notes due June 15, 2006(a)	150	150
6.875% Notes due September 1, 2023	200	200
7.875% Notes due June 15, 2026(a)	150	150
Other long-term debt with various repayment terms and a weighted-average interest rate of 5.65% for 2005 and 5.65% for 2004	7	3
Fair value adjustment attributable to hedged debt obligations	1	13
Obligations associated with consolidated VIE with weighted-average interest rate of 3.1% for 2005 and 2.9% for 2004	83	100
Obligations under capital leases and sale leasebacks and a weighted-average interest rate of 8.98% for 2005 and 9.49% for 2004	219	175

	2,085	2,066
Less: Long-term debt due within one year	1,446	14

Long-term debt	$639	$2,052

(a)	Notes were issued by Nortel Networks Capital Corporation, an indirect wholly owned finance subsidiary of Nortel, and are fully and unconditionally guaranteed by Nortel.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2005, the amounts of long-term debt payable for each of the years ending December 31 consisted of:

2006	$1,446
2007	19
2008	15
2009	15
2010	15
Thereafter	575

Total long-term debt payable	$2,085

On February 8, 2001, Nortel completed an offering of $1,500 of 6.125% Notes due on February 15, 2006 (the “6.125% Notes”). The 6.125% Notes pay interest on a semi-annual basis on February 15 and August 15, which began on August 15, 2001. The 6.125% Notes are redeemable, at any time at Nortel’s option, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest and a make-whole premium.
During the year ended December 31, 2003, Nortel purchased a portion of its 6.125% Notes with a face value of $39. The transaction resulted in a gain of $4 which was included in the consolidated statement of operations within other income (expense) — net for the year ended December 31, 2003.
As a result of the delay in the filing of Nortel’s and NNC’s 2003 Annual Reports on Form 10-K (the “2003 Annual Reports”), 2004 Quarterly Reports on Form 10-Q for the first, second and third quarters of 2004 (the “2004 Quarterly Reports”), 2004 Annual Reports on Form 10-K (the “2004 Annual Reports”) and 2005 Quarterly Reports on Form 10-Q for the first quarter of 2005 (the “2005 First Quarter Reports”, and together with the 2003 Annual Reports, the 2004 Quarterly Reports and the 2004 Annual Reports, the “Reports”), Nortel and NNC were not in compliance with their obligations to deliver their respective SEC filings to the trustees under Nortel’s and NNC’s public debt indentures. As a result of the delay in the filing of Nortel’s and NNC’s 2005 Annual Reports on Form 10-K Nortel and NNC are not in compliance with their obligations to deliver their respective SEC filings to the trustees under Nortel’s and NNC’s public debt indentures. See note 22 for additional information.
Approximately $1,275 of Nortel’s 6.125% Notes were due in February 2006 and $150 of NNC’s 7.40% Notes issued by an indirect wholly-owned subsidiary of Nortel and guaranteed by Nortel are due in June 2006. These Notes have been reclassified from long-term debt to current liabilities in the first quarter of 2005. NNC expects to have sufficient cash to meet these future obligations. See note 22 for additional information on the repayment of the 6.125% Notes due in February 2006.

Support facility
On February 14, 2003, Nortel entered into an agreement with Export Development Canada (“EDC”) regarding arrangements to provide for support of certain performance related obligations arising out of normal course business activities for the benefit of Nortel (the “EDC Support Facility”). On December 10, 2004, Nortel and EDC amended the terms of the EDC Support Facility by extending the termination date of the EDC Support Facility to December 31, 2006 from December 31, 2005.
The delayed filing of the Reports with the SEC, the trustees under Nortel’s and NNC’s public debt indentures and EDC gave EDC the right to (i) terminate its commitments under the EDC Support Facility, relating to certain of NNC’s performance related obligations arising out of normal course business activities, and (ii) exercise certain rights against the collateral pledged under related security agreements or require Nortel to cash collateralize all existing support.
Throughout 2004 and into 2005, Nortel obtained waivers from EDC with respect to these matters to permit continued access to the EDC Support Facility in accordance with its terms while Nortel and NNC worked to complete their filing obligations. The waivers also applied to certain related breaches under the EDC Support Facility relating to the delayed filings and the restatements and revisions to Nortel’s and NNC’s prior financial results (the “Related Breaches”). In connection with such waivers, EDC reclassified the previously committed $300 revolving small bond sub-facility of the EDC Support Facility as uncommitted support during the applicable waiver period. On May 31, 2005, Nortel obtained a permanent waiver from EDC of certain defaults and the Related Breaches by Nortel under the EDC Support Facility (the “Permanent Waiver”). As a result of the filing and delivery to the trustees under Nortel’s and NNC’s public debt indentures and EDC of the 2005 First Quarter Reports and obtaining the Permanent Waiver, Nortel was in compliance with its obligations under the EDC Support Facility and the $300 revolving small bond sub-facility was reclassified as committed support.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
Effective October 24, 2005, Nortel and EDC entered into an amendment of the EDC Support Facility that maintained the total EDC Support Facility at up to $750, including the existing $300 of committed support for performance bonds and similar instruments, and the extension of the maturity date of the EDC Support Facility for an additional year to December 31, 2007. In connection with this amendment (the “EDC Amendment”), all guarantee and security agreements previously guaranteeing or securing the obligations of NNC and its subsidiaries under the EDC Support Facility and NNC’s public debt securities were terminated and the assets of NNC and its subsidiaries pledged under the security agreements were released in full. EDC also agreed to provide future support under the EDC Support Facility on an unsecured basis and without the guarantees of Nortel’s subsidiaries provided that should Nortel or its subsidiaries incur or guarantee certain indebtedness in the future above agreed thresholds of $25 in North America and $100 outside of North America, equal and ratable security and/or guarantees of Nortel’s obligations under the EDC Support Facility will be required at that time.
As a result of the delayed filing of Nortel’s and NNC’s 2005 Annual Reports on Form 10-K, an event of default occurred under the EDC Support Facility. See note 22 for additional information.
The EDC Support Facility provides up to $750 in support. As of December 31, 2005, there was approximately $162 of outstanding support utilized under the EDC Support Facility, approximately $142 of which was outstanding under the revolving small bond sub-facility.

12.	Financial instruments and hedging activities

Risk management
Nortel’s net earnings (loss) and cash flows may be negatively impacted by fluctuating interest rates, foreign exchange rates and equity prices. To effectively manage these market risks, Nortel enters into foreign currency forwards, foreign currency swaps, foreign currency option contracts, interest rate swaps and equity forward contracts. Nortel does not hold or issue derivative financial instruments for trading purposes.

Foreign currency risk
Nortel enters into option contracts to limit its exposure to exchange fluctuations on future revenue or expenditure streams expected to occur within the next twelve months, and forward contracts, which are denominated in various currencies, to limit its exposure to exchange fluctuations on existing assets and liabilities and on future revenue or expenditure streams expected to occur within the next twelve months. Option and forward contracts used to hedge future revenue or expenditure streams are designated as cash flow hedges and hedge specific exposures. Option and forward contracts that do not meet the criteria for hedge accounting are also used to economically hedge the impact of fluctuations in exchange rates on existing assets and liabilities and on future revenue and expenditure streams.
The following table provides the total notional amounts of the purchase and sale of currency options and forward contracts as of December 31:

	2005(a)			2004(b)

			Net			Net
	Buy	Sell	Buy/(Sell)	Buy	Sell	Buy/(Sell)

Currency
Options(c):
Canadian dollar	$22	$22	$0	$50	$51	($1)
Forwards(c):
Canadian dollar	$302	$799	($497)	$344	$16	$328
British pound	£597	£27	£570	£370	£0	£370
Euro	37	€96	€(59 €)	40	€130	€(90 €)
Other (U.S. dollar)	$49	$95	($46)	$4	$55	($51)

(a)	All notional amounts of option and forward contracts will mature no later than the end of 2006.
(b)	All notional amounts of option and forward contracts matured no later than the end of 2005.
(c)	All amounts are stated in source currency.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
On January 27, 2003, various cross currency coupon swaps (notional amount of Canadian $350) were terminated. There was no impact to net earnings (loss) on termination as these instruments were not designated as hedges and changes in fair value were previously accounted for in the consolidated statements of operations.
Nortel did not execute any foreign currency swaps in 2005 and had no such agreements in place as of December 31, 2005.

Interest rate risk
Nortel enters into interest rate swap contracts to minimize the impact of interest rate fluctuations on the fair value of its long-term debt. These contracts swap fixed interest rate payments for floating rate payments and certain swaps are designated as fair value hedges. The fair value adjustment related to the effective portion of interest rate swaps and the corresponding fair value adjustment to the hedged debt obligation included within long-term debt are recorded to interest expense within the consolidated statements of operations. These swap contracts have remaining terms to maturity up to 0.5 years.
The following table provides a summary of interest rate swap contracts and their aggregated weighted-average rates as of December 31:

	2005	2004

Interest rate swap contracts:
Received-fixed swaps — notional amount	$875	$875
Average fixed rate received	6.3%	6.3%
Average floating rate paid	3.9%	2.5%

Equity price risk
From time to time, Nortel enters into equity forward contracts to hedge the variability in future cash flows associated with certain compensation obligations that vary based on future Nortel Networks Corporation common share prices. These contracts fix the price of Nortel Networks Corporation common shares and are cash settled on maturity to offset changes in the compensation liability based on changes in the share price from the inception of the forward contract. These equity forward contracts are not designated in a hedging relationship, and are considered economic hedges of the compensation obligation. They are carried at fair value with changes in fair value recorded in other income (expense) — net. As of December 31, 2005, Nortel did not have any equity forward contracts outstanding. As of December 31, 2004, the total notional amount and fair value of these contracts were $31 and $(9), respectively, and the average fixed Nortel Networks Corporation common share price was $4.52 per share.

Fair value
The estimated fair values approximate amounts at which financial instruments could be exchanged in a current transaction between willing parties. The fair values are based on estimates using present value and other valuation techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. Specifically, the fair value of interest rate swaps and forward contracts reflected the present value of the expected future cash flows if settlement had taken place on December 31, 2005 and 2004; the fair value of option contracts reflected the cash flows due to or by Nortel if settlement had taken place on December 31, 2005 and 2004; and the fair value of long-term debt instruments reflected a current yield valuation based on observed market prices as of December 31, 2005 and 2004. Accordingly, the fair value estimates are not necessarily indicative of the amounts that Nortel could potentially realize in a current market exchange.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
The following table provides the carrying amounts and fair values for financial assets and liabilities for which fair value differed from the carrying amount and fair values recorded for derivative financial instruments in accordance with SFAS 133 as of December 31:

	2005		2004

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial liabilities:
Long-term debt due within one year	$1,446	$1,442	$14	$14
Long-term debt	$639	$616	$2,052	$2,066
Derivative financial instruments net asset (liability) position:
Interest rate swap contracts(a)	$3	$3	$15	$15
Forward and option contracts(b)	$(12)	$(12)	$5	$5

(a)	Recorded in other assets.
(b)	Comprised of other assets of $14 and other liabilities of $26 as of December 31, 2005, and other assets of $31 and other liabilities of $26 as of December 31, 2004.

Credit risk
Credit risk on financial instruments arises from the potential for counterparties to default on their contractual obligations to Nortel. Nortel is exposed to credit risk in the event of non-performance, but does not anticipate non-performance by any of the counterparties. Nortel limits its credit risk by dealing with counterparties that are considered to be of high credit quality. The maximum potential loss on all financial instruments may exceed amounts recognized in the consolidated financial statements. However, Nortel’s maximum exposure to credit loss in the event of non-performance by the other party to the derivative contracts is limited to those derivatives that had a positive fair value of $6 as of December 31, 2005. Nortel is also exposed to credit risk from customers. However, Nortel’s global orientation has resulted in a large number of diverse customers which minimizes concentrations of credit risk.

Other derivatives
Nortel may invest in warrants to purchase securities of other companies as a strategic investment or receive warrants in various transactions. Warrants that relate to publicly traded companies or that can be net share settled are deemed derivative financial instruments under SFAS 133. Such warrants are generally not eligible to be designated as hedging instruments as there is no corresponding underlying exposure. In addition, Nortel may enter into certain commercial contracts containing derivative financial instruments.
Hedge ineffectiveness and the discontinuance of cash flow hedges and fair value hedges that were accounted for in accordance with SFAS 133 had no material impact on the net earnings (loss) for the years ended December 31, 2005, 2004 and 2003 and were reported within other income (expense) — net in the consolidated statements of operations.

Transfers of receivables
In 2005, 2004 and 2003, Nortel entered into various agreements to transfer certain of its receivables. These receivables were transferred at discounts of $19, $37 and $20 from book value for the years ended December 31, 2005, 2004 and 2003, respectively, at annualized discount rates of approximately 2 percent to 8 percent, 2 percent to 6 percent and 2 percent to 6 percent for the years ended December 31, 2005, 2004 and 2003, respectively. Certain receivables have been sold with limited recourse, not exceeding 10 percent, of nil, nil and $7 as of December 31, 2005, 2004 and 2003, respectively.
Under certain agreements, Nortel has continued as servicing agent and/or has provided limited recourse. The fair value of these retained interests is based on the market value of servicing the receivables, historical payment patterns and appropriate discount rates as applicable. Generally, trade receivables that are sold do not experience prepayments.
Nortel, when acting as the servicing agent, generally does not record an asset or liability related to servicing as the annual servicing fees are equivalent to those that would be paid to a third party servicing agent. Also, Nortel has not

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
historically experienced significant credit losses with respect to receivables sold with limited recourse and, as such, no liability was recognized.
As of December 31, 2005 and 2004, total accounts receivable transferred and under Nortel’s management were $247 and $266, respectively.
There is a possibility that the actual performance of receivables or the cost of servicing the receivables will differ from the assumptions used to determine fair values at the transfer date and at each reporting date. Assuming hypothetical, simultaneous, unfavorable variations of up to 20 percent in credit losses, discount rate used and cost of servicing the receivables, the pre-tax impact on the value of the retained interests and servicing assets would not be significant.
Proceeds from receivables for the years ended December 31 were as follows:

	2005	2004	2003

Proceeds from new transfers of financial assets	$298	$137	$651
Proceeds from collections reinvested in revolving period transfers	$260	$373	$52

13.	Guarantees
Nortel has entered into agreements that contain features which meet the definition of a guarantee under FIN 45. FIN 45 defines a guarantee as a contract that contingently requires Nortel to make payments (either in cash, financial instruments, other assets, common shares of Nortel Networks Corporation or through the provision of services) to a third party based on changes in an underlying economic characteristic (such as interest rates or market value) that is related to an asset, a liability or an equity security of the guaranteed party or a third party’s failure to perform under a specified agreement. A description of the major types of Nortel’s outstanding guarantees as of December 31, 2005 is provided below:

(a)	Business sale and business combination agreements
In connection with agreements for the sale of portions of its business, including certain discontinued operations, Nortel has typically retained the liabilities of a business which relate to events occurring prior to its sale, such as tax, environmental, litigation and employment matters. Nortel generally indemnifies the purchaser of a Nortel business in the event that a third party asserts a claim against the purchaser that relates to a liability retained by Nortel. Some of these types of guarantees have indefinite terms while others have specific terms extending to June 2008.
Nortel also entered into guarantees related to the escrow of shares in business combinations in prior periods. These types of agreements generally include indemnities that require Nortel to indemnify counterparties for loss incurred from litigation that may be suffered by counterparties arising under such agreements. These types of indemnities apply over a specified period of time from the date of the business combinations and do not provide for any limit on the maximum potential amount.
Nortel is unable to estimate the maximum potential liability for these types of indemnification guarantees as the business sale agreements generally do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined.
Historically, Nortel has not made any significant indemnification payments under such agreements and no significant liability has been accrued in the consolidated financial statements with respect to the obligations associated with these guarantees.
In conjunction with the sale of a subsidiary to a third party, Nortel guaranteed to the purchaser that specified annual volume levels would be achieved by the business sold over a ten year period ending December 31, 2007. The maximum amount that Nortel may be required to pay under the volume guarantee as of December 31, 2005 is $10. A liability of $8 has been accrued in the consolidated financial statements with respect to the obligation associated with this guarantee as of December 31, 2005.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

(b)	Intellectual property indemnification obligations
Nortel has periodically entered into agreements with customers and suppliers that include intellectual property indemnification obligations that are customary in the industry. These types of guarantees typically have indefinite terms and generally require Nortel to compensate the other party for certain damages and costs incurred as a result of third party intellectual property claims arising from these transactions.
The nature of the intellectual property indemnification obligations generally prevents Nortel from making a reasonable estimate of the maximum potential amount it could be required to pay to its customers and suppliers. Historically, Nortel has not made any significant indemnification payments under such agreements. As of December 31, 2005, Nortel had no intellectual property indemnification obligations for which compensation would be required.

(c)	Lease agreements
Nortel has entered into agreements with its lessors that guarantee the lease payments of certain assignees of its facilities to lessors. Generally, these lease agreements relate to facilities Nortel vacated prior to the end of the term of its lease. These lease agreements require Nortel to make lease payments throughout the lease term if the assignee fails to make scheduled payments. Most of these lease agreements also require Nortel to pay for facility restoration costs at the end of the lease term if the assignee fails to do so. These lease agreements have expiration dates through June 2015. The maximum amount that Nortel may be required to pay under these types of agreements is $44 as of December 31, 2005. Nortel generally has the ability to attempt to recover such lease payments from the defaulting party through rights of subrogation.
Historically, Nortel has not made any significant payments under these types of guarantees and no significant liability has been accrued in the consolidated financial statements with respect to the obligations associated with these guarantees.

(d)	Third party debt agreements
From time to time, Nortel guarantees the debt of certain customers. These third party debt agreements require Nortel to make debt payments throughout the term of the related debt instrument if the customer fails to make scheduled debt payments. Under most such arrangements, the Nortel guarantee is secured, usually by the assets being purchased or financed. As of December 31, 2005, Nortel had no third party debt agreements that would require it to make any debt payments for its customers.
Nortel is a full and unconditional guarantor of NNC’s $1,800 4.25% convertible Senior Notes (“Senior Notes”) due September 1, 2008, in the event that NNC does not make payments for the principal, premium, if any, interest and other amounts, if any, as they are due. The maximum amount that Nortel may be required to pay under this guarantee is $1,800 plus the premium, if any, and interest. No amount has been accrued in the consolidated financial statements with respect to the obligation associated with this guarantee.

(e)	Indemnification of banks and agents under credit facilities and EDC Support Facility
As of December 31, 2005, Nortel had agreed to indemnify the banks and agents under its credit facilities against costs or losses resulting from changes in laws and regulations which would increase the banks’ costs or reduce their return and from any legal action brought against the banks or agents related to the use of loan proceeds. Nortel has agreed to indemnify EDC under the EDC Support Facility against any legal action brought against EDC that relates to the provision of support under the EDC Support Facility. This indemnification generally applies to issues that arise during the term of the EDC Support Facility. For additional information related to the recent amendment of the EDC Support Facility, see note 11.
Nortel is unable to estimate the maximum potential liability for these types of indemnification guarantees as the agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time.
Historically, Nortel has not made any significant indemnification payments under such agreements and no significant liability has been accrued in the consolidated financial statements with respect to the obligations associated with these indemnification guarantees.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
Nortel has agreed to indemnify certain of its counterparties in certain receivables securitization transactions. The indemnifications provided to counterparties in these types of transactions may require Nortel to compensate counterparties for costs incurred as a result of changes in laws and regulations (including tax legislation) or in the interpretations of such laws and regulations, or as a result of regulatory penalties that may be suffered by the counterparty as a consequence of the transaction. Certain receivables securitization transactions include indemnifications requiring the repurchase of the receivables if the particular transaction becomes invalid. As of December 31, 2005, Nortel had approximately $247 of securitized receivables which were subject to repurchase under this provision, in which case Nortel would assume all rights to collect such receivables. The indemnification provisions generally expire upon expiration of the securitization agreements, which extend through 2006, or collection of the receivable amounts by the counterparty.
Nortel is generally unable to estimate the maximum potential liability for these types of indemnification guarantees as certain agreements do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time.
Historically, Nortel has not made any significant indemnification payments or receivable repurchases under such agreements and no significant liability has been accrued in the consolidated financial statements with respect to the obligations associated with these guarantees.

(f)	Other indemnification agreements
Nortel has also entered into other agreements that provide indemnifications to counterparties in certain transactions including investment banking agreements, guarantees related to the administration of capital trust accounts, guarantees related to the administration of employee benefit plans, indentures for its outstanding public debt and asset sale agreements (other than the business sale agreements noted above). These indemnification agreements generally require Nortel to indemnify the counterparties for costs incurred as a result of changes in laws and regulations (including tax legislation) or in the interpretations of such laws and regulations and/or as a result of losses from litigation that may be suffered by the counterparties arising from the transactions. These types of indemnification agreements normally extend over an unspecified period of time from the date of the transaction and do not typically provide for any limit on the maximum potential payment amount. In addition, Nortel has entered into indemnification agreements with certain of its directors and officers for the costs reasonably incurred in any proceeding in which they become involved by reason of their position as directors or officers to the extent permitted under applicable law.
The nature of such agreements prevents Nortel from making a reasonable estimate of the maximum potential amount it could be required to pay to its counterparties and directors and officers. The difficulties in assessing the amount of liability result primarily from the unpredictability of future changes in laws, the inability to determine how laws apply to counterparties and the lack of limitations on the potential liability.
Historically, Nortel has not made any significant indemnification payments under such agreements and no significant liability has been accrued in the consolidated financial statements with respect to the obligations associated with these guarantees.
On March 17, 2006, NNC announced that NNC and the lead plaintiffs reached an agreement on the related insurance and corporate governance matters including NNC’s insurers agreeing to pay $228.5 in cash towards the settlement and NNC agreeing with its insurers to certain indemnification obligations. NNC believes that these indemnification obligations would be unlikely to materially increase its total cash payment obligations under the Proposed Class Action Settlement. The insurance payments would not reduce the amounts payable by NNC as disclosed in notes 21 and 22. NNC also agreed to certain corporate governance enhancements, including the codification or certain of their current governance practices (such as the annual election by their directors of a non-executive Board chair) in its Board of Directors written mandate and the inclusion in its annual proxy circular and proxy statement of a report on certain of its governance practices (such as the process followed for the annual evaluation of the Board, committees of the Board and individual directors). The Proposed Class Action Settlement would contain no admission of wrongdoing by NNC or any of the other defendants.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

Product warranties
The following summarizes the accrual for product warranties that was recorded as part of other accrued liabilities in the consolidated balance sheets as of December 31:

	2005	2004

Balance at the beginning of the year	$268	$382
Payments	(176)	(267)
Warranties issued	191	229
Revisions	(77)	(76)

Balance at the end of the year	$206	$268

14.	Commitments

Bid, performance related and other bonds
Nortel has entered into bid, performance related and other bonds associated with various contracts. Bid bonds generally have a term of less than twelve months, depending on the length of the bid period for the applicable contract. Other bonds primarily relate to warranty, rental, real estate and customs contracts. Performance related and other bonds generally have a term of twelve months and are typically renewed, as required, over the term of the applicable contract. The various contracts to which these bonds apply generally have terms ranging from two to five years. Any potential payments which might become due under these bonds would be related to Nortel’s non-performance under the applicable contract. Historically, Nortel has not had to make material payments under these types of bonds and does not anticipate that any material payments will be required in the future. The following table sets forth the maximum potential amount of future payments under bid, performance related and other bonds, net of the corresponding restricted cash and cash equivalents, as of December 31:

	2005	2004

Bid and performance related bonds(a)	$222	$362
Other bonds(b)	44	68

Total bid, performance related and other bonds	$266	$430

(a)	Net of restricted cash and cash equivalent amounts of $36 and $36 as of December 31, 2005 and 2004, respectively.
(b)	Net of restricted cash and cash equivalent amounts of $31 and $28 as of December 31, 2005 and 2004, respectively.

Venture capital financing
Nortel has entered into agreements with selected venture capital firms where the venture capital firms make and manage investments in start-ups and emerging enterprises. The agreements require Nortel to fund requests for additional capital up to its commitments when and if requests for additional capital are solicited by the venture capital firm. Nortel had remaining commitments, if requested, of $25 as of December 31, 2005. These commitments expire at various dates through to 2012.

Purchase commitments
Nortel has entered into purchase commitments with certain suppliers under which it commits to buy a minimum amount or percentage of designated products in exchange for price guarantees or similar concessions. In certain of these agreements, Nortel may be required to acquire and pay for such products up to the prescribed minimum or forecasted purchases. As of December 31, 2005, Nortel had aggregate purchase commitments of $386. Significant purchase commitments are described below.
During the third quarter of 2003, Nortel renegotiated a supply arrangement with a key supplier. The renegotiated agreement requires that $2,800 in aggregate purchases with the supplier be made between June 2003 and June 2009. As of December 31, 2005, the remaining purchase commitment under the agreement was $232. The renegotiated agreement

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
includes a graduated liquidated damages remedy for the benefit of the supplier if the minimum purchase commitment is not met by the end of the agreement in 2009. However, Nortel expects to meet the minimum purchase commitment.
The following table sets forth the expected purchase commitments to be made over the next several years:

					Total
	2006	2007	2008	Thereafter	Obligations

Purchase commitments	$320	$56	$10	$—	$386

Amounts paid by Nortel under the above purchase commitments during the years ended December 31 2005, 2004 and 2003 were $1,134, $1,088 and $1,082, respectively.

Operating leases and other commitments
As of December 31, 2005, the future minimum payments under operating leases, outsourcing contracts, special charges related to lease commitments accrued for as part of restructuring contract settlement and lease costs and related sublease recoveries under contractual agreements consisted of:

	Operating	Outsourcing	Special	Sublease
	Leases	Contracts	Charges	Income

2006	$97	$29	$71	$(20)
2007	89	17	52	(15)
2008	72	17	45	(13)
2009	50	14	40	(11)
2010	58	—	41	(11)
Thereafter	339	—	200	(25)

Total future minimum payments	$705	$77	$449	$(95)

Rental expense on operating leases for the years ended December 31, 2005, 2004 and 2003, net of applicable sublease income, amounted to $173, $177 and $257, respectively.
During the year ended December 31, 2003, Nortel entered into sale-leaseback transactions for certain of its properties with a carrying value of approximately $17, which resulted in a loss on disposal of $6.
Expenses related to outsourcing contracts for the years ended December 31, 2005, 2004 and 2003 amounted to $96, $253 and $308, respectively, and were for services provided to Nortel primarily related to a portion of its information services function. The amount payable under Nortel’s outsourcing contracts is variable to the extent that Nortel’s workforce fluctuates from the baseline levels contained in the contracts. The table above shows the minimum commitment contained in the outsourcing contracts.

15.	Financing arrangements and variable interest entities

Customer financing
Pursuant to certain financing agreements with its customers, Nortel is committed to provide future financing in connection with purchases of Nortel’s products and services. Generally, Nortel facilitates customer financing agreements through customer loans, and Nortel’s commitment to extend future financing is generally subject to conditions related to funding, fixed expiration or termination dates, specific interest rates and qualified purposes. Where permitted, customer financings may also be utilized by Nortel’s customers for their own working capital purposes and may be in the form of equity financing. Nortel’s internal credit committee monitors and attempts to limit Nortel’s exposure to credit risk. Nortel’s role in customer financing consists primarily of arranging financing by matching its customers’ needs with external financing sources. Nortel only provides direct customer financing where a compelling strategic customer or

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
technology purpose supports such financing. The following table sets forth customer financing related information and commitments, excluding discontinued operations, as of December 31:

	2005	2004

Drawn and outstanding — gross	$51	$118
Provisions for doubtful accounts	(35)	(38)

Drawn and outstanding — net(a)	16	80
Undrawn commitments	50	69

Total customer financing	$66	$149

(a)	Included short-term and long-term amounts. Short-term and long-term amounts were included in accounts receivable — net and other assets, respectively, in the consolidated balance sheets.
During the years ended December 31, 2005, 2004 and 2003, Nortel recorded net customer financing bad debt expense (recovery) of $4, $(45) and $(122), respectively, as a result of settlements and adjustments to other existing provisions. The recoveries and expense were included in the consolidated statements of operations within SG&A expense.
During the years ended December 31, 2005 and 2004, Nortel entered into certain agreements to restructure and/or settle various customer financing and related receivables, including rights to accrued interest. As a result of these transactions, Nortel received cash consideration of approximately $112 ($36 of the proceeds was included in discontinued operations) and $147, respectively, to settle outstanding receivables of approximately $102 with a net carrying value of $101 ($33 of the net carrying value was included in discontinued operations) and $254 with a net carrying value of $75, for the years ended December 31, 2005 and 2004, respectively.
On December 10, 2004, Nortel entered into an agreement to settle customer financing receivables with a certain customer. As a result of these transactions, Nortel received cash consideration of approximately $16 and a deferred senior unsecured note of $33 (net carrying value of nil) to settle the outstanding receivables of approximately $118 with the net carrying value of nil.
On December 15 and 16, 2004, Nortel sold certain notes receivable and convertible notes receivable that had been received as a result of the restructuring of a customer financing arrangement for total cash proceeds of $116. The net carrying amount of the notes receivable and convertible notes receivable was $61. Nortel recorded a gain of $53, net of transaction costs of $2, in other income (expense) — net for the year ended December 31, 2004.
On December 23, 2004, a customer financing arrangement was restructured. The notes receivable and other accounts receivable that were restructured had a net carrying amount of $12 ($1 of the net carrying amount was included in discontinued operations), net of provisions for doubtful accounts of $182 ($63 of the provision was included in discontinued operations). The restructured notes were valued at $100 as of December 31, 2004 and a gain of $88 ($32 of the gain was included in discontinued operations) was recorded in the fourth quarter of 2004. On January 25, 2005, Nortel sold this receivable, including rights to accrued interest, for cash proceeds of $110.
During the years ended December 31, 2005 and 2004, Nortel reduced undrawn customer financing commitments by $19 ($8 relates to a VIE which Nortel began consolidating effective April 1, 2005) and $111, respectively, as a result of the expiration or cancellation of commitments and changing customer business plans. As of December 31, 2005, all undrawn commitments were available for funding under the terms of the financing agreements.

Consolidation of variable interest entities
Certain lease financing transactions of Nortel were structured through single transaction VIEs that did not have sufficient equity at risk as defined in FIN 46R. Effective July 1, 2003, Nortel prospectively began consolidating two VIEs for which Nortel was considered the primary beneficiary following the guidance of FIN 46, on the basis that Nortel retained certain risks associated with guaranteeing recovery of the unamortized principal balance of the VIEs debt, which represented the majority of the risks associated with the respective VIEs activities. The amount of the guarantees will be adjusted over time as the underlying debt matures. During 2004, the debt related to one of the VIEs was extinguished and as a result consolidation of this VIE was no longer required. As of December 31, 2005, Nortel’s consolidated balance sheet included $83 of long-term debt (see note 11) and $82 of plant and equipment — net related to the

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
remaining VIE. These amounts represented both the collateral and maximum exposure to loss as a result of Nortel’s involvement with the VIE.
Effective April 1, 2005, Nortel began consolidating a VIE for which Nortel was considered the primary beneficiary under FIN 46R. The VIE is a cellular phone operator in Russia. Loans to this entity comprise the majority of the entity’s subordinated financial support. No creditor of the VIE has recourse to Nortel. This entity’s financial results have been consolidated using the most recent financial information available.
On June 3, 2005, Nortel acquired PEC, a VIE, for which Nortel was considered the primary beneficiary under FIN 46R. The consolidated financial results of Nortel include PEC’s operating results from the date of the acquisition (see note 10).
On November 2, 2005, Nortel formed LG-Nortel, which is a VIE. Nortel is considered the primary beneficiary under FIN 46R. No creditor of the entity has recourse to Nortel. This entity’s financial results have been consolidated from the date of formation (see note 10).
As of December 31, 2005, Nortel did not have any variable interests related to transfers of financial assets. Nortel has other financial interests and contractual arrangements which would meet the definition of a variable interest under FIN 46R, including investments in other companies and joint ventures, customer financing arrangements, and guarantees and indemnification arrangements. As of December 31, 2005, none of these other interests or arrangements were considered significant variable interests and, therefore, did not meet the requirements for consolidation or disclosure under FIN 46R.
As a result of the Third Restatement adjustments, effective July 1, 2003, Nortel began to consolidate the Health and Welfare Trust, a VIE, for which Nortel was considered the primary beneficiary under FIN 46R (see note 4).

16.	Capital stock

Preferred shares
Nortel Networks Limited is authorized to issue an unlimited number of Class A preferred shares, which rank senior to the Class B preferred shares and the common shares upon a distribution of capital or assets, and an unlimited number of Class B preferred shares, which rank junior to the Class A preferred shares and senior to the common shares upon a distribution of capital or assets, in each case without nominal or par value. Each of the Class A and Class B preferred shares is issuable in one or more series, each series having such rights, restrictions and provisions as determined by the Board of Directors of Nortel at the time of issue. Class A preferred shares have been issued for consideration denominated in Canadian dollars and are presented in U.S. dollars after translation at the exchange rate in effect at the date of original issue. Each series of Class A preferred shares ranks in parity with every other series of Class A preferred shares. As of December 31, 2005 and 2004, the following outstanding Class A preferred shares were included in shareholders’ equity:

	Number of
	shares	$

	(thousands)
Series 5, issued November 26, 1996 for consideration of Canadian (“C”) $400	16,000	$294
Series 7, issued November 28, 1997 for consideration of C$350	14,000	$242
In addition, as of December 31, 2000, 200 shares of Cumulative Redeemable Class A Preferred Shares Series 4 (“Series 4 Shares”) were outstanding and included in shareholders’ equity at a value of $73. During the year ended December 31, 2001, the holders of all 200 Series 4 Shares of Nortel Networks Limited exercised their right to exchange their Series 4 Shares for common shares of Nortel Networks Corporation. Nortel Networks Corporation issued in aggregate approximately 9,035,000 common shares to the former holders of Series 4 Shares. As a result, pursuant to an agreement in respect of the Series 4 Shares exchange rights, Nortel Networks Limited issued approximately 4,090,000 common shares to NNC.
The Cumulative Redeemable Class A Preferred Shares Series 5 (“Series 5 Shares”) are presented net of tax effected issue costs of approximately $4. Until November 30, 2001, holders of Series 5 Shares were entitled to an annual fixed cumulative preferential cash dividend of Canadian $1.275 per share (5.1 percent), payable, if declared, quarterly. As of

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
December 1, 2001, holders of Series 5 Shares are entitled to, if declared, a monthly floating cumulative preferential cash dividend, which will float in relation to the average of the prime commercial lending rates of two designated Canadian chartered banks during the relevant month, as adjusted by the weighted-average trading price of Series 5 Shares during such month, up to a maximum of 100 percent of such prime rate. Holders of Series 5 Shares will have the right to convert their shares into Cumulative Redeemable Class A Preferred Shares Series 6 (“Series 6 Shares”), subject to certain conditions, on December 1, 2006, and on December 1 of every fifth year thereafter. No Series 6 Shares have been issued. Holders of Series 6 Shares will have a similar right to convert back into Series 5 Shares every five years. In certain circumstances, conversions may be automatic and mandatory. Series 5 Shares are redeemable at any time after December 1, 2001, at Nortel’s option, at Canadian $25.50 per share together with accrued and unpaid dividends up to, but excluding, the date of redemption. If issued on December 1, 2006, the Series 6 Shares will be redeemable at Nortel’s option at Canadian $25 per share, together with accrued and unpaid dividends up to but excluding, the date of redemption, on December 1, 2011, and on December 1 of every fifth year thereafter.
The Non-cumulative Redeemable Class A Preferred Shares Series 7 (“Series 7 Shares”) are presented net of tax effected issue costs of approximately $4. Holders of the Series 7 Shares were, until November 30, 2002, entitled to an annual fixed non-cumulative preferential cash dividend of Canadian $1.225 per share (4.9 percent), payable, if declared, quarterly on the first day of March, June, September and December. From December 1, 2002, holders of the Series 7 Shares are entitled to, if declared, a monthly floating non-cumulative preferential cash dividend. Holders of Series 7 Shares have the right to convert their shares into Non-cumulative Redeemable Class A Preferred Shares Series 8 (“Series 8 Shares”), subject to certain conditions, on December 1, 2007 and on December 1 of every fifth year thereafter. No Series 8 shares have been issued. Holders of the Series 8 Shares will have a similar right to convert back into Series 7 Shares every five years and, in certain circumstances conversions may be automatic and mandatory. Series 7 Shares are redeemable at any time after December 1, 2002 at Nortel’s option, at Canadian $25.50 per share together with declared and unpaid dividends up to, but excluding, the date of redemption. If issued on December 1, 2007, Series 8 Shares will also be redeemable at Nortel’s option at Canadian $25 per share, together with declared and unpaid dividends up to, but excluding, the date of redemption, on December 1, 2012, and on December 1 of every fifth year thereafter.

Common shares
Nortel Networks Limited is authorized to issue an unlimited number of common shares without nominal or par value. The outstanding number of common shares included in shareholders’ equity consisted of the following as of December 31:

	2005		2004		2003

	Number		Number		Number
	of shares	$	of shares	$	of shares	$

(Number of shares in thousands)
Balance at beginning of year	1,460,979	$1,211	1,460,979	$1,211	1,460,979	$1,211

Balance at end of year	1,460,979	$1,211	1,460,979	$1,211	1,460,979	$1,211

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

17.	Accumulated other comprehensive loss
The components of accumulated other comprehensive loss, net of tax, were as follows:

	2005	2004	2003

Accumulated foreign currency translation adjustment
Balance at the beginning of the year	$368	$181	$(334)
Change in foreign currency translation adjustment(a)	(146)	187	515

Balance at the end of the year	222	368	181

Unrealized gain (loss) on investments — net
Balance at the beginning of the year	30	94	24
Change in unrealized gain (loss) on investments	(2)	(64)	70

Balance at the end of the year(b)	28	30	94

Unrealized derivative gain (loss) on cash flow hedges — net
Balance at the beginning of the year	18	12	(3)
Change in unrealized derivative gain (loss) on cash flow hedges(c)	(11)	6	15

Balance at the end of the year	7	18	12

Minimum pension liability(d)
Balance at the beginning of the year	(934)	(824)	(638)
Change in minimum pension liability adjustment	(210)	(110)	(186)

Balance at the end of the year	(1,144)	(934)	(824)

Accumulated other comprehensive loss	$(887)	$(518)	$(537)

(a)	The change in the foreign currency translation adjustment was not adjusted for income taxes since it related to indefinite term investments in non-U.S. subsidiaries.
(b)	Certain securities deemed available-for-sale by Nortel were measured at fair value. Unrealized holding gains (losses) related to these securities were excluded from net earnings (loss) and were included in accumulated other comprehensive loss until realized. Unrealized gain (loss) on investments was net of tax of nil, for each of the years ended December 31, 2005, 2004 and 2003. During the years ended December 31, 2005, 2004 and 2003, realized (gains) losses on investments of $(9), $(14) and $(6), respectively, were reclassified to other income (expense) — net in the consolidated statements of operations.
(c)	During the years ended December 31, 2005, 2004 and 2003, net derivative gains of $18, $14 and $32 were reclassified to other income (expense) — net. Unrealized derivative gain (loss) on cash flow hedges is net of tax of nil, nil and nil for the years ended December 31, 2005, 2004 and 2003, respectively. Nortel estimates that $7 of net derivative gains (losses) included in accumulated other comprehensive loss will be reclassified into net earnings (loss) within the next 12 months.
(d)	Represents non-cash charges to shareholders’ equity related to the increase in the minimum required recognizable liability associated with Nortel’s pension plans (see note 9). The change in minimum pension liability adjustment is presented net of tax of $6, $7 and $31 for the years ended December 31, 2005, 2004 and 2003, respectively.

18.	Stock-based compensation plans

Stock options
Prior to 2005, Nortel granted options to purchase Nortel Networks Corporation common shares under two existing stock option plans, the 2000 Plan and the 1986 Plan. Under these two plans, options to purchase Nortel Networks Corporation common shares could be granted to employees and, under the 2000 Plan, options could be granted to directors of Nortel. The options under both plans entitle the holders to purchase one common share at a subscription price of not less than 100 percent of market value on the effective date of the grant. Subscription prices are stated and payable in U.S. dollars for U.S. options and in Canadian dollars for Canadian options. Generally, options granted prior to 2003 vest 33 1/3  percent on the anniversary date of the grant for three years. Commencing in 2003, options granted generally vest 25 percent each year over a four year period on the anniversary date of the grant. The committee of the Board of Directors of Nortel that administers both plans generally has the discretion to vary the period during which the holder has the right to exercise options and, in certain circumstances, may accelerate the right of the holder to exercise options, but in no case shall the term of an option exceed ten years. Nortel meets its obligations under both plans by issuing Nortel Networks Corporation common shares.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
During 2005, the shareholders of Nortel approved a new stock-based compensation plan, the Nortel 2005 Stock Incentive Plan (“SIP”), which permits grants of stock options, including incentive stock options, stock appreciation rights, performance stock units and RSUs. Stock options granted under the SIP may be granted only to employees of the Company. The subscription price for each share subject to an option shall not be less than 100% of the market value on the effective date of the grant.
Subscription prices are stated and payable in U.S. dollars for U.S. options and in Canadian dollars for Canadian options. The options granted generally vest 25% each year over a four year period on the anniversary date of the grant. The committee of the Board of Directors of Nortel that administers the SIP generally has the discretion to vary the period during which the holder has the right to exercise options and, in certain circumstances, may accelerate the right of the holder to exercise options, but in no case shall the term of the option exceed ten years.
Options granted under the SIP, 2000 Plan and 1986 Plan may be granted with or without a SAR. A SAR entitles the holder to receive payment of an amount equivalent to the excess of the market value of a common share at the time of exercise of the SAR over the subscription price of the common share to which the option relates. Options with SARs may be granted on a cancellation basis, in which case the exercise of one causes the cancellation of the other, or on a simultaneous basis, in which case the exercise of one causes the exercise of the other. As of December 31, 2005 and 2004, there were no SARs outstanding.
In January 1995, a key contributor stock option program (the “Key Contributor Program”) was established that applies to both the 1986 Plan and the 2000 Plan. Under that program, a participant was granted concurrently an equal number of initial options and replacement options. The initial options and the replacement options expire ten years from the date of grant. The initial options have an exercise price equal to the market value of common shares of Nortel Networks Corporation on the date of grant and the replacement options have an exercise price equal to the market value of common shares of Nortel Networks Corporation on the date all of the initial options are fully exercised, provided that in no event will the exercise price be less than the exercise price of the initial options. Replacement options are generally exercisable commencing 36 months after the date all of the initial options are fully exercised, provided that the participant beneficially owns a number of common shares of Nortel Networks Corporation at least equal to the number of common shares subject to the initial options less any common shares sold to pay for options costs, applicable taxes and brokerage costs associated with the exercise of the initial options. No Key Contributor Program options were granted for the years ended December 31, 2005 and 2004, respectively, under either stock option plan.
NNC also assumed stock option plans in connection with the acquisition of various companies. Common shares of Nortel Networks Corporation are issuable upon the exercise of options under the assumed stock option plans, although no further options may be granted under the assumed plans. The vesting periods for options granted under these assumed stock option plans may differ from the SIP, 2000 Plan and 1986 Plan, but are not considered to be significant to Nortel’s overall use of stock-based compensation.

Restricted stock unit plans
The Nortel Networks Limited Restricted Stock Unit Plan is a long-term incentive plan that generally provides executive officers and certain senior management with the opportunity to receive RSUs over a specified period of time if assigned performance thresholds are achieved and the compensation and human resources committee (formerly the joint leadership resources committee) of the Boards of Directors of Nortel and NNC (the “Committee”) determines, in its discretion, to issue and settle all or a portion of the allocated RSUs. Each RSU issued entitles the holder, upon exercise, to receive one authorized, but until selling of the RSUs unissued, common share of Nortel Networks Corporation, purchased either on the open market, or from shares held in third party trusts. As a result of changes to the NYSE listing standards effective June 30, 2004, no further RSUs may be allocated without shareholder approval.
The RSUs allocated in 2003 had a three year performance period ended December 31, 2005, which included four performance thresholds. The performance criteria for each of the four performance thresholds were distinct “Return on Sales Before Tax” percentage targets, calculated on a rolling four-quarter basis. In order to receive a payout, the recipient must have continued employment until the date the allocated RSUs were issued and settled. Once the Committee determined that a threshold had been achieved, the Committee had the discretion to determine whether additional factors should be considered in determining the number of allocated RSUs to be issued and settled. Such

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
additional factors included the performance of competitors and other relevant business, financial, competitive, political and other criteria deemed appropriate by the Committee. Nortel issued and settled approximately 13 million units of the RSUs allocated in 2003.
On January 10, 2005, the Committee exercised the discretion reserved to it with respect to the RSUs allocated in 2003 and determined, and the Boards of Directors of Nortel and NNC confirmed and approved, that no additional RSUs allocated in 2003 would be issued (including in connection with the achievement of the third and fourth “Return on Sales Before Tax” performance targets or otherwise) and that all unissued RSUs relating to 2003 were immediately terminated and cancelled in their entirety.
The SIP, an additional equity incentive plan, was approved by shareholders of Nortel at the June 29, 2005 combined 2004 and 2005 annual meeting of shareholders. Under the SIP, time based or performance based RSUs may be amended.
The number of RSUs (in millions) allocated as of December 31, 2005, 2004 and 2003 were approximately 7, 11 and 20, respectively. All of the RSUs awarded to executive officers in 2005 are time based awards granted pursuant to the SIP. Generally, each award vests in equal installments on the first three anniversary dates of the date of the award. The RSUs awarded in 2005 under the SIP will be settled in shares at the time of vesting.

Directors’ deferred share compensation plans
Under the Nortel Networks Corporation Directors’ Deferred Share Compensation Plan and the Nortel Networks Limited Directors’ Deferred Share Compensation Plan, non-employee directors can elect to receive all or a portion of their compensation for services rendered as a director of Nortel or NNC, any committees thereof, and as board or committee chairperson, in cash, share units or a combination of cash and share units. Generally, the share units are settled four trading days following the release of NNC’s financial results after the director ceases to be a member of the applicable board, and each share unit entitles the holder to receive one common share of Nortel Networks Corporation purchased on the open market. As of December 31, 2005 and 2004, the number of share units outstanding (in millions) was 1 and 2, respectively.

Employee stock purchase plans
Nortel has ESPPs to facilitate the acquisition of common shares of Nortel Networks Corporation by eligible employees. On June 29, 2005, the shareholders of NNC approved three new stock purchase plans, the Nortel Global Stock Purchase Plan, the Nortel U.S. Stock Purchase Plan and the Nortel Stock Purchase Plan for Members of the Savings and Retirement Program which have been launched in jurisdictions throughout the world.
The ESPPs are designed to have four offering periods each year, with each offering period beginning on the first day of each calendar quarter. Eligible employees were permitted to have up to 10 percent of their eligible compensation deducted from their pay during each offering period to contribute towards the purchase of Nortel Networks Corporation common shares. The Nortel Networks Corporation common shares were purchased by an independent broker through the facilities of the TSX and/or NYSE, and held by a custodian on behalf of the plan participants.

December 31, 2005 Purchase
For eligible employees, Nortel Networks Corporation common shares were purchased on the TSX at fair market value but employees effectively paid only 85% of that price as a result of Nortel contributing the remaining 15% of the price.
The purchases under the ESPPs for the years ended December 31 are shown below:

	2005	2004	2003

	(Number of shares in
	thousands)
Nortel Networks Corporation common shares purchased(a)	776	—	11,532
Weighted-average price of shares purchased	$3.08	$—	$3.10

(a)	Compensation expense was recognized for Nortel’s portion of the contributions. Nortel contributed an amount equal to the difference between the market price and the purchase price.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
The delay in filing the 2003, 2004 and 2005 Annual Reports (see note 22) resulted in suspension of the purchase of Nortel Networks Corporation common shares under the stock purchase plans. In lieu of the employer portion of stock purchase plan contributions, Nortel made equivalent pre-tax payments to eligible employees during the year ended December 31, 2005 totaling $5, which was recorded as compensation expense.

Stock-based compensation
Effective January 1, 2003, Nortel elected to adopt the fair value based method for measurement and recognition of all stock-based compensation prospectively for all awards granted, modified or settled on or after January 1, 2003 in accordance with SFAS 148. Prior to January 1, 2003, Nortel, as permitted under SFAS 123, applied the intrinsic value method under APB 25 and related interpretations in accounting for its employee stock-based compensation plans.
The fair value at grant date of stock options is estimated using the Black-Scholes-Merton option-pricing model. Compensation expense is recognized on a straight-line basis over the stock option vesting period. Adjustments to compensation expense due to not meeting employment vesting requirements are accounted for in the period when they occur.
Stock based compensation recorded during the years ended December 31 was as follows:

	2005	2004	2003

Stock-based compensation:
Stock option expense	$87	$76	$26
Employer portion of ESPPs(a)	—	—	6
RSU expense(a)	1	41	19
DSU expense(a)	1	(1)	3

Total stock-based compensation reported — net of tax	$89	$116	$54

(a)	Compensation related to employer portion of ESPPs, RSUs and DSUs was net of tax of nil in each period.
During the year ended December 31, 2005, approximately 64 million stock options were granted. During the year ended December 31, 2004, approximately 38 million stock options were granted.
The following weighted-average assumptions were used in computing the fair value of stock options for purposes of expense recognition and pro forma disclosures, as applicable, for the following periods:

	2005	2004	2003

Black-Scholes weighted-average assumptions
Expected dividend yield	0.00%	0.00%	0.00%
Expected volatility	86.26%	94.47%	92.49%
Risk-free interest rate	4.11%	2.96%	2.81%
Expected option life in years	4	4	4
Weighted-average stock option fair value per option granted	$1.88	$5.21	$1.57

19.	Discontinued operations
In 2001, Nortel’s Board of Directors approved a plan to discontinue Nortel’s access solutions operations consisting of all of Nortel’s narrowband and broadband access solutions, including copper, cable and fixed wireless solutions, as well as Nortel’s then consolidated membership interest in Arris Group and equity investment in Elastic Networks, Inc. (“Elastic Networks”). Also affected by the decision were Nortel’s prior acquisitions of Sonoma Systems (“Sonoma”), Promatory Communications, Inc. (“Promatory”), Aptis Communications, Inc. (“Aptis”) and Broadband Networks Inc.
Certain disposal activities were delayed beyond the original planned timeframe of one year due to the prolonged deterioration in industry and market conditions during 2003. Accordingly, during the year ended December 31, 2003, Nortel continued to wind down its access solutions operations and, as of December 31, 2003, Nortel had substantially completed the wind down of these operations.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
The following consolidated financial results for discontinued operations are presented as of December 31 for the consolidated statements of operations and consolidated statements of cash flows:

Consolidated statements of operations:

	2005	2004	2003

Revenues	$—	$4	$14

Net gain (loss) on disposal of operations — net of tax (a)	$1	$49	$183

Net earnings (loss) from discontinued operations — net of tax	$1	$49	$183

(a)	Net gain (loss) on disposal of operations was net of an applicable income tax expense (benefit) of nil, nil and $1 for the years ended December 31, 2005, 2004 and 2003, respectively.

Consolidated statements of cash flows:

	2005	2004	2003

Cash flows from (used in) discontinued operations
Operating activities	$33	$22	$138
Investing activities	—	—	$241

Net cash from discontinued operations	$33	$22	$379

2005 Activity
Nortel recorded net earnings from discontinued operations — net of tax, of $1 in 2005.

2004 Activity
Nortel recorded net earnings from discontinued operations — net of tax, of $49 in 2004. The significant items included in net earnings are summarized below.
During the year ended December 31, 2004, Nortel reassessed its remaining provisions for discontinued operations and recorded a net gain of $17, consisting of changes in estimates of $13 for liabilities and $4 for both short-term and long-term receivables.
On December 23, 2004, a customer financing arrangement was restructured. The notes receivable that were restructured had a net carrying amount of $1, net of a provision of $63. The arrangement increased the net carrying amount of the receivable to $33 and resulted in a gain of $32 due to the revaluation of the receivable. On January 25, 2005, Nortel sold this receivable for cash proceeds (see note 15).

2003 Activity
Nortel recorded net earnings from discontinued operations — net of tax, of $183 in 2003. The significant items included in net earnings are summarized below.
During the year ended December 31, 2003, Nortel reassessed its remaining provisions for discontinued operations and recorded a net gain of $68, consisting of changes in estimates of $149 for liabilities, offset by additional provisions for both short-term and long-term receivables of $81.
On December 17, 2003, Nortel entered into an agreement to settle an outstanding $21 note receivable from one of its customers, which was previously provisioned, for total cash proceeds of approximately $17. A gain of $17 was recorded as a result of this transaction.
On December 23, 2003, Nortel sold certain plant and equipment, inventory, patent and other intellectual property related to its fixed wireless access operations, to Airspan Networks Inc. (“Airspan”). Nortel received cash proceeds of $13. The majority of the assets transferred to Airspan had previously been written off by Nortel as part of its discontinued operations. As a result of this transaction, Nortel recorded a gain of $14 during the year ended December 31, 2003.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
On March 24, 2003, Nortel sold 8 million common shares of Arris Group back to Arris Group for cash consideration of $28 pursuant to a March 11, 2003 agreement, which resulted in a gain of $12. Following this transaction, Nortel’s interest in Arris Group was reduced to 18.8 percent, and it ceased equity accounting for the investment. As a result, Nortel classified its remaining ownership interest in Arris Group as an available-for-sale investment within continuing operations.
On March 18, 2003, Nortel assigned its subordinated redeemable preferred interest (“membership interest”) in Arris Interactive, L.L.C. (“Arris Interactive”) to ANTEC Corporation, an Arris Group company, for cash consideration of $88. As a result of this transaction, Nortel recorded a loss of $2. Also in connection with the March 2003 transactions, Nortel received $11 upon settlement of a sales representation agreement with Arris Group and recorded a gain of $11.
On March 20, 2003, Nortel entered into an agreement with a customer to restructure approximately $465 of trade and customer financing receivables owed to Nortel, the majority of which was previously provisioned. As a result of the restructuring agreement, Nortel received consideration including cash of $125, notes receivable and an ownership interest which were fully provided for and the mutual release of all other claims between the parties. A gain of $66 was recorded as a result of the transaction. In addition to the restructuring agreement, a five year equipment and services supply agreement was entered into requiring customer payment terms of either cash in advance or guarantee by letters of credit in favor of Nortel.

20.	Related party transactions
In the ordinary course of business, Nortel engages in transactions with certain of its equity-owned investees that are under or are subject to Nortel’s significant influence and with joint ventures of Nortel. These transactions are sales and purchases of goods and services under usual trade terms and are measured at their exchange amounts.
Transactions with related parties for the years ended December 31 are summarized as follows:

	2005	2004	2003

Consolidated statements of operations
Revenues	$4	$2	$3

Purchases:
Bookham	$20	$73	$84
LG Electronics Inc.(a)	41	—	—
Sasken Communications technology Ltd.(b)	18	—	—
Other	11	—	15

Total	$90	$73	$99

Research and development expense	$18	$20	$30

(a)	LG is a minority interest holder of LG-Nortel. Nortel’s purchases relate primarily to certain inventory related items. As of December 31, 2005, accounts payable to LG were $18.
(b)	Nortel currently owns a minority interest in Sasken Communications Technology Ltd (“Sasken”). Nortel’s purchases from Sasken relate primarily to software and other software development related purchases. As of December 31, 2005, accounts payable to Sasken were $2.
Balances with related parties as of December 31 were as follows:

	2005	2004

Consolidated balance sheets
Owing from NNC	$206	$134
Owing from NNC subsidiaries	98	114
Other related parties	(18)	(5)

Related party receivables	$286	$243

Nortel purchases certain inventory for its Enterprise Solutions and Packet Networks business from Bookham, a related party due to Nortel’s equity interest in Bookham. During the years ended December 31, 2005, 2004 and 2003, Nortel’s aggregate purchases from Bookham were $20, $73 and $84, respectively. As of December 31, 2005 and December 31,

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
2004, accounts payable to Bookham were nil and $5, respectively. Nortel also has certain notes receivable due from Bookham with a carrying amount of $20 and $20 as of December 31, 2005 and 2004, respectively.
Nortel currently relies on Bookham as its sole supplier of key components to Nortel’s optical networks solutions in its Enterprise Solutions and Packet Networks segment. On December 2, 2004, Nortel and Bookham entered into a restructuring agreement which, among other changes, extended the maturity date of a senior secured note (the “Series B Note”) by one year from November 8, 2005 to November 8, 2006, and eliminated the conversion feature of a senior unsecured note (the “Series A Note”). Bookham also agreed to secure the Series A Note, provide additional collateral for the Series A Note and the Series B Note, and provide Nortel with other debt protection covenants. See note 10 for additional information on the Bookham transactions.
In 2001, Nortel completed the sale of substantially all of the assets in the Cogent Defence Systems (“CDS”) business to EADS Telecom. At that time, Nortel held a 41 percent ownership interest in EADS Telecom and EADS held the remaining 59 percent. Under the terms of the agreement, Nortel sold substantially all of its assets in the CDS business including: fixed assets; accounts receivable; inventory; intellectual property; and licenses (but excluding cash on hand as at the closing date) for consideration of approximately $143, comprised of a loan note due in 2002 and a call option to acquire an additional approximate 7 percent ownership interest in NNF beginning in 2004. Nortel recorded a gain on the sale of approximately $37 which was included in (gain) loss on sale of businesses and assets, and a deferred gain of $26, which is amortized into (gain) loss on sale of businesses and assets over the life of the assets sold to EADS Telecom. In 2002, in connection with negotiations with EADS, the loan note and call option were cancelled and a new loan note was issued to satisfy the remaining consideration owing in 2003. As a result, Nortel recorded an additional gain on the sale of approximately $30, which was included in (gain) loss on sale of businesses and assets and a further deferred gain of $21, which is amortized into (gain) loss on sale of businesses and assets over the remaining life of the assets sold to EADS Telecom in 2001. During the years ended December 31, 2003 and 2002, $13 and $11, respectively, of the deferred gain was amortized into (gain) loss on sale of businesses and assets. On September 18, 2003, as a result of the sale of Nortel’s 41 percent interest in EADS Telecom (see note 10), the remaining unamortized deferred gain of $23 related to the sale of substantially all of the assets in the CDS business during the year ended December 31, 2001, was recognized and included in (gain) loss on sale of businesses and assets.

21.	Contingencies
Subsequent to the February 15, 2001 announcement in which NNC provided revised guidance for financial performance for the 2001 fiscal year and the first quarter of 2001, NNC and certain of its then current officers and directors were named as defendants in more than twenty-five purported class action lawsuits. These lawsuits in the U.S. District Courts for the Eastern District of New York, the Southern District of New York and the District of New Jersey and in courts in the provinces of Ontario, Québec and British Columbia in Canada, on behalf of shareholders who acquired Nortel Networks Corporation securities as early as October 24, 2000 and as late as February 15, 2001, allege, among other things, violations of U.S. federal and Canadian provincial securities laws. These matters also have been the subject of review by Canadian and U.S. securities regulatory authorities. On May 11, 2001, the defendants filed motions to dismiss and/or stay in connection with the three proceedings in Québec primarily based on the factual allegations lacking substantial connection to Québec and the inclusion of shareholders resident in Québec in the class claimed in the Ontario lawsuit. The plaintiffs in two of these proceedings in Québec obtained court approval for discontinuances of their proceedings on January 17, 2002. The motion to dismiss and/or stay the third proceeding (the “Québec I Action”) was heard on November 6, 2001 and the court deferred any determination on the motion to the judge who will hear the application for authorization to commence a class proceeding. On December 6, 2001, the defendants filed a motion seeking leave to appeal that decision. The motion for leave to appeal was dismissed on March 11, 2002. On October 16, 2001, an order in the U.S. District Court for the Southern District of New York was filed consolidating twenty-five of the related U.S. class action lawsuits into a single case, appointing class plaintiffs and counsel for such plaintiffs (the “Nortel I Class Action”). The plaintiffs served a consolidated amended complaint on January 18, 2002. On December 17, 2001, the defendants in the British Columbia action (the “British Columbia Action”) served notice of a motion requesting the court to decline jurisdiction and to stay all proceedings on the grounds that British Columbia is an inappropriate forum. The motion has been adjourned at the plaintiffs’ request to a future date to be set by the parties.

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Notes to Consolidated Financial Statements — (Continued)
On April 1, 2002, NNC filed a motion to dismiss the Nortel I Class Action on the ground that it failed to state a cause of action under U.S. federal securities laws. On January 3, 2003, the District Court denied the motion to dismiss the consolidated amended complaint for the Nortel I Class Action. The plaintiffs served a motion for class certification on March 21, 2003. On May 30, 2003, the defendants served an opposition to the motion for class certification. Plaintiffs’ reply was served on August 1, 2003. The District Court held oral arguments on September 3, 2003 and issued an order granting class certification on September 5, 2003. On September 23, 2003, the defendants filed a motion in the U.S. Court of Appeals for the Second Circuit for permission to appeal the class certification decision. The plaintiffs’ opposition to the motion was filed on October 2, 2003. On November 24, 2003, the U.S. Court of Appeals for the Second Circuit denied the motion. On March 10, 2004, the District Court approved the form of notice to the class, which was published and mailed.
On July 17, 2002, a purported class action lawsuit (the “Ontario Claim”) was filed in the Ontario Superior Court of Justice, Commercial List, naming NNC, certain of its current and former officers and directors and its auditors as defendants. The factual allegations in the Ontario Claim are substantially similar to the allegations in the Nortel I Class Action. The Ontario Claim is on behalf of all Canadian residents who purchased Nortel Networks Corporation securities (including options on Nortel Networks Corporation securities) between October 24, 2000 and February 15, 2001. The plaintiffs claim damages of Canadian $5,000, plus punitive damages in the amount of Canadian $1,000, prejudgment and postjudgment interest and costs of the action. On September 23, 2003, the Court issued an order allowing the plaintiffs to proceed to amend the Ontario Claim and requiring that the plaintiffs serve class certification materials by December 15, 2003. On September 24, 2003, the plaintiffs filed a notice of discontinuance of the original action filed in Ontario. On December 12, 2003, plaintiffs’ counsel requested an extension of time to January 21, 2004 to deliver class certification materials. On January 21, 2004, plaintiffs’ counsel advised the Court that the two representative plaintiffs in the action no longer wished to proceed, but counsel was prepared to deliver draft certification materials pending the replacement of the representative plaintiffs. On February 19, 2004, the plaintiffs’ counsel advised the Court of a potential new representative plaintiff. On February 26, 2004, the defendants requested the Court to direct the plaintiffs’ counsel to bring a motion to permit the withdrawal of the current representative plaintiffs and to substitute the proposed representative plaintiff. On June 8, 2004, the Court signed an order allowing a Second Fresh as Amended Statement of Claim that substituted one new representative plaintiff, but did not change the substance of the prior claim.
Subsequent to the March 10, 2004 announcement in which NNC indicated it was likely that it would need to revise its previously announced unaudited results for the year ended December 31, 2003, and the results reported in certain of its quarterly reports for 2003, and to restate its previously filed financial results for one or more earlier periods, NNC and certain of its then current and former officers and directors were named as defendants in 27 purported class action lawsuits. These lawsuits in the U.S. District Court for the Southern District of New York on behalf of shareholders who acquired Nortel Networks Corporation securities as early as February 16, 2001 and as late as May 15, 2004, allege, among other things, violations of U.S. federal securities laws. These matters are also the subject of investigations by Canadian and U.S. securities regulatory and criminal investigative authorities. On June 30, 2004, the Court signed Orders consolidating the 27 class actions (the “Nortel II Class Action”) and appointing lead plaintiffs and lead counsel. The plaintiffs filed a consolidated class action complaint on September 10, 2004, alleging a class period of April 24, 2003 through and including April 27, 2004. On November 5, 2004, NNC and the Audit Committee Defendants filed a motion to dismiss the consolidated class action complaint. On January 18, 2005, the lead plaintiffs, NNC and the Audit Committee Defendants reached an agreement in which NNC would withdraw its motion to dismiss and plaintiffs would dismiss Count II of the complaint, which asserts a claim against the Audit Committee Defendants. On May 13, 2005, the plaintiffs filed a motion for class certification. On September 16, 2005, lead plaintiffs filed an amended consolidated class action complaint that rejoined the previously dismissed Audit Committee Defendants as parties to the action. On March 16, 2006, the plaintiffs withdrew their motion for class certification.
On July 28, 2004, Nortel and NNC, and certain of their current and former officers and directors, were named as defendants in a purported class proceeding in the Ontario Superior Court of Justice on behalf of shareholders who acquired Nortel Networks Corporation securities as early as November 12, 2002 and as late as July 28, 2004 (the “Ontario I Action”). This lawsuit alleges, among other things, breaches of trust and fiduciary duty, oppressive conduct and misappropriation of corporate assets and trust property in respect of the payment of cash bonuses to executives, officers and employees in 2003 and 2004 under the Nortel Return to Profitability bonus program and seeks damages of

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Canadian $250 and an order under the Canada Business Corporations Act directing that an investigation be made respecting these bonus payments.
On February 16, 2005, a motion for authorization to institute a class action on behalf of residents of Québec, who purchased Nortel securities between January 29, 2004 and March 15, 2004, was filed in the Québec Superior Court naming NNC as a defendant (the “Québec II Action”). The motion alleges that Nortel made misrepresentations about 2003 financial results.
On March 9, 2005, NNC and certain of its current and former officers and directors and its auditors were named as defendants in a purported class action proceeding filed in the Ontario Superior Court of Justice, Commercial List, on behalf of all Canadian residents who purchased Nortel Networks Corporation securities from April 24, 2003 to April 27, 2004 (the “Ontario II Action”). This lawsuit alleges, among other things, negligence, misrepresentations, oppressive conduct, insider trading and violations of Canadian corporation and competition laws in connection with NNC’s 2003 financial results and seeks damages of Canadian $3,000, plus punitive damages in the amount of Canadian $1,000, prejudgment and postjudgment interest and costs of the action.
On September 30, 2005, NNC announced that a mediator had been jointly appointed by the two U.S. District Court Judges presiding over the Nortel I Class Action and the Nortel II Class Action to oversee settlement negotiations between NNC and the lead plaintiffs in these two actions. The appointment of the mediator was pursuant to a request by NNC and the lead plaintiffs for the Courts’ assistance to facilitate the possibility of achieving a global settlement regarding these actions. The settlement discussions before the mediator are confidential and non-binding on the parties without prejudice to their respective positions in the litigation. The mediator, United States District Court Judge the Honorable Robert W. Sweet, is not presiding over either of these actions. On February 8, 2006, NNC announced that, as a result of this mediation process, NNC and the lead plaintiffs in the Nortel I Class Action and the Nortel II Class Action have reached an agreement in principle to settle these lawsuits (the “Proposed Class Action Settlement”).
The Proposed Class Action Settlement would be part of, and is conditioned on, NNC reaching a global settlement encompassing all pending shareholder class actions and proposed shareholder class actions commenced against NNC and certain other defendants following Nortel’s announcement of revised financial guidance during 2001, and Nortel’s revision of its 2003 financial results and restatement of other prior periods, including, without limitation, the Nortel I Class Action, the Nortel II Class Action, the Ontario Claim, the Québec I Action, the British Columbia Action, the Ontario I Action, the Québec II Action and the Ontario II Action. The Proposed Class Action Settlement is also conditioned on the receipt of all required court, securities regulatory and stock exchange approvals. The Proposed Class Action Settlement would contain no admission of wrongdoing by Nortel or any of the other defendants.
The Proposed Class Action Settlement was also conditioned on NNC and the lead plaintiffs reaching agreement on corporate governance related matters and the resolution of insurance related issues. On March 17, 2006 NNC announced that it and the lead plaintiff had reached such an agreement with NNC’s insurers agreeing to pay $228.5 in cash towards the settlement and NNC agreeing with its insurers to certain indemnification obligations. On April 3, 2006, the insurance proceeds were placed into escrow by the insurers. NNC believes that these indemnification obligations would be unlikely to materially increase its total cash payment obligations under the Proposed Class Action Settlement. The insurance payments would not reduce the amounts payable by NNC as noted below. NNC also agreed to certain corporate governance enhancements, including the codification of certain of its current governance practices in its Board of Directors written mandate and the inclusion in its annual proxy circular and proxy statement of a report on certain of its governance practices.
Under the terms of the proposed global settlement contemplated by the Proposed Class Action Settlement, NNC would make a payment of $575 in cash, issue 628,667,750 of Nortel Networks Corporation common shares (representing 14.5% of NNC’s equity as of February 7, 2006), and contribute one-half of any recovery in NNC’s existing litigation against Messrs. Frank Dunn, Douglas Beatty and Michael Gollogly, NNC’s former senior officers who were terminated for cause in April 2004, seeking the return of payments made to them under NNC’s bonus plan in 2003. In the event of a share consolidation of Nortel Networks Corporation common shares, the number of Nortel Networks Corporation common shares to be issued pursuant to the Proposed Class Action Settlement would be adjusted accordingly. The total settlement amount would include all plaintiffs’ court-approved attorneys’ fees. As a result of the Proposed Class Action Settlement, NNC has established a litigation provision and recorded a charge to its full-year 2005 financial results of $2,474, $575 of which relates to the proposed cash portion of the Proposed Class Action Settlement, while $1,899 relates to the proposed

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equity component and will be adjusted in future quarters based on the fair value of the Nortel Networks Corporation common shares issuable until the finalization of the settlement. Any change to the terms of the Proposed Class Action Settlement would likely result in an adjustment to the litigation provision.
NNC and the lead plaintiffs in the Nortel I Class Action and the Nortel II Class Action are continuing discussions towards a definitive settlement agreement based on the Proposed Class Action Settlement. At this time, it is not certain that such an agreement can be reached, that each of the actions noted above can be brought into, or otherwise bound by, the proposed settlement, if finalized, or that any such definitive settlement agreement would receive the required court and other approvals in all applicable jurisdictions, and the timing of any developments related to these matters is not certain.
In addition to the shareholder class actions encompassed by the Proposed Class Action Settlement, NNC is also subject to ongoing regulatory and criminal investigations and related matters relating to its accounting restatements, and to certain other class actions, securities litigation and other actions described below. The Proposed Class Action Settlement and the litigation provision charge taken in connection with the Proposed Class Action Settlement do not relate to these matters. NNC has not provided any additional provisions at this time for any potential judgments, fines, penalties or settlements that may arise from these other pending investigations or actions (other than for professional fees and expenses incurred).
On April 5, 2004, NNC announced that the SEC had issued a formal order of investigation in connection with NNC’s previous restatement of its financial results for certain periods, as announced in October 2003, and NNC’s announcements in March 2004 regarding the likely need to revise certain previously announced results and restate previously filed financial results for one or more periods. The matter had been the subject of an informal SEC inquiry. On April 13, 2004, NNC announced that it had received a letter from the staff of the Ontario Securities Commission (the “OSC”) advising that there is an OSC Enforcement Staff investigation into the same matters that are the subject of the SEC investigation.
On May 14, 2004, NNC announced that it had received a federal grand jury subpoena for the production of certain documents, including financial statements and corporate, personnel and accounting records, in connection with an ongoing criminal investigation being conducted by the U.S. Attorney’s Office for the Northern District of Texas, Dallas Division. On August 23, 2005, NNC received an additional federal grand jury subpoena in this investigation seeking production of additional documents, including documents relating to the Nortel Retirement Income Plan and the Nortel Long-Term Investment Plan.
On August 16, 2004, NNC received a letter from the Integrated Market Enforcement Team of the Royal Canadian Mounted Police (“RCMP”) advising NNC that the RCMP would be commencing a criminal investigation into NNC’s financial accounting situation.
A purported class action lawsuit was filed in the U.S. District Court for the Middle District of Tennessee on December 21, 2001, on behalf of participants and beneficiaries of the Nortel Long-Term Investment Plan (the “Plan”) at any time during the period of March 7, 2000 through the filing date and who made or maintained Plan investments in Nortel Networks Corporation common shares, under the Employee Retirement Income Security Act (“ERISA”) for Plan-wide relief and alleging, among other things, material misrepresentations and omissions to induce Plan participants to continue to invest in and maintain investments in Nortel Networks Corporation common shares in the Plan. A second purported class action lawsuit, on behalf of the Plan and Plan participants for whose individual accounts the Plan purchased Nortel Networks Corporation common shares during the period from October 27, 2000 to February 15, 2001 and making similar allegations, was filed in the same court on March 12, 2002. A third purported class action lawsuit, on behalf of persons who are or were Plan participants or beneficiaries at any time since March 1, 1999 to the filing date and making similar allegations, was filed in the same court on March 21, 2002. The first and second purported class action lawsuits were consolidated by a new purported class action complaint, filed on May 15, 2002 in the same court and making similar allegations, on behalf of Plan participants and beneficiaries who directed the Plan to purchase or hold shares of certain funds, which held primarily Nortel Networks Corporation common shares, during the period from March 7, 2000 through December 21, 2001. On September 24, 2002, plaintiffs in the consolidated action filed a motion to consolidate all the actions and to transfer them to the U.S. District Court for the Southern District of New York. The plaintiffs then filed a motion to withdraw the pending motion to consolidate and transfer. The withdrawal was granted by

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the District Court on December 30, 2002. A fourth purported class action lawsuit, on behalf of the Plan and Plan participants for whose individual accounts the Plan held Nortel Networks Corporation common shares during the period from March 7, 2000 through March 31, 2001 and making similar allegations, was filed in the U.S. District Court for the Southern District of New York on March 12, 2003. On March 18, 2003, plaintiffs in the fourth purported class action filed a motion with the Judicial Panel on Multidistrict Litigation to transfer all the actions to the U.S. District Court for the Southern District of New York for coordinated or consolidated proceedings pursuant to 28 U.S.C. section 1407. On June 24, 2003, the Judicial Panel on Multidistrict Litigation issued a transfer order transferring the Southern District of New York action to the U.S. District Court for the Middle District of Tennessee (the “Consolidated ERISA Action”). On September 12, 2003, the plaintiffs in all the actions filed a consolidated class action complaint. On October 28, 2003, the defendants filed a motion to dismiss the complaint and a motion to stay discovery pending disposition of the motion to dismiss. On March 30, 2004, the plaintiffs filed a motion for certification of a class consisting of participants in, or beneficiaries of, the Plan who held shares of the Nortel Stock Fund during the period from March 7, 2000 through March 31, 2001. On April 27, 2004, the Court granted the defendants’ motion to stay discovery pending resolution of defendants’ motion to dismiss. On June 15, 2004, the plaintiffs filed a First Amended Consolidated Class Action Complaint that added additional current and former officers and employees as defendants and expanded the purported class period to extend from March 7, 2000 through to June 15, 2004. On June 17, 2005, the plaintiffs filed a Second Amended Consolidated Class Action Complaint that added additional current and former directors, officers and employees as defendants and alleged breach of fiduciary duty on behalf of the Plan and as a purported class action on behalf of participants and beneficiaries of the Plan who held shares of the Nortel Networks Stock Fund during the period from March 7, 2000 through June 17, 2005. On July 8, 2005, the defendants filed a Renewed Motion to Dismiss Plaintiffs’ Second Amended Class Action Complaint. On July 29, 2005, plaintiffs filed an opposition to the motion, and defendants filed a reply memorandum on August 12, 2005. On March 30, 2006, the defendants filed an additional motion to dismiss raising the jurisdictional challenge that all former plan participants, including one of the named plaintiffs, lack standing to assert a claim under ERISA. On April 17, 2006, the plaintiffs filed a motion to strike this motion to dismiss.
On May 18, 2004, a purported class action lawsuit was filed in the U.S. District Court for the Middle District of Tennessee on behalf of individuals who were participants and beneficiaries of the Plan at any time during the period of December 23, 2003 through the filing date and who made or maintained Plan investments in Nortel Networks Corporation common shares, under the ERISA for Plan-wide relief and alleging, among other things, breaches of fiduciary duty. On September 3, 2004, the Court signed a stipulated order consolidating this action with the Consolidated ERISA Action described above. On June 16, 2004, a second purported class action lawsuit, on behalf of the Plan and Plan participants for whose individual accounts the Plan purchased Nortel Networks Corporation common shares during the period from October 24, 2000 to June 16, 2004, and making similar allegations, was filed in the U.S. District Court for the Southern District of New York. On August 6, 2004, the Judicial Panel on Multidistrict Litigation issued a conditional transfer order to transfer this action to the U.S. District Court for the Middle District of Tennessee for coordinated or consolidated proceedings pursuant to 28 U.S.C. section 1407 with the Consolidated ERISA Action described above. On August 20, 2004, plaintiffs filed a notice of opposition to the conditional transfer order with the Judicial Panel. On December 6, 2004, the Judicial Panel denied the opposition and ordered the action transferred to the U.S. District Court for the Middle District of Tennessee for coordinated or consolidated proceedings with the Consolidated ERISA Action described above. On January 3, 2005, this action was received in the U.S. District Court for the Middle District of Tennessee and consolidated with the Consolidated ERISA Action described above.
On July 30, 2004, a shareholders’ derivative complaint was filed in the U.S. District Court for the Southern District of New York against certain current and former officers and directors, of NNC alleging, among other things, breach of fiduciary duties owed to NNC during the period from 2000 to 2003 including by causing NNC to engage in unlawful conduct or failing to prevent such conduct; causing NNC to issue false statements; and violating the law (the “U.S. Derivative Action”). On February 14, 2005, the defendants filed motions to dismiss the derivative complaint. On April 29, 2005, the plaintiffs filed an opposition to the motions to dismiss. On May 26, 2005, the defendants filed a reply memorandum in support of the motions to dismiss. On August 24, 2005, the Court issued an opinion and order granting the defendants’ motions to dismiss the derivative complaint. Since the plaintiffs did not appeal the dismissal and the time to file an appeal has passed, this action is concluded.

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On December 21, 2005, an application was filed in the Ontario Superior Court of Justice for leave to commence a shareholders’ derivative action on NNC’s behalf against certain current and former officers and directors, of NNC alleging, among other things, breach of fiduciary duties, breach of duty of care and negligence, and unjust enrichment in respect of various alleged acts and omissions including causing or permitting Nortel to issue alleged materially false and misleading statements regarding expected growth in revenues and earnings for 2000 and 2001 and endorsing or permitting accounting practices relating to provisions not in compliance with GAAP. The proposed derivative action would seek on NNC’s behalf, among other things, compensatory damages of Canadian $1,000 and punitive damages of Canadian $10 from the individual defendants (the “Proposed Ontario Derivative Action”). In the Proposed Ontario Derivative Action, the defendants are the same and the allegations are substantially similar to the derivative complaint in the U.S. Derivative Action. The Proposed Ontario Derivative Action would also seek an order directing NNC’s Board of Directors to reform and improve NNC’s corporate governance and internal control procedures as the Court may deem necessary or desirable and an order that NNC pay the legal fees and other costs in connection with the Proposed Ontario Derivative Action. The application for leave to commence the Proposed Ontario Derivative Action has not yet been heard. However, in response to a motion brought by the applicants to preserve potential claims against the possible expiration of potential limitation periods, NNC consented to an order, entered February 14, 2006, permitting the applicants to file and have issued by the Court, on an interim basis and pending final determination of the application, the Proposed Ontario Derivative Action without prejudice to NNC’s position on the merits of the application itself. The order provides that no further steps shall be taken against the individual defendants in the Proposed Ontario Derivative Action unless the application is granted and if the application is denied the Proposed Ontario Derivative Action is to be discontinued.
Except as otherwise described herein, in each of the matters described above, the plaintiffs are seeking an unspecified amount of monetary damages. NNC is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact to NNC of the above matters, which, unless otherwise specified, seek damages from the defendants of material or indeterminate amounts or could result in fines and penalties. With the exception of $2,474 which NNC has taken as a charge in its 2005 financial results as a result of the Proposed Class Action Settlement, NNC has not made any provisions for any potential judgments, fines, penalties or settlements that may result from these actions, suits, claims and investigations. NNC cannot determine whether these actions, suits, claims and proceedings will, individually or collectively, have a material adverse effect on the business, results of operations, financial condition or liquidity of NNC. Except for matters encompassed by the Proposed Class Action Settlement, as to which NNC and the lead plaintiffs are continuing discussions towards a definitive settlement agreement, NNC intends to defend these actions, suits, claims and proceedings, litigating or settling cases where in management’s judgement it would be in the best interest of shareholders to do so. NNC will continue to cooperate fully with all authorities in connection with the regulatory and criminal investigations.
NNC is also a defendant in various other suits, claims, proceedings and investigations which arise in the normal course of business.

Environmental matters
Nortel’s operations are subject to a wide range of environmental laws in various jurisdictions around the world. Nortel seeks to operate its business in compliance with such laws. Nortel is subject to new European product content laws and product takeback and recycling requirements that will require full compliance commencing in July 2006. As a result of these laws and requirements, Nortel will incur additional compliance costs. Although costs relating to environmental matters have not resulted in a material adverse effect on the business, results of operations, financial condition or liquidity in the past, there can be no assurance that Nortel will not be required to incur such costs in the future. Nortel is actively working on compliance plans and risk mitigation strategies relating to the new laws and requirements. Although Nortel is working with its strategic suppliers in this regard, it is possible that some of Nortel’s products may not be compliant by the legislated compliance date. In such event, Nortel expects that it will have the ability to rely on available exemptions under the new legislation for most of such products and currently expects minimal disruption to the distribution of such products. Nortel intends to manufacture products that are compliant with all applicable legislation and meet its quality and reliability requirements.

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Nortel has a corporate environmental management system standard and an environmental program to promote such compliance. Moreover, Nortel has a periodic, risk-based, integrated environment, health and safety audit program. Nortel’s environmental program focuses its activities on design for the environment, supply chain and packaging reduction issues. Nortel works with its suppliers and other external groups to encourage the sharing of non-proprietary information on environmental research.
Nortel is exposed to liabilities and compliance costs arising from its past and current generation, management and disposal of hazardous substances and wastes. As of December 31, 2005, the accruals on the consolidated balance sheet for environmental matters were $27. Based on information available as of December 31, 2005, management believes that the existing accruals are sufficient to satisfy probable and reasonably estimable environmental liabilities related to known environmental matters. Any additional liabilities that may result from these matters, and any additional liabilities that may result in connection with other locations currently under investigation, are not expected to have a material adverse effect on the business, results of operations, financial condition and liquidity of Nortel.
Nortel has remedial activities under way at 14 sites which are either currently or previously owned or occupied facilities. An estimate of Nortel’s anticipated remediation costs associated with all such sites, to the extent probable and reasonably estimable, is included in the environmental accruals referred to above in an approximate amount of $27.
Nortel is also listed as a potentially responsible party under the U.S. Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) at four Superfund sites in the U.S. (at two of the Superfund sites, Nortel is considered a de minimis potentially responsible party). A potentially responsible party within the meaning of CERCLA is generally considered to be a major contributor to the total hazardous waste at a Superfund site (typically 10% or more, depending on the circumstances). A de minimis potentially responsible party is generally considered to have contributed less than 10% (depending on the circumstances) of the total hazardous waste at a Superfund site. An estimate of Nortel’s share of the anticipated remediation costs associated with such Superfund sites is expected to be de minimis and is included in the environmental accruals of $27 referred to above.
Liability under CERCLA may be imposed on a joint and several basis, without regard to the extent of Nortel’s involvement. In addition, the accuracy of Nortel’s estimate of environmental liability is affected by several uncertainties such as additional requirements which may be identified in connection with remedial activities, the complexity and evolution of environmental laws and regulations, and the identification of presently unknown remediation requirements. Consequently, Nortel’s liability could be greater than its current estimate.

Other
In August 2004, Nortel entered into a contract with BSNL to establish a wireless network in India. Nortel recognized revenues of $228 and $20 in 2005 and 2004, respectively, and project losses of approximately $148 and $160 in the corresponding years. Nortel expects to recognize additional revenues of approximately $92 and additional project losses of approximately $19 in 2006. The losses are primarily driven by the existing contractual terms negotiated in response to pricing pressures as a result of the competitive nature of India’s telecommunications market and an increase in project implementation costs. The time limit within which BSNL could have exercised its 50% business expansion option under the contract has passed and Nortel will not supply BSNL with products or services for this expansion.

22.	Subsequent events

Nortel Restatement of previously issued financial statements
On March 10, 2006, in conjunction with the release of Nortel’s preliminary unaudited fourth quarter and full year 2005 results, NNC announced that it and Nortel would restate their financial results for 2003, 2004 and the first nine months of 2005, and would have adjustments to periods prior to 2003. As a result of the Third Restatement, Nortel and NNC delayed the filing of their annual reports on Form 10-K for the year ended December 31, 2005 (the “2005 Reports”) beyond their regulatory filing deadline of March 16, 2006. Nortel and NNC completed the Third Restatement through the filing of the 2005 Reports with the SEC and OSC on April 28, 2006. For additional information on the restatement adjustments see note 4.

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Sale of Brampton facility
On January 4, 2006, Nortel announced that it had finalized an agreement to sell its facility in Brampton, Ontario to Rogers Communications Inc. (“Rogers”) for approximately $84. The sale includes the buildings, which comprises approximately one million square feet, fixtures and certain personal property located at the facility and 63 acres of land. Included in the sale was the sale-leaseback of a portion of the buildings on the Brampton facility to Nortel for lease terms of five years. The gain on sale is expected to be approximately $18. As of December 31, 2005, Nortel classified the carrying value of the Brampton facility as held for sale (see note 5).

Bookham transactions
On January 13, 2006, Nortel received $20 in cash plus accrued interest from Bookham to retire its $20 aggregate principal amount Series A secured note receivable due November 2007. In addition, Nortel sold its $25.9 aggregate principal amount Series B secured note receivable due November 2006 for approximately $26 to a group of unrelated investors.
On January 13, 2006, Nortel announced that it had entered into an agreement with Bookham to amend the current supply agreement and extend certain purchase commitments, which were scheduled to expire on April 29, 2006. Under the terms of the amended supply agreement, Nortel will purchase a minimum of $72 in product from Bookham during the calendar year of 2006. In addition, Nortel has entered into an agreement on the same date as the supply agreements under which Nortel agreed not to sell the approximately 4 million shares of Bookham common stock that it currently owns until after June 30, 2006.

Credit and Support Facilities
On February 14, 2006, NNC entered into a new one-year credit facility in the aggregate principal amount of $1,300 (“2006 Credit Facility”). This new facility consists of (i) a senior secured one-year term loan facility in the amount of $850 (“Tranche A Term Loans”), and (ii) a senior unsecured one-year term loan facility in the amount of $450 (“Tranche B Term Loans”). The Tranche A Term Loans are secured equally and ratably with Nortel’s obligations under the EDC Support Facility and Nortel’s 6.875% Bonds due 2023 by a lien on substantially all of the U.S. and Canadian assets of Nortel and the U.S. assets of Nortel’s direct subsidiary, Nortel Networks Inc. (“NNI”). The Tranche A Term Loans are also secured equally and ratably with Nortel’s obligations under the EDC Support Facility by a lien on substantially all of NNC’s U.S. and Canadian assets. The Tranche A Term Loans and Tranche B Term Loans are also guaranteed by NNC and Nortel and Nortel’s obligations under the EDC Support Facility are also guaranteed by NNC and NNI, in each case until the maturity or prepayment of the 2006 Credit Facility. The 2006 Credit Facility, which will mature in February 2007, was drawn down in the full amount on February 14, 2006 and Nortel used the net proceeds primarily to repay the outstanding $1,275 aggregate principal amount of Nortel’s 6.125% Notes that matured on February 15, 2006. NNC and NNI agreed to a demand right exercisable at any time after May 31, 2006 pursuant to which NNC would be required to take all reasonable actions to issue senior unsecured debt securities in the capital markets to repay the 2006 Credit Facility.
At NNC’s option, loans bear interest based on the “Base Rate” (defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.5% and the prime commercial lending rate of JPMorgan Chase Bank, N.A., established from time to time) or the reserve-adjusted London Interbank Offered Rate (“LIBOR”), plus the Applicable Margin. The “Applicable Margin” was initially defined as 225 basis points in the case of Tranche A Term Loans that are LIBOR loans (125 basis points if such Tranche A Term Loans are Base Rate loans) and 300 basis points in the case of Tranche B Term Loans that are LIBOR loans (200 basis points if such Tranche B Term Loans are Base Rate loans). The Tranche A Loans initially as of February 14, 2006 bore interest at 6.875% while the Tranche B Loans initially as of February 14, 2006 bore interest at 7.625%.
Initially the Tranche A Loans contained financial covenants that require that NNC achieve Adjusted Earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of not less than $850, $750, $850 and $900 for the twelve-month period ending March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, respectively. Adjusted EBITDA is generally defined as consolidated earnings before interest, taxes, depreciation and amortization, adjusted for certain restructuring charges and other one-time charges and gains that will be excluded from the calculation

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of Adjusted EBITDA. Both the Tranche A Term Loans and the Tranche B Term Loans also initially contained a covenant that consolidated unrestricted cash and cash equivalents of Nortel must at all times exceed $1,000. In addition, the 2006 Credit Facility contains covenants that limit Nortel’s and NNC’s ability to create liens on its assets and the assets of substantially all of its subsidiaries in excess of certain baskets and permitted amounts, limit its ability and the ability of substantially all of its subsidiaries to merge, consolidate or amalgamate with another person. Payments of dividends on the outstanding preferred shares of Nortel and payments under the Proposed Class Action Settlement are permitted. NNI is required to prepay the facility in certain circumstances, including in the event of certain debt or equity offerings or asset dispositions of collateral by Nortel, NNC or NNI.
As a result of the delayed filing of Nortel’s and NNC’s 2005 Annual Reports with the SEC, certain events of default occurred under the 2006 Credit Facility and the EDC Support Facility. On May 9, 2006, Nortel entered into an amendment and waiver with the lenders under the 2006 Credit Facility and with EDC under the EDC Support Facility. The amendment and waiver agreements, among other things, waived the events of defaults that had occurred under the facilities due to the need to restate and make adjustments to Nortel’s and NNC’s financial results for prior periods as well as the delay that occurred in filing their 2005 Annual Reports and extending the required filing date under the 2006 Credit Facility and the EDC Support Facility of Nortel’s and NNC’s 2006 First Quarter Reports. The amendment and waiver under the 2006 Credit Facility removed the minimum Adjusted EBITDA covenant and revised the minimum cash covenant to require that NNC’s consolidated unrestricted cash and cash equivalents exceed $1,250 at all times and $1,500 on the last day of each fiscal quarter. The amendment and waiver under the 2006 Credit Facility also made certain adjustments to the restrictions on the incurrence of liens and the provisions determining the percentage of lenders required to amend or waive the terms of the 2006 Credit Facility.
On May 19, 2006, Nortel entered into a further amendment of the 2006 Credit Facility to modify the interest rate applicable to the Tranche A Term Loans and the Tranche B Term Loans. The amendment revised the definition of “Applicable Margin” contained in the 2006 Credit Facility to mean 200 basis points in the case of Tranche A Term Loans that are LIBOR loans (amended from 225 basis points), 100 basis points in the case of Tranche A Term Loans that are Base Rate loans (amended from 125 basis points), 325 basis points in the case of Tranche B Term Loans that are LIBOR loans (amended from 300 basis points), and 225 basis points in the case Tranche B Term Loans that are Base Rate loans (amended from 200 basis points). The Tranche A Loans as of February 14, 2006 had an interest rate of 6.875% while the Tranche B Loans as of February 14, 2006 had an interest rate of 7.625%. As of May 19, 2006, the Tranche A loans bear interest at 7.125% and the Tranche B loans bear interest at 8.375%.

Proposed Class Action Settlement
On February 8, 2006, NNC announced that, as a result of the previously announced mediation process it entered into with the lead plaintiffs in two significant class action lawsuits pending in the U.S. District Court for the Southern District of New York and based on the recommendation of a senior Federal Judge, NNC and the lead plaintiffs have reached an agreement in principle to settle these lawsuits (the “Proposed Class Action Settlement”). This settlement would be part of, and is conditioned on, NNC reaching a global settlement encompassing all pending shareholder class actions and proposed shareholder class actions commenced against NNC and certain other defendants following its announcement of revised financial guidance during 2001 and its revision of certain of its 2003 financial results and restatement of other prior periods. The Proposed Class Action Settlement was also conditioned on NNC and the lead plaintiffs reaching agreement on corporate governance related matters and the resolution of insurance related issues and the receipt of all required court, securities regulatory and stock exchange approvals.
On March 17, 2006, NNC announced that NNC and the lead plaintiffs reached an agreement on the related insurance and corporate governance matters including NNC’s insurers agreeing to pay $228.5 in cash towards the settlement and NNC agreeing with their insurers to certain indemnification obligations. On April 3, 2006, the insurance proceeds were placed into escrow by the insurers. NNC believe that these indemnification obligations would be unlikely to materially increase its total payment obligations under the Proposed Class Action Settlement. The insurance payments would not reduce the amounts payable by NNC as noted below. NNC also agreed to certain corporate governance enhancements, including the codification of certain of its current governance practices (such as the annual election by their directors of a non-executive Board chair) in their respective Board of Directors written mandates and the inclusion in NNC’s annual proxy circular and proxy statement of a report on certain of its other governance practices (such as the process followed

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Notes to Consolidated Financial Statements — (Continued)
for the annual evaluation of the Board, committees of the Board and individual directors). The Proposed Class Action Settlement would contain no admission of wrongdoing by NNC, or any of the other defendants.
Under the terms of the proposed global settlement contemplated by the Proposed Class Action Settlement, NNC would make a payment of $575 in cash, issue 628,667,750 Nortel Networks Corporation common shares (representing 14.5% of NNC’s equity as of February 7, 2006), and contribute one-half of any recovery in its existing litigation against NNC former president and chief executive officer, former chief financial officer and former controller, who were terminated for cause in April 2004, seeking the return of payments made to them under NNC’s bonus plan in 2003. In the event of a share consolidation of Nortel Networks Corporation common shares, the number of Nortel Networks Corporation common shares to be issued pursuant to the Proposed Class Action Settlement would be adjusted accordingly. As a result of the Proposed Class Action Settlement, NNC has established a litigation provision and recorded a charge to its full-year 2005 financial results of $2,474, of which $575 relates to the proposed cash portion of the Proposed Class Action Settlement, while $1,899 relates to the proposed equity component and will be adjusted in future quarters based on the fair value of the Nortel Networks Corporation common shares issuable until the finalization of the settlement. As of June 14, 2006, the fair value of the proposed equity component was approximately $1,333. The cash amount bears interest commencing March 23, 2006 at a prescribed rate and is to be held in escrow on June 1, 2006 pending satisfactory completion of all conditions to the Proposed Class Action Settlement. Any change to the terms of the Proposed Class Action Settlement as a result of ongoing discussions with the lead plaintiffs would likely also result in an adjustment to the litigation provision.
NNC and the lead plaintiffs are continuing discussions towards a definitive settlement agreement. At this time, it is not certain that such an agreement can be reached, that each of the actions noted above can be brought into, or otherwise bound by, the proposed settlement, if finalized, or that such an agreement would receive the required court and other approvals in all applicable jurisdictions. The timing of any developments related to these matters is also not certain. The Proposed Class Action Settlement and the litigation provision charge taken in connection with the Proposed Class Action Settlement do not relate to ongoing regulatory and criminal investigations and do not encompass a related Employment Retirement Income Security Act (“ERISA”) class action or the pending application in Canada for leave to commence a derivative action against certain current and former officers and directors of NNC. For additional information, see note 21.
The provision for the proposed equity component of the Proposed Class Action Settlement will continue to be adjusted in future quarters based on the fair value of the Nortel Networks Corporation common shares issuable, until the finalization of the settlement. On June 1, 2006, Nortel deposited $575 plus interest of $5 into escrow pursuant to the Proposed Class Action Settlement.

Tasman Networks Acquisition
On February 24, 2006, Nortel acquired Tasman Networks Inc. (“Tasman Networks”), an established networking company that provides a portfolio of secure enterprise routers, for $99.5 in cash and assumed liabilities.

Partial termination of outsourcing contract
Effective February 28, 2006, Nortel terminated a portion of an information services outsourcing contract. In connection with the termination, Nortel agreed to pay $50 to acquire certain hardware and software assets and the rights under certain warranty, maintenance, support and other contracts, and to settle all outstanding claims with the service provider.

Debt securities
As a result of the delayed filing of Nortel’s and NNC’s 2005 Annual Reports and Nortel’s and NNC’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006 (the “2006 First Quarter Reports”) with the SEC, Nortel and NNC were not in compliance with their obligations to deliver their respective SEC filings to the trustees under Nortel’s and NNC’s public debt indentures. With the filing of the 2006 First Quarter Reports with the SEC and the delivery of the 2006 First Quarter Reports to the trustees under Nortel’s and NNC’s public debt indentures, Nortel and NNC are now in compliance with their delivery obligations under the public debt indentures. Approximately $500 of notes of Nortel (or its subsidiaries) and $1,800 of convertible debt securities of NNC were outstanding under such indentures as of March 31, 2006.

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Notes to Consolidated Financial Statements — (Continued)

Stock Exchanges and Regulatory Actions
As a result of the delay in filing the 2005 Annual Reports and the 2006 First Quarter Reports, Nortel and NNC were in breach of the continued listing requirements of the NYSE and TSX. With the filing and delivery of the 2006 First Quarter Reports to the NYSE and TSX, Nortel and NNC are now in compliance with the continued listing requirements of the NYSE and TSX.
On April 10, 2006, the OSC issued a final order prohibiting all trading by Nortel’s directors, officers and certain current and former employees in its and NNC’s securities. This order will remain in effect until two full business days following the receipt by the OSC of all filings required to be made by Nortel and NNC pursuant to Ontario securities laws. After the filing of the 2006 First Quarter Reports, Nortel and NNL applied for and obtained a revocation of the OSC management cease trade order.

Stock-based compensation plans
As a result of the Third Restatement, NNC suspended, as of March 10, 2006, the purchase of Nortel Networks Corporation common shares under the ESPPs; the exercise of outstanding options granted under the 2000 Plan or the 1986 Plan, or the grant of any additional options under those plans, or the exercise of outstanding options granted under employee stock option plans previously assumed by NNC in connection with mergers and acquisitions; and the purchase of units in a Nortel stock fund or purchase of Nortel Networks Corporation common shares under NNC’s defined contribution and investments plans, until such time, at the earliest, that Nortel became compliant with U.S. and Canadian securities regulatory requirements. Upon the filing of the 2006 First Quarter Reports, the suspension of the above transactions was lifted. Certain individuals, however, remained restricted in their ability to trade in securities of Nortel Networks Corporation until certain cease trade orders associated with the delayed filings were lifted by certain securities commissions in Canada, the last remaining cease trade order having been lifted on June 9, 2006.

Debt Repayment
On June 15, 2006, we repaid the outstanding principal amount of 7.40% Notes due June 15, 2006 in the amount of $150.

Completion of Flextronics Calgary plant transfer
On May 8, 2006, Nortel completed the transfer of its Calgary manufacturing operations and related assets including product integration, testing, repair and logistics operations to its manufacturing service provider, Flextronics. For additional information, see note 9.

23.	Reconciliation from U.S. GAAP to Canadian GAAP
New Canadian regulations allow issuers that are required to file reports with the SEC, upon meeting certain conditions, to satisfy their Canadian continuous disclosure obligations by using financial statements prepared in accordance with U.S. GAAP. Accordingly, for fiscal 2005 and 2004, Nortel is including in the notes to its consolidated financial statements a reconciliation highlighting the material differences between its financial statements prepared in accordance with U.S. GAAP as compared to financial statements prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). Subsequent to 2005, no further reconciliation or financial statement presentation in accordance with Canadian GAAP will be required under current Canadian regulations. Nortel will therefore not present Canadian GAAP financial statements or a reconciliation from U.S. GAAP to Canadian GAAP in 2006. Prior to 2004, Nortel prepared financial statements (with accompanying notes) and Management’s Discussion and Analysis — Canadian Supplement in accordance with Canadian GAAP and Canadian securities regulations, all of which were presented as a separate report and filed with the relevant Canadian securities regulators in compliance with its Canadian continuous disclosure obligations.

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Notes to Consolidated Financial Statements — (Continued)
The consolidated financial statements of Nortel have been prepared in accordance with U.S. GAAP and the accounting rules and regulations of the SEC which differ in certain material respects from those principles and practices that Nortel would have followed had its consolidated financial statements been prepared in accordance with Canadian GAAP. There are no significant differences between U.S. and Canadian GAAP that impact the consolidated statement of cash flows. The following is a reconciliation of the net earnings (loss) between U.S. GAAP and Canadian GAAP and accumulated deficit under Canadian GAAP for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003

		As restated*	As restated*
Net earnings (loss)
U.S. GAAP	$—	$(54)	$466
Derivative accounting(b)((j)(iv))	(14)	31	(22)
Financial instruments(c)	(10)	2	(16)
Stock option expense(f)	(4)	(8)	(5)
Cumulative effect of accounting change — net of tax((j)(vi))	—	—	12
Other	13	(9)	(42)

Canadian GAAP	$(15)	$(38)	$393

Canadian GAAP:
Accumulated deficit
Deficit at the beginning of the period(c)((j)(vi))	$(18,962)	$(18,891)	$(19,179)
Adjustment as of January 1, 2003 due restatement*	—	—	(70)
Net earnings (loss)	(15)	(38)	393
Dividends on preferred shares	(38)	(33)	(35)

Deficit at the end of the period	$(19,015)	$(18,962)	$(18,891)

*	See notes 4 and 23(i)

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Notes to Consolidated Financial Statements — (Continued)
The following details the material differences between U.S. GAAP and Canadian GAAP for balance sheet information as of December 31, 2005 and 2004:

	2005			2004

				As restated*
	U.S.		Canadian	U.S.		Canadian
	GAAP	Adjustments	GAAP	GAAP	Adjustments	GAAP

ASSETS
Current assets(g)	$8,867	$4	$8,871	$9,019	$6	$9,025
Investments(d)(g)	244	(34)	210	299	(35)	264
Plant and equipment — net	1,559	—	1,559	1,636	(2)	1,634
Goodwill(a)	2,412	(895)	1,517	2,123	(910)	1,213
Intangible assets — net (h)	172	(37)	135	78	(40)	38
Deferred income taxes — net(h)	3,629	(197)	3,432	3,738	(218)	3,520
Other assets(b)(h)	1,026	35	1,061	843	(9)	834

Total assets	$17,909	$(1,124)	$16,785	$17,736	$(1,208)	$16,528

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities (g)((i)(v))	$7,229	$(112)	$7,117	$5,896	$(41)	$5,855
Long-term debt(b)	639	—	639	2,052	(16)	2,036
Deferred income taxes — net(h)	104	12	116	143	14	157
Other liabilities (b)(c)(h)	4,037	(1,303)	2,734	3,578	(1,281)	2,297

Total liabilities	12,009	(1,403)	10,606	11,669	(1,324)	10,345

Minority interests in subsidiary companies	244	(57)	187	90	(47)	43
Total shareholders’ equity(b)(c)(d)(g)(h)	5,656	336	5,992	5,977	163	6,140

Total liabilities and shareholders’ equity	$17,909	$(1,124)	$16,785	$17,736	$(1,208)	$16,528

*	See notes 4 and 23(i)
The significant differences between U.S. GAAP and Canadian GAAP that impact the consolidated financial statements of Nortel include the following:

(a)	Business combinations
All of Nortel’s business combinations have been accounted for using the purchase method. Until June 30, 2001, under Canadian GAAP, when common share consideration was involved, the purchase price of Nortel’s acquisitions was determined based on the average trading price per Nortel Networks Corporation common share for a reasonable period before and after the date the transaction was closed. Under U.S. GAAP, when common share consideration was involved, the purchase price of the acquisitions was determined based on the average price per Nortel Networks Corporation common share for a reasonable period before and after the date the acquisition was announced or the date on which the exchange ratio became fixed. After June 30, 2001, treatment under Canadian GAAP was the same as under U.S. GAAP for measurement of share consideration. As a result of the difference between Canadian GAAP and U.S. GAAP until June 30, 2001, the value of purchase price consideration assigned to acquisitions may have varied significantly depending on the length of time between the announcement date and the closing date of the transaction and the volatility of Nortel Networks Corporation common share price within that time frame.
Stock options assumed on acquisitions were recorded at fair value for acquisitions on or after July 1, 2000 under U.S. GAAP, and for acquisitions on or after July 1, 2001 under Canadian GAAP. Beginning with acquisitions completed subsequent to July 1, 2000, U.S. GAAP requires an allocation of a portion of the purchase price to deferred compensation related to the intrinsic value of unvested options held by employees of the companies acquired. The deferred compensation is amortized to net earnings (loss) based on the remaining vesting period of the option awards. With the adoption of The Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments”, on January 1, 2002, unearned compensation is recorded on unvested

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Notes to Consolidated Financial Statements — (Continued)
options held by employees of acquired companies. Previously, there was no requirement to record deferred compensation in respect of such unvested options under Canadian GAAP. The difference in accounting for options issued from the value ascribed under U.S. GAAP, as part of acquisitions discussed above, can result in a different balance being ascribed to goodwill under U.S. GAAP.
The potential differences in the initial measurement of goodwill in business combinations under Canadian GAAP and U.S. GAAP may result in a difference in the amount of any subsequent goodwill impairment charge. Effective January 1, 2002, under both U.S. GAAP and Canadian GAAP, the method used in accounting for goodwill changed from an amortization method to an impairment only method, thereby eliminating any impact on net earnings (loss) due to the amortization of different amounts of goodwill during these periods.

(b)	Derivative accounting
Under U.S. GAAP, effective January 1, 2001, Nortel adopted SFAS 133, which was subsequently amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an Amendment of SFAS No. 133”, and SFAS 149. Under Canadian GAAP, gains and losses on derivatives that are designated as hedges and that manage the underlying risks of anticipated transactions are not recorded until the underlying hedged item is recorded in net earnings (loss) and hedge ineffectiveness is not recorded until settlement. Under U.S. GAAP, the accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. For fair value hedges, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are reported in net earnings (loss) from continuing operations immediately. For cash flow hedges, the effective portion of the gains or losses is reported as a component of other comprehensive income (loss) and the ineffective portion is reported in net earnings (loss) from continuing operations immediately. Foreign currency hedges can be either fair value hedges or cash flow hedges and are accounted for accordingly.
Under U.S. GAAP, an embedded derivative is accounted for at fair value separate from the host contract when certain specified conditions are met. Under Canadian GAAP, embedded derivatives are not accounted for separately from the host contract.

(c)	Financial instruments
In November 2004, the Emerging Issues Committee (“EIC”) of the Canadian Institute of Chartered Accountants (“CICA”) issued EIC No. 149, “Accounting for Retractable or Mandatorily Redeemable Shares” (“EIC 149”). EIC 149 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities and measured at their redemption value on the balance sheets with retroactive application unless certain criteria are met.
Nortel consolidates two enterprises with limited lives, which have mandatory liquidation requirements at the end of their prescribed lives in 2024. Upon liquidation, the net assets of these entities will be distributed to the owners based on their relative interests at that time. As result of the EIC 149 requirement, the mandatorily redeemable non-controlling interests of the two enterprises are classified as financial liabilities and recorded at their redemption values, where in this particular case, redemption value is fair value, under Canadian GAAP. Changes in the redemption values are reflected in net earnings. Under US GAAP, the non-controlling interests remain in minority interest, with note disclosure of their fair values. The impact of this difference in the years ended December 31, 2005, 2004 and 2003 is to reclassify $57, $47 and $41 from minority interest to long-term liabilities, increase or decrease the long-term liability to $91, $71 and $67, with increases (decreases) of $(10), $2 and $(16), respectively, to net earnings (loss) and a $10 increase to the 2003 opening accumulated deficit.

(d)	Investments
Under U.S. GAAP, certain investment securities deemed available-for-sale by Nortel are remeasured to fair value each period, with unrealized holding gains (losses) included in other comprehensive income (loss) until realized. Under Canadian GAAP, these investments are recorded at historical cost unless a loss that is considered other than temporary occurs.

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Notes to Consolidated Financial Statements — (Continued)

(e)	Other financial statement presentation differences
Under Canadian GAAP, global investment tax credits are deducted from R&D expense while under U.S. GAAP, these amounts are required to be deducted from the income tax benefit (expense). The impact of this difference in the years ended December 31, 2005, 2004 and 2003 of $39, $43 and $41, respectively, was to increase or decrease net earnings (loss) from continuing operations before income taxes, non-controlling interests and equity in net loss of associated companies under Canadian GAAP, with a corresponding increase or decrease in income tax benefit (expense).

(f)	Other
Under U.S. GAAP, translation adjustments for self-sustaining subsidiaries are reported as a component of other comprehensive income (loss) whereas, under Canadian GAAP, these translation adjustments are classified as foreign currency translation adjustment, also a component of shareholders’ equity.
Under both U.S. and Canadian GAAP, compensation expense should be recognized if an employee is eligible for retirement at the date of grant or becomes eligible during the vesting period and is eligible for acceleration of vesting upon retirement. The SEC has provided relief from this interpretation for awards granted prior to the adoption of SFAS 123R; however, no such relief exists under Canadian GAAP. Nortel has made an adjustment of $17 (including $13 related to prior periods) for compensation expense under Canadian GAAP in the year ended December 31, 2005.

(g)	Joint ventures
Nortel has a number of joint ventures with other parties. Under U.S. GAAP, investments in joint ventures are generally accounted for under the equity method, whereas, under Canadian GAAP, the proportionate consolidation method is used. The difference in accounting does not impact net earnings (loss), but does impact certain other consolidated financial statement items.

(h)	Pension and other post-retirement benefits
Under U.S. GAAP, a minimum pension liability adjustment must be recognized in the amount of the excess of the unfunded accumulated benefit obligation over the recorded pension benefit liability. An offsetting intangible pension asset is recorded equal to the unrecognized prior service costs, with any difference recorded in accumulated other comprehensive loss. No such adjustments are required under Canadian GAAP.

(i)	Canadian GAAP Restatement Adjustments
As part of the Third Restatement Nortel determined that for the year ended December 31, 2004, it had incorrectly applied the requirement in EIC 149 that required it to classify the mandatorily redeemable non-controlling interests of two enterprises as financial liabilities at their redemption values. For details on the difference from U.S. GAAP as a result of the application of EIC 149, see note 23(c).

(j)	Accounting changes

(i) Determining whether an arrangement contains a lease
In December 2004, the EIC issued abstract 150, “Determining Whether an Arrangement Contains a Lease” (“EIC 150”). EIC 150 provides guidance on how to determine whether an arrangement contains a lease that is within the scope of CICA Handbook Section 3065, “Leases”. The guidance in EIC 150 is based on whether the arrangement conveys to the purchaser the right to use a tangible asset, and is effective for Nortel for arrangements entered into or modified after January 1, 2005. Equivalent guidance in U.S. GAAP has already been adopted by Nortel. The adoption of EIC 150 did not have any material impact on Nortel’s results of operations and financial condition.

(ii) Financial Instruments — disclosure and presentation
In January 2004, the CICA issued amendments to CICA Handbook Section 3860, “Financial Instruments — Disclosure and Presentation” (“Section 3860”), to require obligations that must or may be settled at the issuer’s option by a variable number of the issuer’s own equity instruments to be presented as liabilities. Thus, securities issued by an

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Notes to Consolidated Financial Statements — (Continued)
enterprise that give the issuer unrestricted rights to settle the principal amount in cash or in the equivalent value of its own equity instruments will no longer be presented as equity. The amendments to Section 3860 are applicable to Nortel beginning January 1, 2005 on a retroactive basis. The adoption of the amendments to Section 3860 did not have any material impact on Nortel’s results of operations and financial condition.

(iii) Accounting by a customer (including a reseller) for certain consideration received from a vendor
In January 2005, the EIC issued amended abstract 144, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor”. The amendment is effective retroactively for periods commencing on or after February 15, 2005. The amendment requires companies to recognize the benefit of non-discretionary rebates for achieving specified cumulative purchasing levels as a reduction of the cost of purchases over the relevant period, provided the rebate is probable and reasonably estimable. Otherwise, the rebates would be recognized as purchasing milestones are achieved. The adoption of the new amendment did not have a material impact on Nortel’s results of operations and financial condition.

(iv) Derivative accounting
Effective January 1, 2004, Nortel adopted CICA Accounting Guideline (“AcG”) 13, “Hedging Relationships” (“AcG-13”), which establishes specific criteria for derivatives to qualify for hedge accounting. Nortel had been previously applying these criteria under U.S. GAAP. Therefore, there was no impact on adoption of AcG-13.
Concurrent with the adoption of AcG-13, Nortel also adopted the CICA’s EIC 128, “Accounting for Trading, Speculative or Non-Hedging Derivative Financial Instruments” (“EIC 128”), which requires that certain freestanding derivative instruments that give rise to a financial asset or liability, and do not qualify for hedge accounting under AcG-13, be recognized on the balance sheet and measured at fair value, with changes in fair value recognized in earnings (loss) in each period. As a result of the adoption of EIC 128, certain warrants, which had been previously recorded at cost under Canadian GAAP, are required to be recorded at fair value consistent with U.S. GAAP. The impact of this accounting change, which has been recorded prospectively as at January 1, 2004, was an increase to investments and other income of $23 during the year ended December 31, 2004.

(v) Revenue recognition
In December 2003, the EIC issued abstract 142, “Revenue Arrangements with Multiple Deliverables” (“EIC 142”). EIC 142 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EIC 142 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EIC 142 was applicable to Nortel beginning January 1, 2004 and was applied prospectively. The application of EIC 142 did not have a material impact on Nortel’s results of operations and financial condition.
In December 2003, the EIC issued abstract 141, “Revenue Recognition” (“EIC 141”). EIC 141 summarizes the principles set forth in SAB 101, which was issued by the SEC. Under EIC 141, performance is achieved in a transaction involving the sale of goods when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; and the seller’s price to the buyer is fixed or determinable. EIC 141 was applicable to Nortel beginning January 1, 2004 and was applied prospectively. The application of EIC 141 did not have a material impact on Nortel’s results of operations and financial condition.

(vi) Asset retirement obligations
Under U.S. GAAP, Nortel adopted SFAS 143 “Accounting for Asset Retirement Obligations” (“SFAS 143”), effective January 1, 2003, and recorded a cumulative effect of accounting change, net of tax, within net earnings (loss) on the date of adoption. Nortel adopted similar Canadian guidance, CICA Handbook Section 3110, “Asset Retirement Obligations”, effective January 1, 2004, with retroactive restatement of prior periods. Under Canadian GAAP, the cumulative effect of adoption as of January 1, 2003 was recorded as an adjustment to opening accumulated deficit, as opposed to an adjustment within net earnings (loss) under U.S. GAAP, resulting in a difference of $12. The retroactive adjustment to net earnings (loss) for the years ended December 31, 2003 and 2002 under Canadian GAAP was not significant. Plant

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Notes to Consolidated Financial Statements — (Continued)
and equipment — net, other liabilities and accumulated deficit as of December 31, 2003 have been increased by $4, $16 and $12, respectively, to reflect the retroactive restatement.

(vii) Stock-based compensation
In November 2001, the CICA issued Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments” (“Section 3870”), which was revised in November 2003. Section 3870 establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services and applies to transactions, including non-reciprocal transactions, in which an enterprise grants common shares, stock options or other equity instruments, or incurs liabilities based on the price of common shares or other equity instruments. Section 3870 outlines a fair value based method of accounting required for certain stock-based transactions, effective January 1, 2002, and applied to awards granted on or after that date.
Prior to October 1, 2003, as permitted by Section 3870, Nortel did not adopt the provisions in respect of the fair value based method of accounting for its employee stock-based transactions.
On October 1, 2003, Nortel elected to expense employee stock-based compensation using the fair value based method prospectively for all awards granted, modified or settled on or after January 1, 2003, in accordance with the transitional provisions of Section 3870 and concurrent with the adoption of expense recognition under the fair value based method for U.S. GAAP.

(viii) Restructuring charges
Under U.S. GAAP, effective January 1, 2003, Nortel adopted SFAS 146. SFAS 146 requires that costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Canadian GAAP, EIC 134, “Accounting for Severance and Termination Benefits” (“EIC 134”), and EIC 135, “Accounting for Costs Associated with Exit and Disposal Activities (Including Costs Incurred in a Restructuring)” (“EIC 135”), were issued to harmonize Canadian GAAP requirement with SFAS 146. Effective April 1, 2003, Nortel adopted EIC 134 and EIC 135.

(ix) Impairment and disposal of long-lived assets
In May 2003, the CICA issued an updated Section 3475 “Disposal of Long-Lived Assets and Discontinued operations” (“Section 3475”). In April 2003, the CICA issued Handbook Section 3063, “Impairment of Long-Lived Assets” (“Section 3063”).
Section 3475 provides criteria for classifying long-lived assets as held for sale and requires the measurement of such assets at the lower of their carrying amount and their fair value less costs to sell. It also requires that long-lived assets that are classified as held for sale are not amortized. Section 3475 also provides criteria for classifying a disposal as a discontinued operation and specifies the presentation and disclosure for discontinued operations and other disposals of long-lived assets.
Section 3475 requires a long-lived asset which is to be disposed of other than by sale to be classified as held and used until it is disposed of. Section 3475 replaces the disposal provisions in the former Section 3475, “Discontinued Operations” and Section 3061, “Property, Plant and Equipment” (“Section 3061”).
Section 3063 requires an impairment loss for a long-lived asset to be held and used to be recognized when events or changes in circumstances cause its carrying value to exceed its total undiscounted cash flows from its use and eventual disposition. The impairment loss is calculated by deducting the fair value of the asset from its carrying value. Section 3063 replaces the write down provisions in Section 3061.
Section 3475 is applicable for disposal activities initiated by a company’s commitment to a plan on or after May 1, 2003. Section 3063 is applicable for years beginning on or after April 1, 2003; early adoption was permitted. Nortel adopted these standards effective January 1, 2003. The adoption of Sections 3475 and 3063, which are substantially consistent with U.S. GAAP, did not have a material impact on the results of operations and financial condition of Nortel.
Prior to the adoption of Section 3063, an impairment loss was recognized in an amount equal to the excess of the carrying value of plant and equipment, net of related provisions for future removal and site restoration costs and future

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Notes to Consolidated Financial Statements — (Continued)
income taxes, and the anticipated net recoverable amount of the asset(s). Net recoverable amount is an amount equal to the anticipated cash flows net of directly attributable general and administrative costs, carrying costs, future removal and site restoration costs and future income taxes, plus the expected residual value, if any.

(x) Guarantees
In February 2003, the CICA issued AcG-14, “Disclosure of Guarantees” (“AcG-14”). AcG-14 expands on previously issued accounting guidance and requires additional disclosure by a guarantor of information about each guarantee, or each group of similar guarantees, even when the likelihood of the guarantor having to make any payments under the guarantee is slight. AcG-14 does not address the recognition or measurement of a guarantor’s liability for obligations under a guarantee. Nortel adopted the requirements of AcG-14 effective January 1, 2003, which are substantially consistent with the disclosure requirements under U.S. GAAP for guarantees.

(xi) Consolidation of variable interest entities
In June 2003, the CICA issued AcG-15, which is consistent with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”. AcG-15 clarifies the application of consolidation guidance to those entities defined as VIEs (which includes, but is not limited to, special purpose entities, trusts, partnerships, certain joint ventures and other legal structures) in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The requirements of AcG-15 were effective for all annual and interim periods beginning on or after November 1, 2004. Earlier application was encouraged and effective July 1, 2003, Nortel adopted AcG-15 at the same time as equivalent guidance under U.S. GAAP and prospectively began consolidating two VIEs for which Nortel was considered the primary beneficiary.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)

(k)	Comparative information
The following tables present consolidated statements of operations and cash flows under Canadian GAAP for the year ended December 31, 2003. For the years ended December 31, 2005 and 2004, in accordance with Canadian securities law requirements, Nortel quantified the effect of material differences between Canadian GAAP and U.S. GAAP on its consolidated statements of operations and did not publish consolidated statement of operations and cash flows for those periods, due to the differences being immaterial.
Consolidated statement of operations for the year ended December 31:

	2003	2003

	As previously	As restated*
	reported
Revenues	$10,193	$9,932
Cost of revenues	5,860	5,732

Gross profit	4,333	4,200
Selling, general and administrative expense	1,941	1,969
Research and development expense	1,927	1,936
Amortization of intangibles	3	3
Special charges	289	293
(Gain) loss on sale of businesses and assets	(7)	(7)

Operating earnings (loss)	180	6
Other income (expense) — net	397	398
Interest expense
Long-term debt	(98)	(95)
Other	(26)	(26)

Earnings (loss) from continuing operations before income taxes, non-controlling interests and equity in net loss of associated companies	453	283
Income tax benefit (expense)	(24)	(21)

	429	262
Non-controlling interests — net of tax	(28)	(16)
Equity in net loss of associated companies — net of tax	(37)	(36)

Net earnings (loss) from continuing operations	364	210
Net earnings (loss) from discontinued operations — net of tax	184	183

Net earnings (loss)	548	393
Dividends on preferred shares	35	35

Net earnings (loss) applicable to common shares	$513	$358

*	The adjustments for Canadian GAAP, due to the restatement, did not result in any material differences between Canadian and U.S. GAAP.

NORTEL NETWORKS LIMITED
Notes to Consolidated Financial Statements — (Continued)
Consolidated statement of cash flows for the year ended December 31:

	2003	2003

	As previously	As restated*
	reported
Cash flows from (used in) operating activities
Net earnings (loss) from continuing operations	$364	$210
Adjustments to reconcile net earnings (loss) from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	432	437
Non-cash portion of special charges and related asset write downs	87	87
Equity in net loss of associated companies	37	37
Stock option compensation	26	31
Future income taxes	16	13
Other liabilities	106	110
(Gain) loss on repurchases of outstanding debt securities	(4)	(4)
(Gain) loss on sale or write down of investments, businesses and assets	(150)	(150)
Other — net	22	17
Change in operating assets and liabilities	(837)	(913)

Net cash from (used in) operating activities of continuing operations	99	(125)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(170)	(167)
Proceeds on disposals of plant and equipment	38	38
Restricted cash and cash equivalents, net	—	200
Acquisitions of investments and businesses — net of cash acquired	(58)	(31)
Proceeds on sale of investments and businesses	107	107

Net cash from (used in) investing activities of continuing operations	(83)	147

Cash flows from (used in) financing activities
Dividends on preferred shares	(35)	(35)
Increase in notes payable	(45)	80
Decrease in notes payable	—	(125)
Repayments of long-term debt	(270)	(270)
Repayments of capital leases payable	(12)	(12)

Net cash from (used in) financing activities of continuing operations	(362)	(362)

Effect of foreign exchange rate changes on cash and cash equivalents	176	176

Net cash from (used in) continuing operations	(170)	(164)
Net cash from (used in) discontinued operations	357	357

Net increase (decrease) in cash and cash equivalents	187	193
Cash and cash equivalents at beginning of year	3,745	3,745

Cash and cash equivalents at end of year	$3,932	$3,938

*	The adjustments for Canadian GAAP, due to the restatement, did not result in any material differences between Canadian and U.S. GAAP.
* * * * *

Quarterly Financial Data (Unaudited)
The following financial data present the impact of the Third Restatement on Nortel’s previously issued consolidated statements of operations and cash flows for each of the quarters ended March 31, 2005; June 30, 2005; September 30, 2005; March 31, 2004; June 30, 2004; September 30, 2004; and December 31, 2004 and consolidated balance sheets as at March 31, 2005; June 30, 2005; and September 30, 2005 (refer to note 4 of the accompanying consolidated financial statements for a description of the nature of the adjustments). The quarter ended December 31, 2005 has not been previously reported.
Nortel believes all adjustments necessary for a fair presentation of the results for the periods presented have been made. These amounts have been restated to reflect the correction of errors identified in the Third Restatement.
Consolidated Statement of Operations (unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2005		March 31, 2004

	As		As
	Previously		Previously
	Reported	As Restated	Reported	As Restated

	(Millions of U.S. dollars)
Revenues	$2,536	$2,389	$2,444	$2,366
Cost of revenues	1,477	1,375	1,372	1,335

Gross profit	1,059	1,014	1,072	1,031
Selling, general and administrative expense	570	574	538	542
Research and development expense	471	471	466	467
Amortization of intangibles	2	2	3	2
Special charges	21	14	7	7
(Gain) loss on sale of businesses and assets	1	22	—	1

Operating earnings (loss)	(6)	(69)	58	12
Other income — net	47	55	88	88
Interest expense
Long-term debt	(29)	(29)	(24)	(23)
Other	(2)	(2)	(8)	(8)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	10	(45)	114	69
Income tax benefit (expense)	(15)	(15)	9	10

	(5)	(60)	123	79
Minority interests — net of tax	(5)	(5)	(6)	(6)
Equity in net earnings (loss) of associated companies — net of tax	1	1	(1)	(1)

Net earnings (loss) from continuing operations	(9)	(64)	116	72
Net earnings from discontinued operations — net of tax	2	2	1	1

Net earnings (loss)	(7)	(62)	117	73
Dividends on preferred shares	9	9	9	9

Net earnings (loss) applicable to common shares	$(16)	$(71)	$108	$64

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005		June 30, 2005

	As Previously		As Previously
	Reported	As Restated	Reported	As Restated

	(Millions of U.S. dollars)
Revenues	$2,855	$2,619	$5,391	$5,008
Cost of revenues	1,650	1,515	3,127	2,890

Gross profit	1,205	1,104	2,264	2,118
Selling, general and administrative expense	576	585	1,146	1,159
Research and development expense	474	483	945	954
Amortization of intangibles	2	2	4	4
Special charges	90	92	111	106
(Gain) loss on sale of businesses and assets	36	11	37	33

Operating earnings (loss)	27	(69)	21	(138)
Other income — net	61	77	108	132
Interest expense
Long-term debt	(30)	(30)	(59)	(59)
Other	—	—	(2)	(2)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	58	(22)	68	(67)
Income tax benefit (expense)	7	9	(8)	(6)

	65	(13)	60	(73)
Minority interests — net of tax	(8)	(8)	(13)	(13)
Equity in net earnings (loss) of associated companies — net of tax	1	1	2	2

Net earnings (loss) from continuing operations	58	(20)	49	(84)
Net earnings from discontinued operations — net of tax	(1)	(1)	1	1

Net earnings (loss)	57	(21)	50	(83)
Dividends on preferred shares	10	10	19	19

Net earnings (loss) applicable to common shares	$47	$(31)	$31	$(102)

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2004		June 30, 2004

	As Previously		As Previously
	Reported	As Restated	Reported	As Restated

	(Millions of U.S. dollars)
Revenues	$2,590	$2,478	$5,034	$4,844
Cost of revenues	1,538	1,472	2,910	2,807

Gross profit	1,052	1,006	2,124	2,037
Selling, general and administrative expense	538	543	1,076	1,085
Research and development expense	489	489	955	956
Amortization of intangibles	2	2	5	4
Special charges	(1)	(1)	6	6
(Gain) loss on sale of businesses and assets	(75)	(75)	(75)	(74)

Operating earnings (loss)	99	48	157	60
Other income (expense) — net	(14)	(5)	74	83
Interest expense
Long-term debt	(22)	(22)	(46)	(45)
Other	(6)	(6)	(14)	(14)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	57	15	171	84
Income tax benefit (expense)	(7)	(6)	2	4

	50	9	173	88
Minority interests — net of tax	(1)	(1)	(7)	(7)
Equity in net earnings (loss) of associated companies — net of tax	(1)	(1)	(2)	(2)

Net earnings (loss) from continuing operations	48	7	164	79
Net earnings from discontinued operations — net of tax	6	6	7	7

Net earnings (loss)	54	13	171	86
Dividends on preferred shares	7	7	16	16

Net earnings (loss) applicable to common shares	$47	$6	$155	$70

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2005		September 30, 2005

	As Previously		As Previously
	Reported	As Restated	Reported	As Restated

	(Millions of U.S. dollars)
Revenues	$2,655	$2,518	$8,046	$7,526
Cost of revenues	1,660	1,551	4,787	4,441

Gross profit	995	967	3,259	3,085
Selling, general and administrative expense	570	565	1,716	1,724
Research and development expense	445	438	1,390	1,392
Amortization of intangibles	6	7	10	11
Special charges	37	39	148	145
(Gain) loss on sale of businesses and assets	4	3	41	36

Operating earnings (loss)	(67)	(85)	(46)	(223)
Other income — net	67	52	175	184
Interest expense
Long-term debt	(32)	(32)	(91)	(91)
Other	(2)	(2)	(4)	(4)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(34)	(67)	34	(134)
Income tax benefit (expense)	(40)	(40)	(48)	(46)

	(74)	(107)	(14)	(180)
Minority interests — net of tax	(5)	(5)	(18)	(18)
Equity in net earnings (loss) of associated companies — net of tax	1	1	3	3

Net earnings (loss) from continuing operations	(78)	(111)	(29)	(195)
Net earnings from discontinued operations — net of tax	1	2	2	3

Net earnings (loss)	(77)	(109)	(27)	(192)
Dividends on preferred shares	9	9	28	28

Net earnings (loss) applicable to common shares	$(86)	$(118)	$(55)	$(220)

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2004		September 30, 2004

	As Previously		As Previously
	Reported	As Restated	Reported	As Restated

	(Millions of U.S. dollars)
Revenues	$2,179	$2,159	$7,213	$7,003
Cost of revenues	1,391	1,381	4,301	4,188

Gross profit	788	778	2,912	2,815
Selling, general and administrative expense	509	510	1,585	1,595
Research and development expense	497	493	1,452	1,449
Amortization of intangibles	2	2	7	6
Special charges	93	94	99	100
(Gain) loss on sale of businesses and assets	(39)	(39)	(114)	(113)

Operating earnings (loss)	(274)	(282)	(117)	(222)
Other income (expense) — net	44	13	118	96
Interest expense
Long-term debt	(22)	(23)	(68)	(68)
Other	(3)	(3)	(17)	(17)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(255)	(295)	(84)	(211)
Income tax benefit (expense)	30	30	32	34

	(225)	(265)	(52)	(177)
Minority interests — net of tax	2	2	(5)	(5)
Equity in net earnings (loss) of associated companies — net of tax	—	—	(2)	(2)

Net earnings (loss) from continuing operations	(223)	(263)	(59)	(184)
Net earnings from discontinued operations — net of tax	5	5	12	12

Net earnings (loss)	(218)	(258)	(47)	(172)
Dividends on preferred shares	8	8	24	24

Net earnings (loss) applicable to common shares	$(226)	$(266)	$(71)	$(196)

Consolidated Statements of Operations (unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2005(a)	December 31, 2004

		As Previously
		Reported(b)	As Restated

	(Millions of U.S. dollars)
Revenues	$2,997	$2,615	$2,513
Cost of revenues	1,815	1,434	1,372

Gross profit	1,182	1,181	1,141
Selling, general and administrative expense	677	539	523
Research and development expense	464	507	511
Amortization of intangibles	6	3	3
Special charges	25	81	81
(Gain) loss on sale of businesses and assets	11	16	22

Operating earnings (loss)	(1)	35	1
Other income (expense) — net	121	122	121
Interest expense
Long-term debt	(32)	(40)	(40)
Other	(2)	9	9

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	86	126	91
Income tax benefit (expense)	101	(3)	(4)

	187	123	87
Minority interests — net of tax	6	(8)	(8)
Equity in net earnings (loss) of associated companies — net of tax	1	2	2

Net earnings (loss) from continuing operations	194	117	81
Net earnings from discontinued operations — net of tax	(2)	37	37

Net earnings (loss)	192	154	118
Dividends on preferred shares	10	9	9

Net earnings (loss) applicable to common shares	$182	$145	$109

(a)	The fourth quarter ended December 31, 2005 had not been previously reported.

(b)	Previously reported in the Unaudited Quarterly Financial Data section of the 2004 Annual Report on Form 10-K.
See notes 3, 7 and 10 to the consolidated financial statements in this report for the impact of accounting changes, special charges and acquisitions, divestitures and closures, respectively, that affect the comparability of the selected financial data. Additionally, the following significant items were recorded in the fourth quarters of 2005 and 2004:

•	During the fourth quarter of 2005, Nortel recorded a tax benefit of approximately $140 related to the release of a liability attributed to the retroactive application of the APA.
•	During the fourth quarter of 2004, bad debt recoveries of $80, which related primarily to customer financing notes receivable that were restructured and subsequently sold for cash proceeds in the first quarter of 2005, were recorded as a reduction to SG&A expense. Other income (expense) included foreign exchange gains of $43 related to day-to-day transactional activities and a gain of $53 related to the restructured customer financing arrangement for which Nortel received cash proceeds in the fourth quarter of 2004.

Consolidated Balance Sheets (unaudited)

	March 31, 2005		June 30, 2005		September 30, 2005

	As Previously		As Previously		As Previously
	Reported	As Restated	Reported	As Restated	Reported	As Restated

	(Millions of U.S. dollars)
ASSETS
Current assets
Cash and cash equivalents	$3,390	$3,389	$2,979	$2,979	$2,920	$2,919
Restricted cash and cash equivalents	81	81	73	73	73	73
Accounts receivable — net	3,039	2,883	3,017	2,784	2,929	2,660
Inventories — net	1,316	1,975	1,315	2,077	1,232	1,932
Deferred income taxes — net	248	248	259	259	371	371
Other current assets	423	427	519	506	580	573

Total current assets	8,497	9,003	8,162	8,678	8,105	8,528
Investments	148	287	154	291	166	311
Plant and equipment (net of restated accumulated depreciation as of March 31, 2005 of $2,349; June 30, 2005 — $2,285; September 30, 2005 — $2,253)	1,591	1,582	1,577	1,572	1,571	1,568
Goodwill	2,080	2,080	2,342	2,342	2,339	2,339
Intangible assets — net	75	75	154	155	150	147
Deferred income taxes — net	3,706	3,707	3,632	3,636	3,606	3,610
Other assets	671	735	557	726	560	932

Total assets	$16,768	$17,469	$16,578	$17,400	$16,497	$17,435

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$980	$972	$1,142	$1,134	$981	$967
Payroll and benefit-related liabilities	459	457	591	596	534	534
Contractual liabilities	505	517	436	433	396	425
Restructuring liabilities	152	144	143	140	131	131
Other accrued liabilities	1,006	997	876	875	883	872
Deferred revenue and advanced billings	1,849	2,581	1,731	2,532	1,604	2,450
Long-term debt due within one year	1,290	1,289	1,449	1,442	1,455	1,452

Total current liabilities	6,241	6,957	6,368	7,152	5,984	6,831
Long-term debt	771	766	638	638	628	628
Deferred income taxes — net	143	143	150	150	226	226
Deferred revenue	506	787	492	817	625	992
Other liabilities	2,958	2,883	2,836	2,837	2,749	2,978

Total liabilities	10,619	11,536	10,484	11,594	10,212	11,655

Minority interests in subsidiary companies	93	89	100	96	105	101
Guarantees, commitments and contingencies (refer to notes 13, 14 and 21 of this report)

SHAREHOLDERS’ EQUITY
Preferred shares	536	536	536	536	536	536
Common shares	1,211	1,211	1,211	1,211	1,211	1,211
Additional paid-in capital	22,126	22,126	22,144	22,144	22,164	22,165
Accumulated deficit	(17,008)	(17,430)	(16,961)	(17,461)	(17,047)	(17,579)
Accumulated other comprehensive loss	(809)	(599)	(936)	(720)	(684)	(654)

Total shareholders’ equity	6,056	5,844	5,994	5,710	6,180	5,679

Total liabilities and shareholders’ equity	$16,768	$17,469	$16,578	$17,400	$16,497	$17,435

Condensed Consolidated Statements of Cash Flows (unaudited)

	2005

	Three Months Ended		Six Months Ended		Nine Months Ended
	March 31		June 30		September 30

	As		As		As
	Previously	As	Previously	As	Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated

	(Millions of U.S. dollars)
Net cash from (used in):
Operating activities of continuing operations	$(224)	$(225)	$(160)	$(154)	$(299)	$(293)

Investing activities of continuing operations
Expenditures for plant and equipment	(54)	(54)	(119)	(124)	(166)	(175)
Proceeds on disposals of plant and equipment	—	—	10	10	10	10
Restricted cash and cash equivalents	—	1	9	9	9	9
Acquisitions of investments and businesses — net	(2)	(2)	(448)	(448)	(449)	(449)
Proceeds on sale of investments and businesses	83	83	167	167	308	308

Investing activities of continuing operations	27	28	(381)	(386)	(288)	(297)

Financing activities of continuing operations
Dividends paid	(14)	(14)	(24)	(24)	(33)	(33)
Increase in notes payable	20	20	38	38	58	59
Decrease in notes payable	(26)	(26)	(46)	(46)	(64)	(64)
Proceeds from long-term debt	—	—	—	—	—	—
Repayments of long-term debt	—	—	—	—	—	—
Repayments of capital leases payable	(1)	(1)	(4)	(4)	(8)	(7)
Issuance of common shares	—	—	—	—	—	—

Financing activities of continuing operations	(21)	(21)	(36)	(36)	(47)	(45)

Effect of foreign exchange rate changes on cash and cash equivalents	(35)	(35)	(85)	(85)	(86)	(86)

Net cash from (used in) continuing operations	(253)	(253)	(662)	(661)	(720)	(721)
Net cash from (used in) operating activities of discontinued operations	36	36	34	34	33	34

Net decrease in cash and cash equivalents	(217)	(217)	(628)	(627)	(687)	(687)
Cash and cash equivalents at beginning of period	3,607	3,606	3,607	3,606	3,607	3,606

Cash and cash equivalents at end of period	$3,390	$3,389	$2,979	$2,979	$2,920	$2,919

Condensed Consolidated Statements of Cash Flows (unaudited)

	2004

	Three Months Ended		Six Months Ended		Nine Months Ended
	March 31		June 30		September 30

	As		As		As
	Previously	As	Previously	As	Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated

	(Millions of U.S. dollars)
Net cash from (used in):
Operating activities of continuing operations	$(308)	$(309)	$(220)	$(220)	$(431)	$(431)

Investing activities of continuing operations
Expenditures for plant and equipment	(43)	(43)	(102)	(102)	(194)	(194)
Proceeds on disposals of plant and equipment	5	5	10	10	10	10
Restricted cash and cash equivalents	—	1	10	10	(14)	(14)
Acquisitions of investments and businesses — net	(3)	(3)	(6)	(6)	(7)	(7)
Proceeds on sale of investments and businesses	55	55	132	132	143	143

Investing activities of continuing operations	14	15	44	44	(62)	(62)

Financing activities of continuing operations
Dividends paid	(9)	(9)	(16)	(16)	(24)	(24)
Increase in notes payable	10	11	41	52	54	65
Decrease in notes payable	(13)	(14)	(26)	(37)	(56)	(67)
Proceeds from long-term debt	—	—	—	—	—	—
Repayments of long-term debt	(97)	(97)	(98)	(98)	(107)	(107)
Repayments of capital leases payable	(3)	(3)	(8)	(8)	(5)	(5)

Financing activities of continuing operations	(112)	(112)	(107)	(107)	(138)	(138)

Effect of foreign exchange rate changes on cash and cash equivalents	13	13	(9)	(9)	(6)	(6)

Net cash from (used in) continuing operations	(393)	(393)	(292)	(292)	(637)	(637)
Net cash from (used in) operating activities of discontinued operations	(3)	(3)	11	11	16	16

Net decrease in cash and cash equivalents	(396)	(396)	(281)	(281)	(621)	(621)
Cash and cash equivalents at beginning of period	3,928	3,933	3,928	3,933	3,928	3,933

Cash and cash equivalents at end of period	$3,532	$3,537	$3,647	$3,652	$3,307	$3,312

Supplemental information (Millions of U.S. dollars) (unaudited)

(a)	Adjustments
The following tables summarize the revenue adjustments and other adjustments to net earnings (loss) (refer to note 4 of the accompanying consolidated financial statements for a description of the nature of the adjustments).

	2005			2004

	Three	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	September 30	March 31	June 30	September 30	December 31

Revenues — as previously reported	$2,536	$2,855	$2,655	$2,444	$2,590	$2,179	$2,615
Adjustments:
Application of SOP 81-1	82	(23)	(13)	(22)	(29)	(17)	(16)
Interaction between multiple revenue recognition accounting standards	(183)	(155)	(70)	(19)	(31)	(49)	(75)
Application of SAB 104 and SOP 97-2	(53)	(45)	(62)	(37)	(54)	42	11
Other revenue recognition adjustments	7	(13)	8	—	2	4	(22)

Revenues — as restated	$2,389	$2,619	$2,518	$2,366	$2,478	$2,159	$2,513

Net earnings (loss) — as previously reported	$(7)	$57	$(77)	$117	$54	$(218)	$154
Adjustments:
Application of SOP 81-1	9	(12)	(6)	(3)	(14)	(3)	(8)
Interaction between multiple revenue recognition accounting standards	(26)	(12)	(7)	(6)	(7)	(10)	(24)
Application of SAB 104 and SOP 97-2	(26)	(25)	(22)	(23)	(26)	2	(5)
Other revenue recognition adjustments	(3)	(50)	6	(9)	3	2	—
(Gain) loss on sale of businesses	(21)	25	—	(1)	—	—	(6)
Health and WelfareTrust	—	—	—	—	—	—	(1)
Foreign exchange(i)	2	11	(5)	—	6	(34)	(10)
Other	10	(15)	2	(2)	(3)	3	18

Net earnings (loss) — as restated	$(62)	$(21)	$(109)	$73	$13	$(258)	$118

	2005		2004

	Six	Nine	Six	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	June 30	September 30	June 30	September 30

Revenues — as previously reported	$5,391	$8,046	$5,034	$7,213
Adjustments:
Application of SOP 81-1	59	46	(51)	(68)
Interaction between multiple revenue recognition accounting standards	(338)	(408)	(50)	(99)
Application of SAB 104 and SOP 97-2	(98)	(160)	(91)	(49)
Other revenue recognition adjustments	(6)	2	2	6

Revenues — as restated	$5,008	$7,526	$4,844	$7,003

Net earnings (loss) — as previously reported	$50	$(27)	$171	$(47)
Adjustments:
Application of SOP 81-1	(3)	(9)	(17)	(20)
Interaction between multiple revenue recognition accounting standards	(38)	(45)	(13)	(23)
Application of SAB 104 and SOP 97-2	(51)	(73)	(49)	(47)
Other revenue recognition adjustments	(53)	(47)	(6)	(4)
(Gain) loss on sale of businesses	4	4	(1)	(1)
Foreign exchange(i)	13	8	6	(28)
Other	(5)	(3)	(5)	(2)

Net earnings (loss) — as restated	$(83)	$(192)	$86	$(172)

(i)	Includes the foreign exchange gains and losses resulting from the Third Restatement adjustments, and the correction of certain foreign exchange errors as described in note 4 of the accompanying consolidated financial statements.

Revenue Recognition adjustments:
As described in note 4, the impact of the Third Restatement adjustments that related to revenue recognition errors resulted in corrections to revenue previously recognized that should have been deferred to subsequent periods. The timing of the recognition of revenue is dependent on the satisfaction of various revenue recognition criteria as described in note 4 and therefore will result in quarterly fluctuations which may not reflect the annual trends.
In 2004, Nortel identified and corrected certain errors that related to revenue recognition. The cumulative adjustments were previously recorded in 2004, rather than restating prior periods, because they were not material either to 2004, or the prior period results as originally reported. As part of the Third Restatement, these adjustments have now been recorded in the appropriate periods as follows:

•	A cumulative correction previously recorded in the third quarter of 2004 has now been recorded primarily in 2003, and prior periods resulting in an increase to revenue of $80 in the third quarter of 2004. The adjustment was to correct for previously recognized revenue relating to past sales of Optical Networks equipment which we determined should have been deferred and recognized with the delivery of future contractual PCS and other services over the term of the PCS.
•	A cumulative correction in the fourth quarter of 2004 has now been recorded in the appropriate prior periods resulting in an increase to revenue of $40 in the fourth quarter of 2004. The adjustment was to correct for previously recognized revenue related to an EMEA contract which should have been deferred until the delivery of certain undelivered elements such as services.
Other Adjustments:
Nortel had previously recorded a foreign exchange gain in the third quarter of 2004 to correct a cumulative error from prior periods related to the functional currency designation of an entity in Brazil. As part of the Third Restatement, the impact of this adjustment has now been recorded in the appropriate prior periods, resulting in a decrease to other income in the third quarter of 2004 of $33.
Nortel had previously recorded a charge of $27 to (gain) loss on sale of businesses and assets in the second quarter of 2005 to correct a cumulative error related to capitalized legal and professional fees, real estate impairment costs and special termination benefits relating to its transaction with Flextronics. Nortel determined that these costs should have been expensed as incurred starting in 2004, and through the first quarter of 2005. As part of the Third Restatement, these adjustments have been recorded in the appropriate prior periods resulting in a decrease to the loss on sale of businesses and assets in the second quarter of 2005 of $27 and a corresponding increase of $20 and $7 in the first quarter of 2005 and fourth quarter of 2004, respectively.
In addition, during the first three quarters of 2005, Nortel recorded gains related to inventory transferred to Flextronics as a reduction of cost of revenues. These gains should have been included in the calculation of the (gain) loss on sale of businesses and assets and deferred accordingly. The correction of this error resulted in an increase in cost of revenues of $8, $21, and $10 for the first, second and third quarters of 2005, respectively.

(b)	Segments
The following tables sets forth information by segment:

	2005

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31		June 30		September 30

	As		As		As
	Previously	As	Previously	As	Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated

Revenues
Carrier Packet Networks	$664	$598	$743	$724	$754	$715
CDMA Networks	535	535	662	625	539	544
GSM and UMTS Networks	788	713	719	566	674	580
Enterprise Networks	547	542	730	703	685	677

Total reportable segments	2,534	2,388	2,854	2,618	2,652	2,516
Other	2	1	1	1	3	2

Total revenues	$2,536	$2,389	$2,855	$2,619	$2,655	$2,518

Management EBT
Carrier Packet Networks	$(30)	$(58)	$26	$7	$47	$28
CDMA Networks	168	155	203	172	137	139
GSM and UMTS Networks	53	51	27	(6)	(67)	(70)
Enterprise Networks	32	30	111	89	44	45

Total reportable segments	223	178	367	262	161	142
Other	(193)	(189)	(188)	(186)	(152)	(164)

Total Management EBT	30	(11)	179	76	9	(22)

Amortization of intangibles	(2)	(2)	(2)	(2)	(6)	(7)
Special charges	(21)	(14)	(90)	(92)	(37)	(39)
Gain (loss) on sale of businesses and assets	(1)	(22)	(36)	(11)	(4)	(3)
Income tax benefit (expense)	(15)	(15)	7	9	(40)	(40)

Net earnings (loss) from continuing operations	$(9)	$(64)	$58	$(20)	$(78)	$(111)

	2004

	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	March 31		June 30		September 30		December 31

	As		As		As
	Previously	As	Previously	As	Previously	As		As
	Reported	Restated	Reported	Restated	Reported	Restated	Previously(i)	Restated

Revenues
Carrier Packet Networks	$683	$650	$724	$698	$533	$584	$685	$657
CDMA Networks	569	568	567	566	511	493	616	589
GSM and UMTS Networks	656	614	711	641	543	510	665	646
Enterprise Networks	534	532	578	564	591	571	651	622

Total reportable segments	2,442	2,364	2,580	2,469	2,178	2,158	2,617	2,514
Other	2	2	10	9	1	1	(2)	(1)

Total revenues	$2,444	$2,366	$2,590	$2,478	$2,179	$2,159	$2,615	$2,513

Management EBT
Carrier Packet Networks	$(59)	$(85)	$(46)	$(61)	$(127)	$(121)	$(1)	$(27)
CDMA Networks	224	212	173	168	140	133	166	175
GSM and UMTS Networks	1	(15)	(9)	(32)	(179)	(182)	39	33
Enterprise Networks	25	26	31	24	48	39	99	81

Total reportable segments	191	138	149	99	(118)	(131)	303	262
Other	(74)	(66)	(168)	(160)	(79)	(105)	(83)	(71)

Total Management EBT	117	72	(19)	(61)	(197)	(236)	220	191

Amortization of intangibles	(3)	(2)	(2)	(2)	(2)	(2)	(3)	(3)
Special charges	(7)	(7)	1	1	(93)	(94)	(81)	(81)
Gain (loss) on sale of businesses and assets	—	(1)	75	75	39	39	(16)	(22)
Income tax benefit (expense)	9	10	(7)	(6)	30	30	(3)	(4)

Net earnings (loss) from continuing operations	$116	$72	$48	$7	$(223)	$(263)	$117	$81

(i)	During the first quarter of 2005, Nortel changed its reportable segments. The first three quarters of 2005 and the related 2004 comparatives had been previously reported under the new reportable segments. Nortel did not previously report financial data for the fourth quarter of 2004 reflecting its new reportable segments. The amounts for the three months ended December 31, 2004 have been reclassified to conform to the new reportable segments.

(c)	Other income — net

	2005

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31		June 30		September 30

	As		As		As
	Previously	As	Previously	As	Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated

Interest income	$14	$14	$14	$14	$15	$15
Gain (loss) on sale or write down of investments	(5)	(5)	21	21	—	—
Currency exchange gains (losses)	26	29	9	20	21	16
Other — net	12	17	17	22	31	21

Other income — net	$47	$55	$61	$77	$67	$52

	2004

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31		June 30		September 30

	As		As		As
	Previously	As	Previously	As	Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated

Interest income	$15	$15	$16	$16	$16	$16
Gain (loss) on sale or write down of investments	33	33	(1)	(1)	1	1
Currency exchange gains (losses)	1	—	(1)	3	55	21
Other — net	39	40	(28)	(23)	(28)	(25)

Other income — net	$88	$88	$(14)	$(5)	$44	$13

(d)	Accounts receivable — net:

	March 31, 2005		June 30, 2005		September 30, 2005

	As		As		As
	Previously	As	Previously	As	Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated

Trade receivables	$2,241	$2,238	$2,195	$2,188	$2,267	$2,263
Notes receivable	198	193	140	140	66	66
Contracts in process	707	559	785	559	692	427

	3,146	2,990	3,120	2,887	3,025	2,756
Less: provision for doubtful accounts	(107)	(107)	(103)	(103)	(96)	(96)

Accounts receivable — net	$3,039	$2,883	$3,017	$2,784	$2,929	$2,660

(e)	Inventories — net:

	March 31, 2005		June 30, 2005		September 30, 2005

	As		As		As
	Previously	As	Previously	As	Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated

Raw materials	$915	$914	$843	$840	$838	$832
Work in progress	64	64	69	68	45	48
Finished goods	1,003	1,136	1,042	1,133	988	797
Deferred costs	799	1,488	779	1,625	796	2,059

	2,781	3,602	2,733	3,666	2,667	3,736
Less: provision for inventory	(1,087)	(1,088)	(1,041)	(1,042)	(1,046)	(1,049)

Inventories — net	1,694	2,514	1,692	2,624	1,621	2,687
Less: long term deferred costs	(378)	(539)	(377)	(547)	(389)	(755)

Current inventories — net	$1,316	$1,975	$1,315	$2,077	$1,232	$1,932

(f)	Acquisitions
On June 3, 2005, NNI, a wholly owned subsidiary of Nortel, acquired PEC for approximately $449. The consolidated financial statements of Nortel include PEC’s operating results from the date of acquisition. The following unaudited pro-forma information presents a summary of the consolidated results of operations of Nortel and PEC as if the acquisition had occurred on January 1, 2004, with pro-forma adjustments to give effect to amortization of intangible assets and certain other adjustments:

	Six Months Ended		Nine Months Ended
	June 30,		September 30,

	2005	2004	2005	2004

Revenues	$5,117	$4,933	$7,635	$7,147
Net earnings (loss)	$(90)	$82	$(201)	$(164)

(g)	Reconciliation from U.S. GAAP to Canadian GAAP
The following is a reconciliation of the net earnings (loss) between U.S. GAAP and Canadian GAAP for the three months ended:

	2005			2004
	(As restated)			(As restated)
	Three Months Ended			Three Months Ended

	March 31	June 30	September 30	March 31	June 30	September 30

Net earnings (loss)
U.S. GAAP	$(62)	$(21)	$(109)	$73	$13	$(258)
Derivative accounting	(4)	(7)	(4)	22	—	—
Stock option expense	1	1	(11)	(8)	—	—
Other	2	(1)	5	7	2	8

Canadian GAAP	$(63)	$(28)	$(119)	$94	$15	$(250)

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
To the Shareholders and Board of Directors of Nortel Networks Limited
We have audited the consolidated financial statements of Nortel Networks Limited and its subsidiaries (“Nortel”) as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, management’s assessment of the effectiveness of Nortel’s internal control over financial reporting as of December 31, 2005, and the effectiveness of Nortel’s internal control over financial reporting as of December 31, 2005, and have issued our reports thereon dated April 28, 2006 (which report on the consolidated financial statements expressed an unqualified opinion, includes an explanatory paragraph relating to the restatement of the consolidated financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003, and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canadian-U.S. Reporting Differences referring to changes in accounting principles that have a material effect on the comparability of the financial statements; and which report on the effectiveness of Nortel’s internal control over financial reporting expressed an unqualified opinion on management’s assessment of the effectiveness of Nortel’s internal control over financial reporting and an adverse opinion on the effectiveness of Nortel’s internal control over financial reporting because of material weaknesses); such consolidated financial statements and reports are included elsewhere in this Form 10-K. Our audits also included the consolidated financial statement schedule of Nortel listed in Item 15. This consolidated financial statement schedule is the responsibility of Nortel’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Toronto, Canada
April 28, 2006

Schedule II
Consolidated
NORTEL NETWORKS LIMITED
Valuation and Qualifying Accounts and Reserves
Provision For Uncollectibles(a)

	Balance at	Charged to		Balance at
	Beginning of	Costs and		End of
	Year	Expenses	Deductions(b)	Year(c)

	U.S. GAAP
	(millions of U.S. dollars)
Year 2005	$175	$(9)	$(4)	$170
Year 2004	$483	$(178)	$130	$175
Year 2003	$1,282	$(188)	$611	$483

(a)	Excludes Discontinued Operations.
(b)	Includes acquisitions and disposals of subsidiaries and divisions and amounts written off, and foreign exchange translation adjustments.
(c)	Includes provisions for uncollectibles on long-term accounts receivable of $33, $65, and $297 as of December 31, 2005, 2004 and 2003, respectively.